As filed with the Securities and Exchange Commission on July 13, 2004
Registration No. 333-115781

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 2 to

Form S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Apogent Technologies Inc.

(Exact name of registrant as specified in its charter)

Wisconsin	3843	22-2849508
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. employer identification number)

30 Penhallow Street	Michael K. Bresson
Portsmouth, New Hampshire 03801	Executive Vice President – Administration,
(603) 433-6131	General Counsel and Secretary
(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)	Apogent Technologies Inc. 30 Penhallow Street Portsmouth, New Hampshire 03801 (603) 433-6131 (Name, address, including zip code, and telephone number, including area code, of agent for service)
Fisher Scientific International Inc.
(Exact name of registrant as specified in its charter)

Delaware	5049	02-0451017
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. employer identification number)

One Liberty Lane	Todd M. DuChene, Esq.
Hampton, New Hampshire 03842	Fisher Scientific International Inc.
(603) 926-5911	One Liberty Lane
(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)	Hampton, New Hampshire 03842 (603) 926-5911 (Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Bruce C. Davidson, Esq.	Ralph Arditi, Esq.	David B. Harms, Esq.
Joseph D. Masterson, Esq.	Richard B. Aftanas, Esq.	Eric M. Krautheimer, Esq.
Quarles & Brady LLP	Skadden, Arps, Slate, Meagher & Flom LLP	Sullivan & Cromwell LLP
411 East Wisconsin Avenue	Four Times Square	125 Broad Street
Milwaukee, Wisconsin 53202	New York, New York 10036	New York, New York 10004
(414) 277-5000	(212) 735-3000	(212) 558-4000

      Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this registration statement.

       If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:   ☐

       If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:   ☐

       If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:   ☐

       The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a) may determine.

The information contained in this prospectus may change. We may not complete the exchange offer and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer is not permitted.

Subject to Completion. Dated July 13, 2004.

Apogent Technologies Inc.

Offer to Exchange

Floating Rate Senior Convertible Contingent Debt SecuritiesSM* (CODESSM*) due
2033 for Floating Rate Convertible Senior Debentures due 2033
and
Solicitation of Consents
to the Proposed Amendment to the Registration Rights Agreement relating to the
Floating Rate Senior Convertible Contingent Debt Securities due 2033

       The Expiration Time of the Exchange Offer and Consent Solicitation is 5:00 p.m.,

New York City Time on August 2, 2004, unless extended.

Terms of the Exchange Offer:

•	Apogent Technologies Inc., or Apogent, will issue up to $345,000,000 aggregate principal amount of Floating Rate Convertible Senior Debentures due 2033, or the New Floating Rate Debentures, in exchange for any and all outstanding Floating Rate Senior Convertible Contingent Debt Securities due 2033, or the Old Floating Rate CODES, that are validly tendered and not withdrawn prior to the consummation of the exchange offer.

•	The exchange offer is subject to the consummation of the merger, pursuant to which Fisher Scientific International Inc., or Fisher, will acquire Apogent, and Apogent will become a wholly owned subsidiary of Fisher.

•	If you tender your Old Floating Rate CODES for exchange, you will, by the act of tendering, be consenting to the proposed amendment described under “Terms of Consent Solicitation.”

•	If the exchange offer is consummated, holders who tender their Old Floating Rate CODES and do not withdraw them prior to the consummation of the exchange offer will receive an exchange fee in cash in an amount equal to 0.50% of the principal amount of the Old Floating Rate CODES tendered and a consent fee described under “Terms of Consent Solicitation.”

•	The exchange offer is the initial public offering of the New Floating Rate Debentures. There is no existing market for the New Floating Rate Debentures to be issued, and Apogent does not intend to apply for their listing on any securities exchange or their inclusion in the Nasdaq Stock Market.

The terms of the New Floating Rate Debentures are substantially similar to the Old Floating Rate CODES, except in the following ways:

•	After the proposed merger, the New Floating Rate Debentures will be convertible into Fisher common stock, or, at the election of Apogent, cash or a combination of cash and Fisher common stock.

•	The credit rating trigger of the conversion right of the New Floating Rate Debentures will be the assignment of a credit rating by either Moody’s or Standard & Poor’s below “B3” or “B-,” respectively.

•	Upon the earlier of (1) the date that Apogent’s Exchange Act reporting obligations are terminated or suspended, which is expected to occur shortly after September 30, 2004, or (2) February 23, 2010, which is 20 days prior to the first date that Apogent will have the right to redeem any or all of the New Floating Rate Debentures, Fisher will guarantee Apogent’s obligations under the New Floating Rate Debentures, but it does not intend to guarantee the Old Floating Rate CODES.

•	The New Floating Rate Debentures may be convertible into Fisher common stock that is freely transferable under the securities laws only after Fisher guarantees the New Floating Rate Debentures, but the Old Floating Rate CODES will not be convertible into Fisher common stock that is freely transferable at any time unless an exemption from registration under the Securities Act of 1933 is otherwise available.

•	The New Floating Rate Debentures will be convertible for the five-business-day period following any five-consecutive- trading-day period in which the average of the trading prices for the New Floating Rate Debentures, as determined following a request by a holder to make a determination, for that five-trading-day period was less than 97% of the average conversion value for the New Floating Rate Debentures during that period, subject to certain conditions.

•	The New Floating Rate Debentures will not be eligible for trading in the PORTAL market.

Terms of Consent Solicitation:

•	Apogent is seeking your consent to a proposed amendment to terminate the registration rights agreement relating to the Old Floating Rate CODES in order to terminate Apogent’s obligations to register the Old Floating Rate CODES and the common stock issuable upon conversion of the Old Floating Rate CODES for resale under the Securities Act.

•	You must tender your Old Floating Rate CODES in exchange for New Floating Rate Debentures in order to consent to the proposed amendment.

•	If the exchange offer is consummated, holders who tender their Old Floating Rate CODES and do not withdraw them prior to the consummation of the exchange offer will receive a consent fee in cash in an amount equal to 0.60% of the principal amount of the Old Floating Rate CODES tendered.

       If Apogent does not receive the requisite consents to the proposed amendment, it would be obligated to pay additional amounts to holders that do not tender their Old Floating Rate CODES from the occurrence of the registration default under the registration rights agreement until such time as the registration default is cured, but would not be obligated to pay additional amounts to holders that do tender their Old Floating Rate CODES from the date of issuance of the New Floating Rate Debentures.

       If you have previously validly tendered your Old Floating Rate CODES, then you are not required to take any further action to receive the New Floating Rate Debentures. If you have previously validly tendered your Old Floating Rate CODES, then you may withdraw any Old Floating Rate CODES so tendered at any time prior to the consummation of the exchange offer.

       See “Risk Factors” beginning on page 28 to read about factors you should consider before tendering your Old Floating Rate CODES for exchange.

       Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

*	“Convertible Contingent Debt Securities” and “CODES” are service marks of Lehman Brothers Inc.

       The dealer-manager for the exchange offer and consent solicitation is:

Goldman, Sachs & Co.

Prospectus dated                               , 2004.

       You should rely only on the information contained in this document or that Apogent Technologies Inc. and Fisher Scientific International Inc. have referred you to. Apogent Technologies Inc. and Fisher Scientific International Inc. have not authorized anyone to provide you with information that is different. This prospectus is not an offer to sell, or a solicitation of an offer to buy, any of the New Floating Rate Debentures to any person or by anyone in any jurisdiction where it is unlawful. Neither the delivery of this prospectus nor any sale using the prospectus shall, under any circumstances, create any implication that the information contained in this document or that we have referred you to is correct after the date hereof or that there has been no change in our affairs since the date hereof.

       This prospectus incorporates important business and financial information about Fisher and Apogent from other documents that are not included in or delivered with this prospectus. This information is available to you without charge upon your request. You can obtain the documents incorporated by reference in this prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

Fisher Scientific International Inc.	Apogent Technologies Inc.
One Liberty Lane	30 Penhallow Street
Hampton, New Hampshire 03842	Portsmouth, New Hampshire 03801
(603) 926-5911	(603) 433-6131
Attn: Investor Relations	Attn: Investor Relations

       Investors may also consult Fisher’s or Apogent’s website for more information concerning the exchange offer and consent solicitation described in this prospectus. Fisher’s website is www.fisherscientific.com. Apogent’s website is www.apogent.com. Information included on either website is not incorporated by reference in this prospectus.

       IN ORDER FOR YOU TO RECEIVE TIMELY DELIVERY OF THE DOCUMENTS BEFORE THE EXPIRATION TIME OF THE EXCHANGE OFFER AND CONSENT SOLICITATION, FISHER OR APOGENT, AS APPLICABLE, SHOULD RECEIVE YOUR REQUEST NO LATER THAN JULY 26, 2004.

i

PROSPECTUS SUMMARY

       This summary highlights material information from this prospectus, but it may not contain all of the information that is important to you. You should read this summary together with the entire prospectus, especially “Risk Factors” beginning on page 28.

       Unless the context otherwise requires, all references to “Apogent” refers to Apogent Technologies Inc., the issuer of the New Floating Rate Debentures being offered pursuant to this prospectus, and its consolidated subsidiaries. Apogent’s fiscal year ends on September 30.

       Unless the context otherwise requires, all references to “Fisher” refers to Fisher Scientific International Inc., the company whose common stock will be issuable upon conversion of the New Floating Rate Debentures and, under certain circumstances, the guarantor of the New Floating Rate Debentures being offered pursuant to this prospectus, including its consolidated subsidiaries.

About Apogent

       Apogent Technologies Inc., or Apogent, is a leading developer and manufacturer of products for the clinical and research industries. Apogent’s customers include distributors, pharmaceutical and biotechnology companies, clinical, academic, research and industrial laboratories, original equipment manufacturers and others.

       Apogent has approximately 7,400 employees in over 120 facilities worldwide, of which approximately 5,000 are located in the United States. Approximately 70% of Apogent’s consolidated net sales for the twelve months ended March 31, 2004 was generated from sales transactions with customers within the U.S., and the remainder was generated internationally, mostly from Europe.

       Apogent is organized into two business segments, the Research Group and the Clinical Group. The Research Group manufactures, distributes, and sells products primarily to the research and clinical life sciences industries, and it accounted for approximately 54% of Apogent’s net sales for the twelve months ended March 31, 2004. The Clinical Group manufactures and sells products primarily to clinical and commercial laboratories and to scientific research and industrial customers. It accounted for approximately 46% of Apogent’s net sales for the twelve months ended March 31, 2004.

       Apogent’s principal executive offices are located at 30 Penhallow Street, Portsmouth, New Hampshire 03801 and its main telephone number is (603) 433-6131.

About Fisher

       Fisher Scientific International Inc., or Fisher, is a leading provider of products and services to the global scientific research and U.S. clinical laboratory markets. Fisher’s customers include pharmaceutical and biotechnology companies, colleges and universities, medical research institutions, hospitals and reference laboratories, and quality control, process control and research and development laboratories.

       Fisher has approximately 10,200 employees worldwide, of which approximately 7,600 are located in the United States. Fisher offers more than 600,000 products and services to over 350,000 customers located in approximately 145 countries. Fisher offers both proprietary products and products that it sources from more than 6,000 vendors. Fisher’s proprietary products consist of Fisher branded products and products for which it serves as an exclusive distributor. Currently, approximately 50% of Fisher’s revenues are generated from the sale of higher margin proprietary products. Fisher anticipates that, as a result of the proposed merger of Fisher and Apogent, this percentage will increase to approximately 60% of 2004 revenues. Currently, Fisher generates approximately 80% of its revenues from the sale of consumable products. Fisher delivers its goods and provides its services to its customers through an integrated, global logistics network.

       Fisher is organized into three reportable segments: Scientific Products and Services, Healthcare Products and Services and Laboratory Workstations. The Scientific Products and Services segment, which represents approximately 70% of Fisher’s total sales, manufactures, distributes and provides products and services to scientific research institutions, including pharmaceutical and bioresearch companies, colleges and universities and medical research institutions. The Healthcare Products and Services segment, which accounts for approximately 25% of Fisher’s total sales, manufactures and distributes, among other things, a wide array of products primarily to hospitals, laboratories and physician’s offices. The Laboratory Workstations segment accounts for approximately 5% of Fisher’s total sales and primarily manufactures and sells laboratory workstations and fume hoods primarily to the scientific research market.

       Fisher’s principal executive offices are located at One Liberty Lane, Hampton, New Hampshire 03842 and its main telephone number is (603) 926-5911.

The Merger

       The board of directors of Fisher and the board of directors of Apogent have agreed to a strategic combination of the two companies under the terms of the agreement and plan of merger, dated as of March 17, 2004 and amended as of April 16, 2004, or the merger agreement. Upon completion of the proposed merger, Fisher will acquire Apogent, and Apogent will become a direct, wholly owned subsidiary of Fisher. The board of directors of Fisher will be expanded to consist of 10 members, which will include the existing board of directors of Fisher (except for Anthony J. DiNovi) and four members proposed by Apogent. Upon consummation of the proposed merger, the board of directors of Apogent will consist of individuals to be selected by Fisher. The boards of directors of Fisher and Apogent are proposing the combination because they believe it will provide substantial benefits to the stockholders of both companies.

       If the proposed merger is completed, Apogent stockholders will receive 0.56 shares of Fisher common stock for each share of Apogent common stock, plus cash in lieu of fractional shares. Fisher stockholders will continue to own their existing Fisher shares. Upon completion of the proposed merger, Fisher stockholders will own approximately 56% of the combined company and former Apogent stockholders will own approximately 44% of the combined company, in each case, on a fully diluted basis as of May 20, 2004.

       It is estimated that Fisher will issue approximately 50.3 million shares of Fisher common stock in the merger and reserve an additional approximately 6.7 million shares of Fisher common stock for future issuances upon the exercise of outstanding options to purchase Apogent common stock.

       The issuance of Fisher common stock to Apogent stockholders, which is necessary to effect the proposed merger, requires approval by a majority of votes cast on the proposal by Fisher stockholders at its reconvened annual meeting of stockholders, expected to be held on August 2, 2004, provided that the total vote cast represents over 50% in interest of all Fisher securities entitled to vote thereon.

       At its reconvened special meeting of Apogent stockholders which is expected to be held on August 2, 2004, Apogent stockholders will be asked to vote on the approval and adoption of the merger agreement and the proposed merger. In order to complete the proposed merger, a majority of all the votes entitled to be cast on the proposal by Apogent stockholders must vote to approve and adopt the merger agreement and the merger.

       The proposed merger was originally scheduled to close on or about July 1, 2004. On June 23, 2004, both Apogent and Fisher announced that the closing of the merger would be delayed in order to give Fisher and Apogent the time necessary to complete a review after Apogent announced that its Molecular BioProducts, Inc. subsidiary may have improperly recognized, from a timing perspective, between $200,000 and $600,000 of revenue during the quarter ended March 31, 2004.

       Apogent, its advisor and Fisher have now completed their respective reviews of the matter. Based on the results of this review process, both Apogent and Fisher believe that the matter is not material to Apogent and are prepared to proceed with their respective stockholder votes relating to the merger. Each of the Apogent and Fisher boards of directors continues to believe that the merger agreement and the merger are advisable and fair to, and in the best interests of, Apogent and its stockholders and Fisher and its stockholders, respectively. It is anticipated that the merger will occur promptly after the reconvened Apogent and Fisher stockholder meetings.

Conditions to Completion of the Merger

       The obligations of Apogent and Fisher to complete the proposed merger are subject to the satisfaction of the following conditions:

•	the approval and adoption of the proposed merger agreement by Apogent stockholders;

•	the approval of the issuance of Fisher common stock in the proposed merger by Fisher stockholders;

•	the termination or expiration of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the receipt of certain competition-related approvals by French, German and other government authorities;

•	the absence of any judgment, order, decree, statute, or other legal constraint prohibiting consummation of the merger;

•	the SEC having declared effective the registration statement including the joint proxy statement/prospectus relating to the proposed merger, or the merger proxy statement/prospectus; and

•	the authorization for listing by the NYSE of the Fisher common stock issuable to Apogent stockholders in the merger.

       In addition, each of Apogent’s and Fisher’s obligation to effect the proposed merger is subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties of the other party being true and correct as required by the merger agreement;

•	the other party having performed or complied with, in all material respects, all obligations required to be performed or complied with by it under the merger agreement;

•	the other party and its respective subsidiaries, taken as a whole, not having suffered from any change or effect that has, or is reasonably expected to have, a material adverse effect on such party, as defined in the merger agreement;

•	the receipt of an officer’s certificate executed by each of the other party’s chief executive officer and chief financial officer stating that the three preceding conditions have been satisfied; and

•	the receipt of an opinion of counsel to the effect that the merger will qualify as a “reorganization” under the Internal Revenue Code of 1986, as amended, or the Code.

Termination of the Merger Agreement

       Fisher and Apogent can jointly agree to terminate the merger agreement at any given time. Either company may also terminate the merger agreement if the proposed merger is not completed by September 30, 2004 or under other circumstances described in the merger agreement which has been filed as an exhibit to the registration statement of which this prospectus is a part.

Consequences of Merger Not Being Approved

       If either the Fisher or the Apogent stockholders fail to approve the proposals required to effect the proposed merger at their respective meeting, or if the proposed merger is otherwise not completed, the ongoing businesses of each of Fisher and Apogent may suffer. Under specified circumstances, either Fisher or Apogent may be required to pay a termination fee to the other party. Additionally, both parties will have incurred costs associated with the merger without realizing the benefits of having the proposed merger completed.

       If the proposed merger is not consummated, Apogent does not intend to consummate this exchange offer or seek consent to amend the registration rights agreement relating to the Old Floating Rate CODES. If the merger is not consummated, the Old Floating Rate CODES will remain convertible into Apogent common stock and Apogent would seek to cause the resale registration statement relating to the Old Floating Rate CODES to be declared effective by the SEC.

Regulatory Approvals Required for the Proposed Merger

       U.S. Antitrust Laws. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which is referred to as the HSR Act, and its associated rules, the proposed merger may not be completed until notifications have been given and certain information and materials have been furnished to and reviewed by the Antitrust Division of the U.S. Department of Justice and the Federal Trade Commission and the required waiting period has expired or been terminated. Fisher and Apogent filed the required notification and report forms under the HSR Act with the Federal Trade Commission and the Department of Justice on April 20, 2004. The waiting period expired at 11:59 pm on May 20, 2004. The expiration of the waiting period means that the Federal Trade Commission has closed its investigation of the proposed merger and the requirements of the HSR Act have been satisfied. It remains possible that state antitrust authorities and private parties in certain circumstances might bring legal actions under the antitrust laws seeking to enjoin the merger or seeking conditions to the completion of the merger.

       Other Jurisdictions. In addition to filings under the HSR Act, a competition-related filing with the applicable government authority in Germany was made on May 3, 2004, and clearance from the German authority was obtained on May 27, 2004. In France, the applicable government authority has confirmed that the proposed merger is not notifiable under French merger control law.

Purpose of the Exchange Offer and

Description of the Refinancing Transactions

Old Floating Rate CODES Exchange Offer

       In conjunction with the proposed merger, Apogent is conducting this exchange offer and the simultaneous exchange offer described below in order to align the conversion terms of Apogent’s convertible debt with Fisher’s currently outstanding convertible debt. Apogent is hereby offering to exchange all of the outstanding Old Floating Rate CODES for the New Floating Rate Debentures. You should read the discussion under the headings “The Exchange Offer” and “Description of the New Floating Rate Debentures” for further information regarding the New Floating Rate Debentures to be issued in the exchange offer. The Old Floating Rate CODES were issued by Apogent in December 2003 in transactions that were exempt from the registration requirements of the Securities Act. Apogent currently has outstanding Old Floating Rate CODES in the aggregate principal amount of $345 million. As further described below, Apogent is also seeking your consent to a proposed amendment to the registration rights agreement relating to the Old Floating Rate CODES to terminate that agreement. If the proposed merger is consummated, Apogent expects to consummate the exchange offer even if the requisite consents to amend the registration rights agreement are not received. Apogent will be required to pay additional amounts to the holders of Old Floating Rate CODES, whether or not they tender their Old Floating Rate CODES in the exchange offer, that accrue from June 15, 2004 to and including the date preceding consummation of the exchange offer and consent solicitation regardless of whether the requisite consents to amend the registration rights agreement are received. If Apogent does not receive the requisite consents to the proposed amendment, it would continue to pay additional amounts to holders that do not tender their Old Floating Rate CODES from the date of the issuance of the New Floating Rate Debentures until such time as the registration default is cured.

Old 2.25% CODES Exchange Offer and 6 1/2% Senior Subordinated Notes Cash Tender Offer

       Concurrently with the exchange offer and consent solicitation relating to the Old Floating Rate CODES, Apogent is conducting an exchange offer to acquire any and all of its outstanding 2.25% Senior Convertible Contingent Debt Securities due 2021, or the Old 2.25% CODES, in exchange for a like principal amount of New 2.25% Convertible Senior Debentures due 2021, or the New 2.25% Debentures. Apogent currently has outstanding Old 2.25% CODES in the aggregate principal amount of $300 million. Concurrently with the two exchange offers, Apogent is conducting a cash tender offer for any and of all of its outstanding $250,000,000 aggregate principal amount of 6 1/2% senior subordinated notes due 2013, or the 6 1/2% senior subordinated notes, in order to reduce the overall amount of outstanding indebtedness of Apogent, and a concurrent consent solicitation to amend the indenture for the 6 1/2% senior subordinated notes in order to eliminate most of the restrictive covenants in that indenture. The tender offer and consent solicitation relating to Apogent’s 6 1/2% senior subordinated notes is currently scheduled to expire at 5:00 pm on August 2, 2004. Apogent cannot assure you that the requisite consents to amend the indenture relating to the 6 1/2% senior subordinated notes will be obtained or that the 6 1/2% senior subordinated notes tender offer will be consummated.

Termination of Apogent’s Existing Credit Agreement

       Fisher is currently negotiating with various institutional lenders the terms of a new multi-year credit facility that will provide both a term and revolving facility. Fisher expects to enter into this new credit facility prior to, or contemporaneously with, the consummation of the merger. Fisher intends to use a portion of the proceeds of its new credit facility to repay its existing credit facility and Apogent’s existing credit agreement, dated as of July 29, 2003, among Apogent, as borrower, certain subsidiaries of Apogent, as co-borrowers, and other subsidiaries of Apogent, as subsidiary guarantors, and JPMorgan Chase Bank, as administrative agent. Each of the Apogent subsidiaries that guarantee Apogent’s obligations under the Old Floating Rate CODES as of the date of this prospectus, or the current Old Floating Rate CODES subsidiary guarantors, are also co-borrowers or subsidiary guarantors under Apogent’s existing credit agreement. Pursuant to the terms of the Old Floating Rate CODES and the New Floating Rate Debentures, any current Old Floating Rate CODES subsidiary guarantor will be released from its obligation as a subsidiary guarantor of the Old Floating Rate CODES, and its proposed subsidiary guarantee of the New Floating Rate Debentures, when it is released from its obligations under Apogent’s existing credit agreement. Each of the current Old Floating Rate CODES subsidiary guarantors will be released from its obligations under Apogent’s existing credit agreement upon its termination which is expected to occur contemporaneously with the consummation of the proposed merger and none of them will become co-borrowers or guarantors under Fisher’s new credit facility. As a result, each of the current Old Floating Rate CODES subsidiary guarantors will be released from its subsidiary guarantee under the Old Floating Rate CODES shortly before the consummation of the exchange offer, and they will not provide a guarantee of the New Floating Rate Debentures as of the date of issuance of the New Floating Rate Debentures. Since the current Apogent subsidiary guarantors of the Old Floating Rate CODES will not guarantee the Old Floating Rate CODES after the termination of Apogent’s existing credit agreement or the New Floating Rate Debentures as of the date of their original issuance, the holders of Old Floating Rate CODES and holders of New Floating Rate Debentures will only have recourse to the assets of Apogent, but not any of Apogent’s direct or indirect subsidiaries.

Refinancing Transactions Conditions

       The exchange offer and consent solicitation relating to the Old Floating Rate CODES, the exchange offer for the Old 2.25% CODES, the cash tender offer and consent solicitation relating to the 6 1/2% senior subordinated notes and the termination of Apogent’s existing credit agreement are referred to collectively as the refinancing transactions. Each of the refinancing transactions is conditioned upon the consummation of the proposed merger. However, the exchange offer and consent solicitation relating to the Old Floating Rate CODES pursuant to this prospectus are not conditioned on the consummation of any of the other refinancing transactions.

Future Fisher Guarantee

       In connection with the proposed merger and the refinancing transactions, Apogent intends to take steps to terminate its periodic and other reporting obligations under the Exchange Act shortly after the end of Apogent’s fiscal year ending as of September 30, 2004. Upon the earlier of (1) the date that Apogent’s Exchange Act reporting obligations are terminated or suspended, which is expected to occur shortly after September 30, 2004, or (2) February 23, 2010, which is 20 days prior to the first date that Apogent will have the right to redeem any or all of the New Floating Rate Debentures, Fisher will guarantee Apogent’s obligations under the New Floating Rate Debentures. Until such time as Fisher guarantees the obligations of Apogent under the New Floating Rate Debentures, any Fisher common stock issued upon the conversion of New Floating Rate Debentures would not be freely transferable under the securities laws and the holders of New Floating Rate Debentures will not have recourse to the assets of Fisher or its subsidiaries, other than Apogent, for the satisfaction of Apogent’s payment obligations under the New Floating Rate Debentures. After such time as Apogent’s Exchange Act reporting obligations are terminated or suspended and Fisher guarantees the New Floating Rate Debentures, holders of Old Floating Rate CODES and New Floating Rate Debentures will have access to the historical financial information of Fisher and its consolidated subsidiaries, which will include Apogent after the proposed merger, contained in Fisher’s Exchange Act filings. Fisher does not intend to guarantee the Old Floating Rate CODES. After the Fisher guarantee of the New Floating Rate Debentures is in effect, holders of New Floating Rate Debentures will have recourse to the assets of Fisher, but not any of its direct or indirect subsidiaries, other than Apogent.

Purpose of Consent Solicitation

       Concurrently with the exchange offer for the Old Floating Rate CODES, Apogent is also conducting a consent solicitation to amend the registration rights agreement, dated December 17, 2003, among Apogent, the subsidiary guarantors of the Old Floating Rate CODES and the initial purchasers of the Old Floating Rate CODES in order to terminate the agreement. Pursuant to the registration rights agreement, Apogent was required to file by March 16, 2004 and cause to be declared effective by June 14, 2004 a registration statement under the Securities Act for the resale of the Old Floating Rate CODES and the common stock issuable upon conversion of the Old Floating Rate CODES, or the resale registration statement. Apogent is also required to maintain the effectiveness of the resale registration statement for a period, generally, of two years from the date of issuance of the Old Floating Rate CODES.

       In accordance with the registration rights agreement, Apogent filed a resale registration statement on February 4, 2004. Since that resale registration statement was not declared effective by the SEC by June 14, 2004, a registration default under the registration rights agreement occurred and Apogent is required to pay additional amounts to each holder of the Old Floating Rate CODES equal to (x) 0.25% per annum of the principal amount of the Old Floating Rate CODES with respect to the first 90-day period during which the registration default has occurred and is continuing, and (y) equal to 0.50% per annum of the principal amount of the Old Floating Rate CODES with respect to the period commencing on the 91st day following each day thereafter (if any) during which the registration default is continuing; provided that in no event will additional amounts accrue at a rate per annum exceeding 0.50% of the principal amount of the Old Floating Rate CODES or at all upon the expiration of the term of the agreement which is generally two years from the last date of issuance of the Old Floating Rate CODES.

       Apogent is seeking your consent to amend the registration rights agreement to terminate that agreement and, thereby, terminate its obligations to cause the resale registration statement to be declared effective by the SEC and maintain its effectiveness for the time required under the registration rights agreement. If the exchange offer is consummated and requisite consents to the proposed amendment are received prior to the expiration time, Apogent intends to execute the proposed amendment promptly following the expiration time and prior to accepting all Old Floating Rate CODES that are validly tendered and not withdrawn. However, the amendment would not become effective until the consummation of the exchange offer and the payment of the consent and exchange fees to the tendering holders of the Old Floating Rate CODES, currently scheduled to occur promptly after August 2, 2004, unless Apogent extends the expiration time of the exchange offer and consent solicitation. Since the proposed amendment will not be effective until after a registration default has already occurred under the registration rights agreement, Apogent will be required to pay additional amounts to the holders of Old Floating Rate CODES, whether or not they tender their Old Floating Rate CODES in the exchange offer, that would accrue from June 15, 2004 to, but excluding the effective date of the proposed amendment, at which time additional amounts will cease to accrue because Apogent would have no further obligations under the registration rights agreement. If the exchange offer and consent solicitation expire on August 2, 2004, the currently scheduled expiration time of the exchange offer and consent solicitation, Apogent would be required to pay holders of Old Floating Rate CODES a total of approximately $117,396 of additional amounts that will have accrued on the Old Floating Rate CODES, which is equal to approximately $0.34 per $1,000 principal amount of Old Floating Rate CODES. If Apogent does not receive the requisite consents to the proposed amendment, it would continue to pay additional amounts to holders that do not tender their Old Floating Rate CODES from the date of the issuance of the New Floating Rate Debentures until such time as the registration default is cured.

Summary Terms of the Exchange Offer and Consent Solicitation

Securities Offered	Up to $345,000,000 aggregate principal amount of Floating Rate Convertible Senior Debentures due December 15, 2033, together with the shares of common stock of Fisher into which the New Floating Rate Debentures may be converted under certain circumstances.

The Exchange Offer	Apogent is offering the New Floating Rate Debentures in exchange for a like principal amount of the Old Floating Rate CODES. You may tender your Old Floating Rate CODES for exchange by following the procedures described in the section of this prospectus entitled “The Exchange Offer.” If you tender your Old Floating Rate CODES you will, by the act of tendering, be consenting to the proposed amendment to the registration rights agreement described under “The Consent Solicitation.” You may not withhold your consent to the proposed amendment if you tender your Old Floating Rate CODES in the exchange offer. If you have previously validly tendered your Old Floating Rate CODES, then you are not required to take any further action to receive the New Floating Rate Debentures. If you have previously validly tendered your Old Floating Rate CODES, then you may withdraw any Old Floating Rate CODES so tendered at any time prior to the consummation of the exchange offer and consent solicitation.

Upon issuance of the New Floating Rate Debentures at the consummation of the exchange offer, which shall occur promptly after the expiration time, Apogent will pay tendering holders of Old Floating Rate CODES any and all accrued but unpaid interest on the Old Floating Rate CODES to, but excluding the date of issuance of the New Floating Rate Debentures, including any additional amounts that have accrued since June 15, 2004 due to the occurrence of the registration default under the registration rights agreement. If the exchange offer expires on August 2, 2004 and the New Floating Rate Debentures are issued the following day, Apogent will pay tendering holders approximately $0.34 of additional amounts per $1,000 principal amount of Old Floating Rate CODES tendered due to the occurrence of the registration default on June 15, 2004 and its continuance through August 2, 2004.

Conditions of the Exchange Offer	The exchange offer is subject to the registration statement covering the New Floating Rate Debentures and any post-effective amendment thereto being declared effective under the Securities Act of 1933. The exchange offer is not being made to, and Apogent will not accept tenders of Old Floating Rate CODES from, holders of Old Floating Rate CODES in any jurisdiction in which the exchange offer, or the acceptance of the exchange offer, would not be in compliance with the securities or “blue sky” laws of that jurisdiction. Apogent expects that in every US jurisdiction the exchange offer will be registered upon effectiveness of the registration statement, exempt from registration or subject to a letter from the state securities administrator agreeing to take no action if Apogent does not register the New Floating Rate Debentures.

The exchange offer is also subject to the following conditions, each of which Apogent may waive in its sole discretion prior to the expiration time:

• the consummation of the proposed merger;

• the threat, institution or pending of any action or proceeding by, or any order issued by, any court or governmental agency restraining, or resulting in a material delay in, Apogent’s ability to consummate the exchange offer and consent solicitation;

• any law being sought, enacted or deemed applicable to the exchange offer and consent solicitation by any governmental authority or any action being taken by any governmental authority that in Apogent’s reasonable judgment will or will be reasonably likely to result in any of the consequences described in the bullet point above;

• the occurrence of any general suspension of, or limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market, limitation by a governmental agency which may adversely affect Apogent’s ability to complete the transactions contemplated by the exchange offer and consent solicitation, banking moratorium or material banking limitations;

• the commencement of war or similar international calamity involving the United States, or a material worsening of any of the foregoing events in the case of any such events that existed at the time of commencement of the exchange offer and consent solicitation; or

• any change that has or is reasonably likely to have a material adverse effect on Apogent or Fisher’s business or with respect to the Old Floating Rate CODES or the New Floating Rate Debentures.

Exchange and Consent Fees	Subject to the consummation of the exchange offer, if you validly tender your Old Floating Rate CODES and consent to the proposed amendment to the registration rights agreement thereby, and do not withdraw your tender and consent prior to the consummation of the exchange offer, you will receive an exchange fee equal to 0.50% of the principal amount of the Old Floating Rate CODES tendered, and a consent fee equal to 0.60% of the principal amount of Old Floating Rate CODES tendered. This consent fee approximates the present value of the maximum additional amounts that may be payable to holders that do not tender their Old Floating Rate

CODES in the exchange offer. The exchange and consent fees will be paid from available cash.

See “The Exchange Offer — Procedures for Tendering Outstanding Old Floating Rate CODES and Delivering Consents.” If your Old Floating Rate CODES are not received prior to the expiration time, scheduled for 5:00 p.m., New York City time, on August 2, 2004, unless extended by Apogent, you will not receive the exchange or consent fees.

Consequences of Failure to Exchange	The trading market in the unexchanged Old Floating Rate CODES is likely to become more limited due to the reduction in the amount of Old Floating Rate CODES outstanding after the consummation of this exchange offer and consent solicitation.

Fisher does not intend to guarantee the obligations of Apogent under the Old Floating Rate CODES under any circumstances. Therefore, holders of Old Floating Rate CODES that do not tender will not have the benefit of any guarantee by Fisher of the New Floating Rate Debentures. See “Risk Factors — Consequences of Failure to Exchange.”

The Consent Solicitation	Concurrently with the exchange offer, Apogent is seeking your consent to amend the registration rights agreement relating to the Old Floating Rate CODES to terminate that agreement and, therefore, terminate Apogent’s obligations to register the Old Floating Rate CODES and the common stock issuable upon conversion of the Old Floating Rate CODES for resale under the Securities Act. The holders of at least a majority in aggregate principal amount of all outstanding Old Floating Rate CODES held by persons who are not affiliated with Apogent must consent to the proposed amendment in order for it to become effective. No affiliates of Apogent beneficially own any of the outstanding Old Floating Rate CODES.

Holders of Old Floating Rate CODES who wish to consent to the proposed amendment must do so by tendering their Old Floating Rate CODES in accordance with the procedures set forth under “The Exchange Offer — Procedures for Tendering Outstanding Old Floating Rate CODES and Delivering Consents.” You will, by the act of tendering, be consenting to the proposed amendment and you may not withhold your consent if you tender your Old Floating Rate CODES in the exchange offer.

Holders who consent to the proposed amendment to the registration rights agreement will not be waiving their right to receive any additional amounts that accrue upon the occurrence and continuance of any registration default under the registration rights agreement prior to the date of the issuance of the New Floating Rate Debentures. If the requisite consents to the proposed amendment are not received, holders who tender their Old Floating Rate CODES in exchange for New Floating Rate Debentures will receive the consent fee, but will not continue to receive any additional amounts that may accrue on and after the date of issuance of the New Floating Rate Debentures due to the continuance of the registration default on and after such date. See “The Consent Solicitation — Payment of Additional Amounts.”

Conditions to Consent Solicitation	If the exchange offer is consummated and the requisite consents to the proposed amendment are received, Apogent intends to execute the proposed amendment promptly following the expiration time and immediately prior to accepting all Old Floating Rate CODES that are validly tendered and not withdrawn. The proposed amendment will not become operative until immediately after the consummation of the exchange offer and the payment of the exchange and consent fees to the tendering holders of the Old Floating Rate CODES.

Consequences of Failure to Consent	If the requisite consents of the unaffiliated holders are received, the amendment will become operative and Apogent’s obligation to register any Old Floating Rate CODES and the Fisher common stock issuable upon conversion for resale under the Securities Act and pay any further additional amounts due to the occurrence of a registration default under the registration rights agreement will be terminated, regardless of whether or not you consent to the proposed amendment.

If you do not tender and consent to the proposed amendment you will not receive the consent or exchange fees.

Tenders and Consents; Expiration Time; Withdrawal	The exchange offer and consent solicitation will expire at 5:00 p.m., New York City time, on August 2, 2004, unless Apogent extends the expiration time. Apogent intends to request that the registration statement be declared effective by the SEC before the expiration time. Apogent will extend the duration of the exchange offer and consent solicitation as required by applicable law or if the registration statement of which this prospectus is a part is not declared effective by the SEC before the expiration time and the exchange offer is not terminated. In addition, Apogent may choose to extend it in order to provide additional time for holders of Old Floating Rate CODES to tender their Old Floating Rate CODES for exchange. You may withdraw any Old Floating Rate CODES that you tender for exchange, and your consent to the proposed amendment to the registration rights agreement thereby, at any time prior to the consummation of the exchange offer. If Apogent decides not to accept any Old Floating Rate CODES you have tendered for exchange because any conditions of the exchange offer and consent solicitation are not satisfied, those Old Floating Rate CODES will be returned to you without cost promptly after the expiration or termination of the exchange offer. See “The Exchange Offer — Terms of the Exchange Offer; Period for Tendering Old Floating Rate CODES and Delivering Consents,” “Procedures for Tendering Old Floating Rate CODES and Delivering Consents” and “Withdrawal Rights” for a more complete description of the tender and withdrawal provisions.

Use of Proceeds	Neither Apogent nor Fisher will receive any proceeds in the exchange offer.

Material U.S. Federal Income Tax Consequences	The exchange of Old Floating Rate CODES for New Floating Rate Debentures should not be treated as an exchange for United States federal income tax purposes. As a result, there should be no United States federal income tax consequences to Holders who participate in the exchange offer, other than with respect to the payment of the consent fee, the exchange fee and the additional amounts. Apogent intends to treat the payment of any consent fee and exchange fee as ordinary income to holders participating in the exchange offer. The payment of additional amounts in connection with a registration default should be treated as additional payments on the Old Floating Rate CODES. For a further discussion of the material United States federal income tax consequences of the exchange offer, see “Material U.S. Federal Income Tax Consequences.”

Exchange Agent	The Bank of New York is serving as exchange agent in connection with this exchange offer and consent solicitation.

Information Agent	Innisfree M&A Incorporated is serving as information agent in connection with this exchange offer and consent solicitation.

Any questions concerning the exchange offer or consent procedures or requests for assistance or additional copies of this prospectus or the letters of transmittal may be directed to the information agent at (888) 750-5834 (toll free). Banks and brokers may call collect at (212) 750-5833.

Dealer-Manager	Apogent has appointed Goldman, Sachs & Co. as dealer-manager for the exchange offer and consent solicitation. Questions and requests for assistance may also be directed to the dealer-manager at (800) 471-7731. Banks and brokers may call collect at (212) 902-1697.

Summary Description of the New Floating Rate Debentures

       The New Floating Rate Debentures differ from the Old Floating Rate CODES in the following ways:

•	The Old Floating Rate CODES are convertible, after the proposed merger, into common stock of Fisher, and the New Floating Rate Debentures will be convertible into Fisher common stock, or, at the election of Apogent, cash or a combination of cash and Fisher common stock. See “— Conversion Settlement.”

•	The credit ratings trigger of the conversion right of the Old Floating Rate CODES is the assignment of a credit rating by either Moody’s or Standard & Poor’s below “Ba3” or “BB,” respectively. The credit ratings trigger of the conversion right of the New Floating Rate Debentures will be the assignment of a credit rating by either Moody’s or Standard & Poor’s below “B3” or “B-,” respectively.

•	Upon the earlier of (1) the date that Apogent’s Exchange Act reporting obligations are terminated or suspended, which is expected to occur shortly after September 30, 2004, or (2) February 23, 2010, which is 20 days prior to the first date that Apogent will have the right to redeem any or all of the New Floating Rate Debentures, Fisher will guarantee the New Floating Rate Debentures. Fisher does not intend to guarantee Apogent’s obligations under the Old Floating Rate CODES. It is expected that each of the current Old Floating Rate CODES subsidiary guarantors will be released from its subsidiary guarantee under the Old Floating Rate CODES shortly before the consummation of the exchange offer, and they will not provide a guarantee of the New Floating Rate Debentures as of the date of issuance of the New Floating Rate Debentures.

•	The New Floating Rate Debentures may be convertible into Fisher common stock that is freely transferable under the securities laws only after Fisher guarantees the New Floating Rate Debentures, but the Old Floating Rate CODES will not be convertible into Fisher common stock that is freely transferable at any time unless an exemption from registration under the Securities Act of 1933 is otherwise available.

•	The New Floating Rate Debentures will be convertible during the five-business-day period following any five-consecutive-trading day period in which the average of the trading prices for the New Floating Rate Debentures, as determined following a request by a holder to make a determination, for that five-trading-day period was less than 97% of the average conversion value for the New Floating Rate Debentures during that period, subject to certain conditions, but the Old Floating Rate CODES are convertible during the five-business-day period following any 10-consecutive-trading day period in which the average of the trading prices for the Old Floating Rate CODES for that 10-trading-day period was less than 98% of the average conversion value for the Old Floating Rate CODES during that period.

•	The New Floating Rate Debentures will not be eligible for trading in the PORTAL market, but the Old Floating Rate CODES are eligible for trading in the PORTAL market.

Issuer	Apogent Technologies Inc.

Securities Offered	Up to $345,000,000 aggregate principal amount of Floating Rate Convertible Senior Debentures due 2033 of Apogent Technologies Inc., or the New Floating Rate Debentures, together with the shares of common stock of Fisher Scientific International Inc. into which the New Floating Rate Debentures may be converted under certain circumstances.

Maturity Date	December 15, 2033.

Ranking	The New Floating Rate Debentures will be senior unsecured obligations of Apogent and will rank equal in right of payment with all of Apogent’s existing and future senior unsecured indebtedness, including its 8% senior notes due 2011, or the 8% senior notes, any Old 2.25% CODES remaining outstanding and New 2.25% Debentures issued at the consummation of the exchange offer for the Old 2.25% CODES, and any Old Floating Rate CODES remaining outstanding after this exchange offer. The New Floating Rate Debentures will be effectively junior to the outstanding indebtedness and other liabilities, including trade payables, of Apogent’s subsidiaries. The New Floating Rate Debentures will be senior in right of payment to Apogent’s subordinated indebtedness, including Apogent’s 6 1/2% senior subordinated notes.

As of March 31, 2004, Apogent had approximately:

• $250 million of senior subordinated debt (all of which was guaranteed by certain Apogent subsidiaries) to which the New Floating Rate Debentures would have ranked senior in right of payment;

• $652.1 million of senior unsecured debt (all of which was guaranteed by certain Apogent subsidiaries) outstanding and $348.5 million of other senior unsecured liabilities, including trade payables, outstanding (of which $268.8 million was guaranteed by certain Apogent subsidiaries) to which the New Floating Rate Debentures would have ranked equally in right of payment; and

• $24.1 million of senior secured indebtedness to which the New Floating Rate Debentures would have ranked effectively junior in right of payment;

in each case without giving effect to the future Fisher guarantee.

As of March 31, 2004, Apogent’s subsidiaries had outstanding approximately $203.5 million of debt and other liabilities (including trade payables and estimated income taxes payable, but excluding guarantees by certain of Apogent’s subsidiaries of $902.0 million of Apogent’s then outstanding senior and senior subordinated debt), to which the New Floating Rate Debentures would have been structurally subordinated. As of March 31, 2004, no amounts were outstanding under Apogent’s senior unsecured credit agreement which is guaranteed by certain Apogent subsidiaries which also currently guarantee the Old Floating Rate CODES. None of the Apogent subsidiaries which guarantee the Old Floating Rate CODES as of the date of this prospectus will continue to guarantee the Old Floating Rate CODES immediately after the termination of Apogent’s existing credit agreement, which is expected to occur contemporaneously with the consummation of the proposed merger and prior to the consummation of the exchange offer. As a result, no Apogent subsidiaries will guarantee the New Floating Rate Debentures as of the date of their original issuance.

After Apogent becomes a wholly owned subsidiary of Fisher, Fisher’s outstanding indebtedness will be effectively subordinated to Apogent’s indebtedness, except to the extent any of Fisher’s outstanding indebtedness is guaranteed or secured by assets of or guarantees by Apogent.

As of March 31, 2004, Apogent had the ability to incur $232 million of indebtedness under its existing credit agreement.

Interest Payment Dates	Quarterly on March 15, June 15, September 15 and December 15, beginning September 15, 2004.

Interest Rate	For the period from the date of issuance of the New Floating Rate Debentures to September 15, 2004, interest on the New Floating Rate Debentures will accrue at a rate of 0.27% per annum, which is equal to the interest rate currently applicable to the Old Floating Rate CODES.

For each subsequent quarterly interest period, interest on the New Floating Rate Debentures will accrue at a per annum rate equal to 3-month LIBOR, adjusted quarterly, minus a spread of 125 basis points, subject to further adjustment under certain circumstances. Notwithstanding any such adjustments, the interest rate on the New Floating Rate Debentures will never be less than zero. See “Description of the New Floating Rate Debentures — Interest” and “— Resetting the Spread.”

Upon the issuance of the New Floating Rate Debentures at the consummation of the exchange offer, which shall occur promptly after the expiration time, Apogent will pay all holders of Old Floating Rate CODES who have validly tendered and not withdrawn their Old Floating Rate CODES prior to the consummation of the exchange offer, all accrued and unpaid interest on the Old Floating Rate CODES to, but excluding, the date of issuance of the New Floating Rate Debentures, plus additional amounts that have accrued since June 15, 2004 due to a registration default under the registration rights agreement.

Contingent Interest	Apogent will pay contingent interest to the holders of the New Floating Rate Debentures during any quarterly interest period commencing with the quarterly interest period beginning December 15, 2009, if the average of the trading prices (as described elsewhere in this prospectus) of the New Floating Rate Debentures for the five consecutive trading days ending on the second trading day immediately preceding the beginning of the quarterly interest period equals 120% or more of the principal amount of the New Floating Rate Debentures.

The rate of contingent interest payment in respect of any quarterly period will equal 0.0625% of the average trading price of the New Floating Rate Debentures over the measuring period triggering the contingent interest payment. Contingent interest will be computed on the basis of the actual number of days for which contingent interest is payable in the relevant interest period, divided by 360.

Future Guarantee by Fisher	Upon the earlier of (1) the date that Apogent’s Exchange Act reporting obligations are terminated or suspended, which is expected to occur shortly after September 30, 2004, or (2) February 23, 2010, which is 20 days prior to the first date that Apogent will have the right to redeem any or all of the New Floating Rate Debentures, Fisher will guarantee Apogent’s obligations under the New Floating Rate Debentures.

At and after the date upon which Fisher guarantees the New Floating Rate Debentures, the Fisher guarantee will rank effectively junior to the senior secured indebtedness of Fisher and all indebtedness of Fisher’s subsidiaries, other than Apogent, equal with other senior unsecured indebtedness of Fisher and senior to the subordinated indebtedness of Fisher. As of March 31, 2004, Fisher had approximately $300.0 million of outstanding senior unsecured indebtedness and other liabilities, and Fisher’s subsidiaries had $27.6 million of outstanding indebtedness and other liabilities. In addition, subsidiaries of Fisher guarantee debt under the existing Fisher senior secured credit facility with a total borrowing capacity of $550 million comprised of $360 million of term loans and $190 million of revolver loans, of which $360 million in term loans was outstanding as of March 31, 2004. It is expected that Fisher’s new credit facility, which will replace the existing Fisher credit facility, will be secured by certain of its assets and guaranteed by certain of its subsidiaries, including Apogent after the consummation of the proposed merger.

Until such time as Fisher guarantees the New Floating Rate Debentures:

• Fisher common stock issuable upon conversion of the New Floating Rate Debentures would not be freely transferable under the securities laws unless an exemption from registration under the Securities Act is available; and

• holders of New Floating Rate Debentures would not have recourse to the assets of Fisher or its subsidiaries, other than Apogent, for the satisfaction of payment and other obligations with respect to the New Floating Rate Debentures.

Fisher does not intend to guarantee the Old Floating Rate CODES.

Conversion Rights	You may convert your New Floating Rate Debentures prior to their stated maturity under any of the following circumstances:

• during any fiscal quarter, if the sale price of the common stock of Fisher for at least 20 trading days in the period of 30 consecutive trading days ending on the last day of the preceding fiscal quarter is more than 130% of the conversion price on that thirtieth trading day (on July 9, 2004, the closing price of Fisher common stock on the NYSE was $55.29 per share, or 94% of the initial conversion price listed below);

• on or before December 15, 2028, during the five-business-day period following any five-consecutive- trading-day period in which the average of the trading prices for the New Floating Rate Debentures, as determined following a request by a holder to make a determination, for that five-trading-day period was less than 97% of the average conversion value, as described below, for the New Floating Rate Debentures during that period; provided that, if at the time of the conversion the sale price of Fisher common stock is greater than the then-current conversion price of the New Floating Rate Debentures and less than or equal to 130% of the then-current conversion price of the New Floating Rate Debentures and the New Floating Rate Debentures are not otherwise convertible, you will receive, at Apogent’s option, cash, Fisher common stock or a combination of cash and Fisher common stock with a value equal to the principal amount of the New Floating Rate Debentures on such conversion date (If Apogent elects to pay in Fisher common stock or in a combination of cash and Fisher common stock, Fisher common stock will be valued at 100% of the average of the sales prices for Fisher common stock for the five trading days ending on the third trading day preceding the conversion date.);

• during any period, (1) when the credit rating assigned to the New Floating Rate Debentures by Moody’s is below “B3” or the credit rating assigned by Standard & Poor’s is below “B-,” (2) in which the credit rating assigned to the New Floating Rate Debentures is suspended or withdrawn by either rating agency, or (3) in which neither agency continues to rate the New Floating Rate Debentures or provide ratings services or coverage to Apogent;

• if the New Floating Rate Debentures have been called for redemption; or

• upon the occurrence of specified corporate transactions described under “Description of the New Floating Rate Debentures — Conversion Rights.”

As a result of the announcement of the proposed merger, the Old Floating Rate CODES may be converted into common stock of Apogent for a period beginning 15 days prior to the anticipated effective date of the proposed merger and ending on the day preceding the actual consummation of the proposed merger and will also become convertible into common stock of Fisher for a period of 15 days following the effective date of the proposed merger. Since the New Floating Rate Debentures will not be issued until after the consummation of the merger, they will not become convertible into common stock as a result of the announcement of the proposed merger.

Conversion Settlement	Subject to Apogent’s right to deliver cash in lieu of shares of Fisher common stock, you initially will be entitled to receive 16.9233 shares of Fisher common stock for each $1,000 principal amount of New Floating Rate Debentures surrendered for conversion, which represents an initial conversion price of approximately $59.09 per share of Fisher common stock. This initial conversion rate (and the conversion price) may be adjusted for the following reasons (but will not be adjusted for accrued interest, including contingent interest, if any):

• issuances of Fisher common stock as a dividend or distribution on Fisher common stock;

• certain subdivisions and combinations of Fisher common stock;

• issuances to all or substantially all holders of Fisher common stock of certain rights or warrants to purchase Fisher common stock (or equivalents) at less than the then-current market price of Fisher common stock;

• distributions to all or substantially all holders of Fisher common stock of cash, other capital stock of Fisher, indebtedness of Fisher or assets including certain securities (as described under “Description of The New Floating Rate Debentures — Conversion Price Adjustment”);

• certain distributions of cash to all or substantially all holders of Fisher common stock; or

• certain tender offers by Fisher for its common stock.

Upon conversion, you will not receive any cash payment representing accrued interest. Instead, accrued interest will be deemed paid by the common stock received by you on conversion. New Floating Rate Debentures called for redemption may be surrendered for conversion until the close of business one business day prior to the redemption date.

Upon conversion, Apogent will have the right to deliver, in lieu of shares of Fisher common stock, cash or a combination of cash and shares of Fisher common stock. It is Apogent’s current intention to satisfy its obligation upon a conversion of the New Floating Rate Debentures first, in cash, in an amount equal to the principal amount of the New Floating Rate Debentures converted and second, in shares of Fisher common stock, to satisfy the remainder, if any, of Apogent’s conversion obligation. Apogent’s ability to deliver cash at the time of any conversion will be subject to many factors, including the amount of cash available to Apogent, whether the agreements then governing Apogent’s indebted-

ness would permit such a cash settlement and Apogent’s then existing cash needs. At any time prior to maturity, Apogent has the unilateral right, exercisable at any time, to elect, by notice to the trustee and the holders of the New Floating Rate Debentures, that upon conversion of the New Floating Rate Debentures at any time following the date of such notice, Apogent shall be required to satisfy certain of its conversion obligation in cash. See “Description of the New Floating Rate Debentures — Conversion Rights — Apogent’s Options Upon Conversion Settlement.”

Sinking Fund	None.

Optional Redemption by Apogent	Apogent may not redeem the New Floating Rate Debentures prior to March 15, 2010. Apogent may redeem some or all of the New Floating Rate Debentures on or after March 15, 2010 for a price equal to 100% of the principal amount of the New Floating Rate Debentures plus any accrued and unpaid interest (including contingent interest) to, but excluding, the redemption date, as set forth under “Description of the New Floating Rate Debentures — Optional Redemption by Apogent.”

Optional Repurchase Right of Holders	You may require Apogent to repurchase all or a portion of your New Floating Rate Debentures on December 15, 2008, March 15, 2010, December 15, 2014, December 15, 2019, December 15, 2024 and December 15, 2029 at a repurchase price equal to 100% of the principal amount of those New Floating Rate Debentures plus any accrued and unpaid interest (including contingent interest) to the date of purchase.

Change of Control Repurchase Right of Holders	Upon a change of control of Fisher or, in certain circumstances, Apogent, you may require Apogent, subject to certain conditions, to repurchase all or a portion of your New Floating Rate Debentures. Apogent will pay a repurchase price equal to 100% of the principal amount of the New Floating Rate Debentures plus any accrued and unpaid interest (including contingent interest) to, but excluding, the repurchase date. A change of control will not be deemed to have occurred if, among other things, at least 90% of the consideration in the transaction otherwise constituting a change of control consists of shares of common stock traded or to be traded immediately following such transaction on a national securities exchange or The Nasdaq National Market and, as a result of the transaction, the New Floating Rate Debentures become convertible solely into such common stock and associated rights. See “Description of the New Floating Rate Debentures — Repurchase at Option of Holders — Change of Control Put.”

Form, Denomination and Registration	The New Floating Rate Debentures will be issued in fully registered form, in denominations of $1,000 and are represented by one or more global securities, deposited with the trustee as custodian for The Depository Trust Company, or DTC, and registered in the name of Cede & Co., DTC’s nominee. Beneficial interests in the global securities will be shown on, and any transfers will be effected only through, records maintained by DTC and its participants. See “Description of the New Floating Rate Debentures — Form, Denomination and Registration.”

Absence of an Active Market for the New Floating Rate Debentures	The Old Floating Rate CODES are eligible for trading in the PORTAL market, but New Floating Rate Debentures offered pursuant to this prospectus will not be eligible for trading in the PORTAL market. There is no existing market for the New Floating Rate Debentures to be issued, and Apogent does not intend to apply for their listing on any securities exchange or their inclusion in The Nasdaq Stock Market. Apogent cannot assure you that any active or liquid market will develop or will be maintained for the New Floating Rate Debentures. See “Risk Factors — There may not be a liquid market for the New Floating Rate Debentures, and you may not be able to sell your New Floating Rate Debentures at attractive prices or at all.”

New York Stock Exchange Symbol for Fisher Common Stock	The common stock of Fisher is traded on the New York Stock Exchange under the symbol “FSH.”

Risk Factors

       See “Risk Factors” beginning on page 28 for a discussion of factors that should be considered by holders of Old Floating Rate CODES before tendering their Old Floating Rate CODES in the exchange offer.

Selected Historical Financial Data of Fisher

       The selected historical financial data of Fisher has been derived from the audited historical consolidated financial statements and related notes of Fisher for each of the years in the five-year period ended December 31, 2003 and the unaudited historical consolidated financial statements and related notes of Fisher for the three months ended March 31, 2004 and March 31, 2003. The historical data is only a summary, and you should read it in conjunction with the historical financial statements and related notes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in the annual and quarterly reports of Fisher which have been incorporated by reference into the registration statement of which this prospectus is a part. See “Where You Can Find More Information” beginning on page 93 of this prospectus.

	Three Months Ended
	March 31,		Year Ended December 31,

	2004	2003	2003	2002	2001	2000	1999

	(In millions, except per share amounts)
Statement of Operations Data:
Sales	$1,011.0	$833.4	$3,564.4	$3,238.4	$2,880.0	$2,622.3	$2,514.5
Income from operations(a)	68.3	60.8	258.6	245.1	131.1	156.3	146.8
Income before cumulative effect of accounting change	34.6	(0.9)	78.4	96.7	16.4	22.7	23.4
Net income(b)	34.6	(0.9)	78.4	50.6	16.4	22.7	23.4
Share Data:
Net income per common share:
Basic income per common share before cumulative effect of accounting change	$0.54	$(0.02)	$1.38	$1.77	$0.33	$0.57	$0.59
Cumulative effect of accounting change, net of tax	—	—	—	(0.84)	—	—	—

Basic net income per common share	$0.54	$(0.02)	$1.38	$0.93	$0.33	$0.57	$0.59

Diluted income per common share before cumulative effect of accounting change	$0.51	$(0.02)	$1.29	$1.67	$0.31	$0.51	$0.55
Cumulative effect of accounting change, net of tax	—	—	—	(0.80)	—	—	—

Diluted net income per common share	$0.51	$(0.02)	$1.29	$0.87	$0.31	$0.51	$0.55

Weighted average common shares outstanding:
Basic	63.6	54.7	56.9	54.5	49.4	40.1	40.0
Diluted	68.2	54.7	60.6	57.9	53.0	44.4	42.8
Balance Sheet Data (at end of period):
Working capital	$368.3	$196.0	$362.3	$186.1	$120.1	$142.8	$115.3
Total assets	3,261.6	1,908.0	2,859.4	1,871.4	1,839.2	1,385.7	1,402.6
Long-term debt	1,634.2	922.0	1,386.1	921.8	956.1	991.1	1,011.1

(a)	Includes charges of $10.2 million ($6.6 million, net of tax) to step-up the fair value of inventory from the Perbio acquisition during the three months ended March 31, 2004, $18.1 million ($11.4 million, net of tax) to step-up the fair value of inventory from the Perbio acquisition in

2003, $2.2 million ($1.4 million, net of tax) of restructuring credits relating to a reduction in estimated severance costs in 2002, $61.2 million ($38.5 million, net of tax) of restructuring and other charges in 2001, $8.4 million ($5.2 million, net of tax) of restructuring credits and other charges in 2000, and $11.2 million ($8.6 million, net of tax) of restructuring and other charges in 1999.

(b)	Net income includes the charges described in (a) above and, in 2003, includes charges of $43.8 million ($27.6 million, net of tax) for call premiums, $22.1 million ($13.9 million, net of tax) for the write-off of deferred financing fees and $15.7 million ($9.9 million, net of tax) for the purchase of options to hedge foreign currency exposure and $2.8 million ($1.8 million, net of tax) for bridge financing fees, of which, $27.3 million ($17.2 million, net of tax) for call premiums, and $18.3 million ($11.5 million, net of tax) for the write-off of deferred financing fees were incurred during the three months ended March 31, 2003. Net income in 2002 includes the amounts described in (a) above and includes a charge of $11.2 million ($7.1 million, net of tax) consisting of $7.1 million of fixed-swap unwind costs and $4.1 million of deferred financing and other costs associated with the refinancing of our term debt. Net income in 2000 includes the amounts in (a) above and a $23.6 million ($14.9 million, net of tax) write-down of investments in certain Internet-related ventures.

Selected Historical Financial Data of Apogent

       The selected historical financial data of Apogent has been derived from the audited historical consolidated financial statements and related notes of Apogent for each of the fiscal years in the five-year period ended September 30, 2003 and the unaudited historical consolidated financial statements and related notes of Apogent for the six months ended March 31, 2004 and March 31, 2003. The historical data is only a summary, and you should read it in conjunction with the historical financial statements and related notes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in the annual and quarterly reports of Apogent which have been incorporated by reference into the registration statement of which this prospectus is a part. See “Where You Can Find More Information” beginning on page 93 of this prospectus.

	Six Months Ended
	March 31,		Year Ended September 30,

	2004	2003	2003	2002	2001(a)	2000	1999(a)

	(In millions, except per share amounts or otherwise indicated)
Consolidated Statement of Operations Data:
Net Sales	$576.6	$534.4	$1,097.5	$1,027.9	$938.8	$843.6	$696.6
Operating income	116.9	115.8	234.1	247.9	211.0	183.5	161.1
Income from continuing operations(c)	62.5	59.7	82.4	130.2	99.3	81.0	89.7
Discontinued operations, net of income taxes	0.1	(87.3)	(94.1)	(9.0)	(3.4)	47.3	52.8
Net income (loss)(b)	62.7	(27.6)	(11.7)	121.1	95.9	128.3	142.5
Share Data:
Basic earnings per common share from continuing operations	$0.70	$0.57	$0.82	$1.22	$0.94	$0.77	$0.87
Discontinued operations	—	(0.83)	(0.94)	(0.08)	(0.03)	0.45	0.51

Basic earnings (loss) per common share	$0.70	$(0.26)	$(0.12)	$1.14	$0.91	$1.23	$1.38

Diluted earnings per common share from continuing operations	$0.68	$0.56	$0.81	$1.20	$0.92	$0.76	$0.84
Discontinued operations	—	(0.82)	(0.93)	(0.08)	(0.03)	0.44	0.50

Diluted earnings (loss) per common share	$0.69	$(0.26)	$(0.12)	$1.11	$0.89	$1.20	$1.34

Weighted average basic shares outstanding	89.6	104.9	100.4	106.5	105.5	104.6	103.4
Weighted average diluted shares outstanding	91.3	105.9	101.2	108.7	108.1	106.8	106.6
Consolidated Balance Sheet Data (at end of period):
Working capital	$310.2	$293.7	$284.7	$230.1	$150.4	$269.4	$268.1
Total assets	2,015.3	1,984.7	1,950.0	2,036.1	1,828.1	1,792.4	1,540.0
Long-term debt	912.5	697.5	892.0	635.0	583.8	649.4	591.8

(a)	Includes restructuring charges of approximately $5.3 million, $0.3 million, $13.5 million, $6.9 million, $0.6 million, $10.2 million and $0.2 million during the six months ended March 31, 2004 and 2003 and the years ended September 30, 2003, 2002, 2001, 2000 and 1999, respectively.

(b)	Net income includes the charges described in (a) above and approximately $0.1 million, net of tax, during the six months ended March 31, 2004 and $41.0 million, net of tax, during the year ended September 30, 2003 related to the loss on the extinguishment of debt and settlement of a securities lending agreement.

(c)	Amounts previously presented as extraordinary items during the year ended September 30, 2001 ($2.1 million net of tax) and the year ended September 30, 1999 ($17.2 million net of tax) have been reclassified to continuing operations in accordance with Statement of Financial Accounting Standards No. 145.

Summary Unaudited Pro Forma Combined Financial Information

       The table below presents summary unaudited pro forma combined financial information from the Fisher and Apogent unaudited pro forma combined financial statements included herein. The unaudited pro forma combined statement of operations for the three months ended March 31, 2004 combines the historical financial statements of Fisher and Apogent for the period and gives effect to the merger as if it occurred on the first day of the period presented. The unaudited pro forma combined statement of operations for the year ended December 31, 2003 combines the historical financial statements of Fisher for the year ended December 31, 2003 with the historical financial statements of Apogent for its fiscal year ended September 30, 2003, adjusted to include the three-month period ended December 31, 2003 and exclude the three-month period ended December 31, 2002, and gives effect to the merger as if it occurred on the first day of the period presented. The unaudited pro forma combined balance sheet as of March 31, 2004 combines the historical consolidated balance sheets of Fisher and Apogent as of that date and gives effect to the merger as if it had occurred on March 31, 2004. The unaudited pro forma combined financial information is based on the estimates and assumptions set forth in the notes to such statements, which are preliminary and have been made solely for the purposes of developing such pro forma information. The unaudited pro forma combined financial information does not purport to be indicative of the results of operations or financial position of the combined company that would actually have been achieved had the transaction been completed for the period or as of the date presented, or that may be obtained in the future. This information should be read in conjunction with the unaudited pro forma combined financial statements and related notes and the historical financial statements and related notes of Fisher and Apogent included in or incorporated by reference into the registration statement of which this prospectus is a part.

	Pro Forma
	Three Months	Pro Forma
	Ended	Year Ended
	March 31, 2004	December 31, 2003

	(In millions, except	(In millions, except
	per share amounts)	per share amounts)
Statement of Operations Data:
Sales	$1,266.6	$4,519.7
Operating income	127.7	478.6
Income from continuing operations	66.7	152.5
Share Data:
Income per common share from continuing operations:
Basic	$0.59	$1.43
Diluted	0.55	1.35
Weighted average common shares outstanding:
Basic	113.9	106.8
Diluted	120.5	112.7

Pro Forma
as of
March 31, 2004

(In millions)
Balance Sheet Data:
Working capital	$733.5
Total assets	7,316.0
Long-term debt	2,546.7

Equivalent and Comparative Per Share Information

      We present below per common share data regarding the income and book value of Fisher and Apogent on both historical and unaudited pro forma combined bases and on a per share equivalent unaudited pro forma combined basis for Apogent. We have derived the unaudited pro forma combined per share information from the unaudited pro forma combined financial statements presented elsewhere in this prospectus. You should read the information below in conjunction with the financial statements and accompanying notes of Fisher and Apogent that are incorporated by reference in this prospectus and with the unaudited pro forma combined information included under the section entitled “Unaudited Pro Forma Combined Financial Statements.”

	Three Months Ended	Year Ended
	March 31, 2004	December 31, 2003

Fisher
Historical per share data:
Net income per share:
Basic	$0.54	$1.38
Diluted	$0.51	$1.29
Book value per share(a)	$9.82	$9.13

	Three Months Ended	Six Months Ended	Fiscal Year Ended
	March 31, 2004	March 31, 2004	September 30, 2003

Apogent
Historical per share data:
Income per common share from continuing operations:
Basic	$0.39	$0.70	$0.82
Diluted	$0.38	$0.68	$0.81
Book value per share(a)	$8.29	$8.29	$7.87

Three Months Ended
March 31, 2004

Unaudited Pro Forma Combined
Pro Forma Combined Per Share Data:
Income per common share from continuing operations:
Basic	$0.59
Diluted(c)	$0.55
Income per common share from continuing operations per equivalent Apogent share(b):
Basic	$0.33
Diluted	$0.31
Book value per share(a)	$29.70
Book value per equivalent Apogent share(b)	$16.63

(a)	The historical book value per share is computed by dividing stockholders’ equity by the number of shares of common stock outstanding on March 31, 2004 for Fisher and Apogent, on December 31, 2003 for Fisher and September 30, 2003 for Apogent. The pro forma combined book value per share is computed by dividing pro forma stockholders’ equity by the pro forma number of shares of common stock outstanding.

(b)	The Apogent equivalent pro forma combined per share amounts are calculated by multiplying the Fisher and Apogent pro forma combined per share amounts by the exchange ratio of .56.

(c)	The unaudited pro forma diluted net income per common share from continuing operations does not give effect to 11.3 million shares of Fisher common stock, which would be issuable if Apogent’s convertible debt securities are converted.

Comparative Stock Prices and Dividends

The table below presents the NYSE closing market price for Fisher common stock, as reported on the NYSE Composite Transactions Tape under the symbol “FSH,” and Apogent common stock, as reported on the NYSE Composite Transactions Tape under the symbol “AOT,” and the market value of a share of Apogent common stock on an equivalent per share basis. These prices are presented as of July 9, 2004.

			Apogent
	Fisher	Apogent	Equivalent
	Common Stock	Common Stock	Per Share(1)

July 9, 2004	$55.29	$30.62	$30.96

(1)	The equivalent per share data for Apogent common stock has been determined by multiplying the closing market price of a share of Fisher common stock on July 9, 2004 by the exchange ratio of .56.

Neither Fisher nor Apogent has paid a cash dividend on its common stock during the last five fiscal years.

RISK FACTORS

       You should consider carefully the following risk factors and all of the information set forth and incorporated by reference in this prospectus including, but not limited to, Apogent’s Annual Report on Form 10-K for the fiscal year ended September 30, 2003 and Fisher’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, as amended by the Annual Report on Form 10-K/A, filed on May 13, 2004 before tendering your Old Floating Rate CODES in exchange for New Floating Rate Debentures which will be convertible into Fisher common stock after the proposed merger.

       The risk factors set forth below, other than those that discuss the consequences of failing to exchange your Old Floating Rate CODES in the exchange offer or as otherwise noted, are applicable to both the Old Floating Rate CODES and the New Floating Rate Debentures issued in the exchange offer.

       Any of these risks could materially adversely affect Apogent and/or Fisher’s business, financial condition, results of operations and prospects, which could in turn materially adversely affect the price of the New Floating Rate Debentures and the Fisher common stock issuable upon conversion of the New Floating Rate Debentures.

Risks Relating to the New Floating Rate Debentures

Apogent and Fisher’s substantial indebtedness could adversely affect their financial health and prevent them from fulfilling their obligations under the New Floating Rate Debentures.

       Apogent and Fisher both have now and will continue to have a significant amount of indebtedness. On March 31, 2004, Apogent had total consolidated long-term debt of $912.5 million, including $345 million outstanding principal amount of Old Floating Rate CODES, $300 million outstanding principal amount of the Old 2.25% CODES and $250 million outstanding principal amount of 6 1/2% senior subordinated notes. As of March 31, 2004, Apogent had the ability to incur $232 million of additional indebtedness under its existing credit agreement. Fisher expects to enter into a new credit facility prior to, or contemporaneously with, the consummation of the merger. Fisher intends to use a portion of the proceeds of the new credit facility to repay its existing credit facility and the existing Apogent credit agreement and terminate both facilities. Although Apogent is currently conducting a cash tender offer for any and all of its outstanding 6 1/2% senior subordinated notes, and a consent solicitation to strip substantially all of the restrictive covenants in those notes, there can be no assurance that Apogent will be successful in eliminating any restrictive covenants or in reducing the overall amount of its outstanding indebtedness as a result of that tender offer.

       As of March 31, 2004, Fisher had total long-term debt of $1.63 billion and the ability to incur an additional aggregate amount of $388.7 million under its existing accounts receivable securitization facility and revolving credit facility. Further borrowing under those facilities or incurring any other additional indebtedness would likely increase its leverage and the risks therefrom. Fisher’s debt agreements permit it to incur or guarantee additional indebtedness, subject to limitations set forth in those agreements.

       As of March 31, 2004, on a pro forma basis to give effect to the merger, the termination of Apogent and Fisher’s existing credit facilities, the execution of Fisher’s new credit facility, the combined company would have had total debt of $2,805.5 million and the ability to incur $780.3 million of additional indebtedness.

       As of March 31, 2004, Apogent had approximately:

•	$250 million of its 6 1/2% senior subordinated notes which were guaranteed by certain Apogent subsidiaries to which the New Floating Rate Debentures would have ranked senior in right of payment;

•	$652.1 million of senior unsecured debt (all of which was guaranteed by certain Apogent subsidiaries) outstanding and $348.5 million of other senior unsecured liabilities, including trade payables, outstanding (of which $268.8 million was guaranteed by certain Apogent subsidiaries) to which the New Floating Rate Debentures would have ranked equally in right of payment; and

•	$24.1 million of senior secured indebtedness to which the New Floating Rate Debentures would have ranked effectively junior in right of payment;

in each case without giving effect to the future Fisher guarantee.

       As of March 31, 2004, Apogent’s subsidiaries had outstanding approximately $203.5 million of debt and other liabilities (including trade payables and estimated income taxes payable, but excluding guarantees by certain of Apogent’s subsidiaries of $902.0 million of Apogent’s then outstanding senior and senior subordinated debt), to which the New Floating Rate Debentures would have been structurally subordinated.

       Had the New Floating Rate Debentures been outstanding on March 31, 2004, on a pro forma basis to give effect to the proposed merger, the termination of Apogent and Fisher’s existing credit facilities and the execution of Fisher’s new credit agreement the New Floating Rate Debentures would have ranked effectively junior in right of payment to approximately $416.3 million of senior secured indebtedness of the combined company and equal in right of payment to $952.1 million of senior unsecured indebtedness of the combined company, in each case without giving effect to the future Fisher guarantee. Going forward, certain subsidiaries of Fisher will guarantee Fisher’s new credit facility, but will not guarantee the New Floating Rate Debentures.

       The substantial indebtedness of Fisher and Apogent could have important consequences to you. For example, it could:

•	make it more difficult for Apogent to satisfy its obligations with respect to the New Floating Rate Debentures;

•	increase their vulnerability to general adverse economic and industry conditions;

•	reduce the availability of their cash flow to fund working capital, capital expenditures, research and development efforts, program investment efforts, and other general corporate needs;

•	limit their flexibility in planning for, or reacting to, changes in their business and the industry in which they operate;

•	place them at a competitive disadvantage compared to their competitors with less debt;

•	expose them to the risk of increased interest rates because some of their debt has variable interest rates; and

•	limit their ability to borrow additional funds.

       Any default under the agreements governing Apogent’s outstanding indebtedness and the remedies sought by the holders of such indebtedness could make Apogent unable to pay principal and interest on the New Floating Rate Debentures and, as a result, substantially decrease the market value of the New Floating Rate Debentures. A similar default under Fisher’s new credit facility or the agreements governing Fisher’s currently outstanding indebtedness could make Fisher unable to satisfy its obligations under any guarantee of the New Floating Rate Debentures.

Despite current indebtedness levels, Apogent, Fisher and their respective subsidiaries may still be able to incur substantially more debt, which could further exacerbate the risks associated with their substantial leverage.

       Apogent, Fisher and their respective subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indenture pursuant to which the New Floating Rate Debentures will be issued do not restrict subsidiaries from incurring additional indebtedness. The covenants under the revolving credit facility that Fisher expects to enter into prior to, or contemporaneously with, the consummation of the proposed merger may limit its capacity for additional borrowings. If new indebtedness is incurred by Apogent, Fisher and their subsidiaries, the leverage-related risks that they now face would be exacerbated.

Apogent’s ability to service its indebtedness depends on its receipt of funds from its subsidiaries. Restrictions on Apogent’s subsidiaries ability to loan or distribute funds to Apogent could adversely affect Apogent’s subsidiaries’ ability to service indebtedness.

       Apogent is organized as a holding company, with all of its net sales generated through its subsidiaries. Consequently, its operating cash flow and ability to service indebtedness depend in part upon the operating cash flow of Apogent’s subsidiaries’, including foreign subsidiaries, and the payment of funds by them to Apogent in the form of loans, dividends or otherwise. Apogent’s subsidiaries’ ability to pay dividends and make loans, advances and other payments to Apogent depends upon any statutory or other contractual restrictions that apply or may in the future apply, which may include requirements to maintain minimum levels of working capital and other assets. Similar considerations will apply to Fisher’s organization as a holding company with respect to its future guarantee of the New Floating Rate Debentures.

Apogent’s ability to generate cash depends on many factors beyond its control, including economic, financial and competitive conditions and its inability to generate cash would limit its ability to service its debt, force it to reduce or delay capital expenditures or sell assets, or otherwise adversely affect its operations and the value of the New Floating Rate Debentures.

       Apogent’s ability to make payments on and to refinance its indebtedness, including the New Floating Rate Debentures, and to fund planned capital expenditures, program investment efforts, and research and development efforts will depend on its ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory, and other factors that are beyond Apogent’s control.

       Apogent cannot assure you that its business will generate sufficient cash flow from operations, or that future borrowings will be available to it to enable it to pay its indebtedness or to fund other liquidity needs. In addition, Apogent may need to refinance all or a portion of its indebtedness, including these New Floating Rate Debentures, on or before maturity. Apogent cannot assure you that it will be able to refinance any of its indebtedness on commercially reasonable terms or at all.

       If Apogent’s cash flows and capital resources are insufficient to fund its debt service obligations, it may be forced to reduce or delay capital expenditures, sell assets, seek additional capital, or seek to restructure or refinance its indebtedness, including the New Floating Rate Debentures. These alternative measures may not be successful and may not permit Apogent to meet its scheduled debt service obligations. In the absence of such operating results and resources, Apogent could face substantial liquidity problems and might be required to sell material assets or operations to attempt to meet its debt service and other obligations. Apogent’s borrowing agreements restrict its ability to sell assets and use the proceeds from the sales. Apogent may not be able to consummate those sales or to obtain the proceeds which it could realize from them and these proceeds may not be adequate to meet any debt service obligations then due.

       Similar considerations will apply to Fisher’s organization as a holding company with respect to its future guarantee of the New Floating Rate Debentures.

The interest rate on the New Floating Rate Debentures may be lower than the interest rate on a standard debt security of comparable maturity and may be zero.

       The interest rate on the Old Floating Rate CODES is and the New Floating Rate Debentures will be based on 3-month LIBOR, which is the London Interbank Offered Rate, reduced by a spread of 1.25% (subject to adjustment). 3-month LIBOR represents the interest rate London banks offer for deposits of U.S. dollars for a period of three months. As of the close of business on June 15, 2004, 3-month LIBOR was 1.52% per annum. The interest rate on the Old Floating Rate CODES for the three-month period beginning June 15, 2004 is 0.27%. The interest rate on the New Floating Rate Debentures will initially be the same interest rate as the Old Floating Rate CODES for the interest period beginning on June 15, 2004 and, commencing September 15, 2004, will be adjusted every three months.

       The amount Apogent pays you may be less than the return you could earn on other investments. The interest Apogent pays you may be less than the interest you would earn if you bought the same principal amount of standard senior debt security of Apogent with the same stated maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

The New Floating Rate Debentures do not contain certain restrictive covenants that would protect holders of New Floating Rate Debentures upon the occurrence of several kinds of transactions, including a change of control.

       The indenture under which the New Floating Rate Debentures will be issued will not contain restrictive covenants that would protect you from several kinds of transactions that may adversely affect you as a holder of a New Floating Rate Debentures. In particular, the indenture will not contain covenants that limit Apogent’s ability to pay dividends or make distributions on or redeem its capital stock or limit its ability to incur additional indebtedness and, therefore, protect you in the event of a highly leveraged transaction or other similar transaction. In addition, the requirement that Apogent offer to repurchase the New Floating Rate Debentures upon a change of control of Fisher or, in certain circumstances, Apogent is limited to the transactions specified in the definition of a “change of control” under “Description of New Floating Rate Debentures — Repurchase at Option of Holders — Change of Control Put.” For example, a change of control will not be deemed to have occurred if, among other things, at least 90% of the consideration in the transaction otherwise constituting a change of control consists of shares of common stock that are traded or to be traded immediately following such transaction on a national securities exchange or The Nasdaq National Market and, as a result of the transaction, the New Floating Rate Debentures become convertible solely into such common stock and associated rights. Therefore, the proposed merger, pursuant to which Apogent will become a wholly owned subsidiary of Fisher, would not be considered a “change of control” that would require Apogent to offer to repurchase the New Floating Rate Debentures. Accordingly, Apogent or Fisher could enter into certain transactions, such as acquisitions, refinancings or a recapitalization, that could substantially affect their capital structures and the value of Fisher’s common stock but would not constitute a change of control.

Apogent or Fisher’s ability to repurchase the New Floating Rate Debentures with cash upon a change of control of Fisher or, in certain circumstances, of Apogent may be limited by the insufficiency of cash or other financial resources available at that time.

       In certain circumstances involving a change of control, you may require Apogent to repurchase all or a portion of your New Floating Rate Debentures to the extent set forth in this prospectus. If a change in control were to occur, there can be no assurance that, if required, Apogent, or Fisher as guarantor, will have sufficient cash or other financial resources at that time or would be able to arrange financing to pay the repurchase price of the New Floating Rate Debentures in cash. Their ability to repurchase the New Floating Rate Debentures in that event may be limited by law, by the indenture, by the terms of other agreements relating to Apogent or Fisher’s senior debt and by indebtedness and agreements that Apogent or Fisher may enter into in the future which may replace, supplement or amend their existing or future debt. If a change in control occurs at a time when Apogent, or Fisher as guarantor, is prohibited from repurchasing or redeeming the New Floating Rate Debentures, Apogent or Fisher, as applicable, could seek the consent of lenders to allow Apogent, or Fisher as guarantor, to repurchase the New Floating Rate Debentures or could attempt to refinance the borrowings that contain such a prohibition. If Apogent or Fisher, as applicable, does not obtain a consent or refinance these borrowings, Apogent, or Fisher, as guarantor, could remain prohibited from repurchasing the New Floating Rate Debentures. In addition, failure to repurchase the New Floating Rate Debentures would constitute an event of default under the indenture for the New Floating Rate Debentures, and would constitute a default under the terms of Apogent’s Old Floating Rate CODES, Old 2.25% CODES, 6 1/2% senior subordinated notes and any New 2.25% Debentures issued in that exchange offer and Fisher’s new credit facility and certain of its outstanding senior and senior subordinated indebtedness.

There may not be a liquid market for the New Floating Rate Debentures, and you may not be able to sell your New Floating Rate Debentures at attractive prices or at all.

       The New Floating Rate Debentures are a new issue of securities for which there is currently no public trading market. There is no existing market for the New Floating Rate Debentures to be issued, and Apogent does not intend to apply for their listing on any securities exchange or their inclusion in The Nasdaq Stock Market. Apogent and Fisher have been informed by Goldman, Sachs & Co. that it intends to make a market in the New Floating Rate Debentures after this exchange offer. However, Goldman, Sachs & Co. may cease its market-making activity at any time at its sole discretion. Accordingly, neither Apogent nor Fisher can predict whether an active or liquid trading market for the New Floating Rate Debentures will develop or will be sustained. If an active market for the New Floating Rate Debentures fails to develop or be sustained, the trading price of the New Floating Rate Debentures could fall. The trading price of the New Floating Rate Debentures will depend on many factors, including:

•	prevailing interest rates and interest rate volatility;

•	the markets for similar securities;

•	the financial condition, results of operations and prospects of Apogent and Fisher;

•	the publication of earnings estimates or other research reports and speculation in the press or investment community;

•	changes in Apogent or Fisher’s industry and competition; and

•	general market and economic conditions.

       As a result, neither Apogent nor Fisher can assure you that you will be able to sell the New Floating Rate Debentures at attractive prices or at all. In addition, the ability to receive contingent interest, as well as the conversion rights, on the Old Floating Rate CODES and the New Floating Rate Debentures may be limited by a thin trading market. Since the right to receive contingent interest on both the Old Floating Rate CODES and the New Floating Rate Debentures is triggered only when the trading price of the Old Floating Rate CODES or New Floating Rate Debentures, respectively, exceeds 120% of the principal amount of the Old Floating Rate CODES or New Floating Rate Debentures in specified trading periods, and the conversion rights become effective if the price of the Old Floating Rate CODES or the New Floating Rate Debentures, respectively, falls below 97% of the conversion value in specified trading periods, the absence of an active or liquid trading market may limit the occurrence of the contingent interest right trigger and the conversion rights trigger.

A downgrade, suspension or withdrawal of the rating assigned by a rating agency to the New Floating Rate Debentures, if any, could cause the liquidity or market value of the New Floating Rate Debentures to decline significantly.

       Apogent expects to receive ratings of the New Floating Rate Debentures by Standard & Poor’s and Moody’s which may be in effect as of the date of the issuance of the New Floating Rate Debentures and may be lower than the ratings currently assigned to the Old Floating Rate CODES. Neither Apogent nor Fisher can assure you that the ratings, when assigned, will remain for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency if in that rating agency’s judgment future circumstances relating to the basis of the rating, such as adverse changes in Apogent’s business, so warrant.

The New Floating Rate Debentures and the future Fisher guarantee of the New Floating Rate Debentures will be unsecured and effectively subordinated to any secured debt of Apogent or Fisher.

       The New Floating Rate Debentures and the future Fisher guarantee will not be, and, to the extent that any of Apogent’s subsidiaries guarantee the New Floating Rate Debentures in the future, any such Apogent subsidiary guarantee would not be, secured by any of Apogent or Fisher’s assets or those of their subsidiaries. As a result, the New Floating Rate Debentures and the future Fisher guarantee will be, and any Apogent subsidiary guarantee would be, effectively subordinated to any secured debt that Apogent, Fisher (at the time of its guarantee) and any Apogent subsidiary guarantor (at the time of any such subsidiary guarantee) may incur to the extent of the value of the assets securing such debt. In any liquidation, dissolution, bankruptcy or other similar proceeding, the holders of Apogent or Fisher’s secured debt or the debt of any Apogent subsidiary guarantors may assert rights against the secured assets in order to receive full payment of their debt before the assets may be used to pay the holders of the New Floating Rate Debentures. On March 31, 2004, Fisher had secured debt of $391.8 million.

Your claims will be effectively subordinated to all of the existing and future creditors of Apogent’s subsidiaries.

       In the event of a bankruptcy, liquidation, or reorganization of any of Apogent’s subsidiaries, holders of their indebtedness and trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets of the subsidiaries are made available for distributions to Apogent. As of March 31, 2004, these subsidiaries had outstanding approximately $203.5 million of debt and other liabilities including trade payables and estimated income taxes payable, but excluding guarantees by certain of Apogent’s subsidiaries of $902.0 million of Apogent’s senior and senior subordinated debt.

The future Fisher guarantee of Apogent’s obligations under the New Floating Rate Debentures will be effectively subordinated to all of the existing and future creditors of Fisher’s subsidiaries, other than Apogent.

       In the event of a bankruptcy, liquidation, or reorganization of any of Fisher’s subsidiaries, holders of their indebtedness and trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets of the subsidiaries are made available for distributions to Fisher. As of March 31, 2004, Fisher’s subsidiaries had $27.6 million of indebtedness and other liabilities outstanding. In addition, subsidiaries of Fisher guarantee debt under the existing Fisher credit facility with a total borrowing capacity of $550 million, comprised of $360 million of term loans and $190 million of revolver loans, of which $360 million of term loans was outstanding as of March 31, 2004.

The guarantees may be unenforceable due to fraudulent conveyance statutes. Accordingly, you could have no claim against the guarantors.

       The future Fisher guarantee and, to the extent that any of Apogent’s subsidiaries guarantee the New Floating Rate Debentures in the future, any such Apogent subsidiary guarantee could be subject to review under United States federal bankruptcy law and comparable provisions of state fraudulent conveyance laws in bankruptcy or similar proceedings. Although laws differ among various jurisdictions, a court could, under current fraudulent conveyance laws, subordinate or avoid the guarantees if it found that the guarantees were incurred with actual intent to hinder, delay, or defraud creditors, or the guarantor was a defendant in an action for money damages or had a judgment for money damages docketed against it if, in either case, after final judgment, the judgment is unsatisfied, or the guarantor did not receive fair consideration or reasonably equivalent value for the guarantees, and that the guarantor:

•	was insolvent or rendered insolvent by reason of the issuance of the guarantees;

•	was engaged or was about to engage in a business or transaction for which the remaining assets of the guarantor constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay debts as they matured.

       If a court voided the future Fisher guarantee or any such Apogent subsidiary guarantee, as the result of a fraudulent conveyance, or held it unenforceable for any other reason, holders of the New Floating Rate Debentures would cease to have a claim against Fisher or such Apogent subsidiary guarantor, as the case may be, based on the guarantee and would be creditors only of Apogent and any guarantor whose guarantee was not similarly held unenforceable.

       Apogent cannot assure you that a court would conclude that the future Fisher guarantee or, to the extent that any of Apogent’s subsidiaries guarantee the New Floating Rate Debentures in the future, any such Apogent subsidiary guarantee would be for proper purposes and in good faith. After giving effect to the issuance of the New Floating Rate Debentures and the issuance of the future Fisher guarantee or any Apogent subsidiary guarantees, Apogent also cannot assure you that a court would conclude that Apogent, Fisher or any subsidiary guarantors, as applicable, would be solvent and will continue to be solvent, will have sufficient capital for carrying on their respective businesses and will be able to pay their debts as they become absolute and mature.

If Apogent’s Exchange Act reporting obligations are terminated or suspended, that may have an adverse effect on the market price of the New Floating Rate Debentures.

       Apogent intends to take steps to terminate or suspend its Exchange Act reporting obligations shortly after its fiscal year ending September 30, 2004. If and when Apogent ceases to have an obligation to file periodic and other reports with the SEC, the information available to holders of the New Floating Rate Debentures regarding Apogent’s financial condition and results of operations would be reduced. This could have an adverse effect on the market price of the New Floating Rate Debentures. After Apogent’s Exchange Act reporting obligations are terminated or suspended and Fisher guarantees the New Floating Rate Debentures, holders of Old Floating Rate CODES and New Floating Rate Debentures alike will only have access to financial information of Fisher and its subsidiaries, which will include Apogent after the proposed merger, on a consolidated basis, contained in Fisher’s Exchange Act filings.

Apogent is subject to risk of product liability and other litigation which could adversely affect its financial condition and results of operations and, therefore, adversely affect the value of the New Floating Rate Debentures.

       Apogent is subject to the risks of claims involving its products (including those of businesses Apogent no longer owns) and other legal and administrative proceedings, including the expense of investigating, litigating, and settling any claims. Although Apogent currently maintains insurance against some of these risks, uninsured losses, which may be material, could adversely affect its financial condition and results of operations and, therefore, adversely affect the value of the New Floating Rate Debentures.

Fisher may incur unexpected costs associated with compliance with environmental regulations and this could adversely affect its results of operations and the value of the New Floating Rate Debentures.

       A number of Fisher’s domestic and international operations involve and have involved the handling, transportation, manufacture, use or sale of substances that are or could be classified as toxic or hazardous substances. Some risk of environmental damage is inherent in Fisher’s operations and the products it manufactures, sells or distributes. Fisher has been named as a potentially responsible party for environmental contamination associated with various sites. Fisher is currently implementing remedial measures at some of its facilities, including two of its facilities in New Jersey. Fisher has established reserves in the amount of $31.4 million as of March 31, 2004 for the potential costs of this remediation based on several factors, including management’s knowledge and experience and reports from environmental specialists. However, Fisher’s actual costs may exceed those reflected in its reserves. In addition, future environmental damage resulting from Fisher’s operations may occur, the costs of which may harm its business. Fisher may also be liable for third party infringement claims in addition to primary liability. Future events, including changes in existing laws and regulations or changes in the manner or method of enforcement of such laws, identification of unknown conditions and the development of new remediation techniques and the circumstances of third parties who may be jointly or severally liable for damage may also give rise to additional costs which could adversely affect Fisher’s business.

Consequences of Failure to Exchange

After the consummation of the exchange offer there will likely be a limited trading market for the Old Floating Rate CODES which could affect the market price of the Old Floating Rate CODES.

       To the extent that Old Floating Rate CODES are tendered and accepted for exchange pursuant to the exchange offer, the trading market for Old Floating Rate CODES that remain outstanding after the exchange offer is likely to be significantly more limited than it is at present. A debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may command a lower price than would a comparable debt security with a larger float. Therefore, the market price for Old Floating Rate CODES that are not tendered and accepted for exchange pursuant to the exchange offer may be affected adversely to the extent that the principal amount of the Old Floating Rate CODES exchanged pursuant to the exchange offer reduces the float. A reduced float may also make the trading price of Old Floating Rate CODES that are not exchanged in the exchange offer more volatile.

Fisher does not intend to guarantee the Old Floating Rate CODES and, therefore, holders of Old Floating Rate CODES will not have recourse to Fisher’s assets and may receive Fisher common stock upon conversion that is not freely transferable under the securities laws.

       Fisher does not intend to guarantee the Old Floating Rate CODES. Holders who do not tender their Old Floating Rate CODES will not have the benefit of any guarantee of the New Floating Rate Debentures by Fisher. Accordingly, any Fisher common stock issuable upon the conversion of Old Floating Rate CODES would not be freely transferable under the securities laws unless an exemption from registration under the Securities Act is available. In addition, holders of Old Floating Rate CODES will not have recourse to the assets of Fisher or its direct or indirect subsidiaries, other than Apogent, for the satisfaction of Apogent’s payment obligations under the Old Floating Rate CODES.

Risks Relating to the Proposed Merger

The combined company may be unable to integrate successfully the businesses of Fisher and Apogent and realize the anticipated benefits of the merger.

       The merger of Fisher and Apogent involves the combination of two companies which currently operate as independent public companies. The combined company will be required to devote significant management attention and resources to integrating its business practices and operations. Potential difficulties the combined company may encounter in the integration process include the following:

•	the inability of the combined company to achieve the cost savings and operating synergies anticipated in the merger, including synergies relating to increased purchasing efficiencies and a reduction in costs associated with the consolidation of operations of the two companies;

•	lost sales and customers as a result of certain customers of either of the two companies deciding not to do business with the combined company;

•	complexities associated with managing the combined businesses, coupled with those of consolidating multiple physical locations where management may determine consolidation is desirable;

•	integrating personnel from diverse corporate cultures while maintaining focus on providing consistent, high quality products and customer service;

•	potential unknown liabilities and increased costs associated with the merger; and

•	performance shortfalls at one or both of the two companies as a result of the diversion of management’s attention to the merger.

The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of the combined company’s business and/or the loss of key personnel, many of whom have proprietary information. The diversion of management’s attention and any delays or difficulties encountered in connection with the merger and the integration of the two companies’ operations could have an adverse effect on the business and financial results of the combined company after the merger.

       Due to legal restrictions, Fisher and Apogent have been able to conduct only limited planning regarding the integration of the two companies following the merger and have not yet determined the exact nature in which the operations and businesses of the two companies will be combined after the merger. The actual integration may result in additional and unforeseen expenses or delays, and the anticipated benefits of such integration plans may not be realized.

FORWARD-LOOKING STATEMENTS

       This prospectus includes or incorporates by reference forward-looking statements, including without limitation the statements under “Prospectus Summary” and “Risk Factors” herein and under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business” in Apogent and Fisher’s respective periodic filings with the SEC which are incorporated by reference herein. The words “believe,” “anticipate,” “plan,” “expect,” “intend,” “estimate,” and similar expressions are intended to identify forward-looking statements. Apogent and Fisher have based their forward-looking statements on their current expectations and projections about future events. Although Apogent and Fisher believe that their assumptions made in connection with the forward-looking statements are reasonable, there can be no assurances that the assumptions and expectations will prove to have been correct. All forward-looking statements reflect Apogent and Fisher’s present expectations of future events and are subject to a number of important assumptions, factors, and risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Factors that could cause actual results to differ materially include, among others:

•	the effects of domestic and international economic and business conditions on Apogent and Fisher’s businesses;

•	Apogent and Fisher’s outstanding indebtedness and leverage, and the restrictions imposed by their indebtedness;

•	risks from rapid technological change and new product introductions;

•	changes in customer purchasing patterns;

•	competitive factors;

•	failure to consummate the proposed merger as currently contemplated;

•	transitional challenges associated with the proposed merger and other acquisitions;

•	the cyclical nature of some of the industries and markets into which Apogent and Fisher sell their products;

•	Apogent and Fisher’s dependence upon key distributors and manufacturers;

•	possible disruption of Apogent and Fisher’s manufacturing operations from labor unrest, shortages of critical materials, or other causes;

•	regulatory and litigation risks; and

•	the other factors described under the caption “Risk Factors” in this prospectus.

       All forward-looking statements included in this prospectus are based on information available to Apogent and Fisher on the date of this prospectus and forward-looking statements incorporated by reference to their past and future filings with the SEC are or will be based on information available to Apogent and Fisher on the dates of those filings. Apogent and Fisher undertake no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future events, or otherwise. All subsequent written and oral forward-looking statements attributable to Apogent and Fisher or persons acting on their behalf are expressly qualified in their entirety by the cautionary statements contained throughout this prospectus. Any forward-looking statements made in connection with the exchange offer are not, and have not been, protected under the Private Securities Litigation Reform Act of 1995.

USE OF PROCEEDS

       Neither Apogent nor Fisher will receive any proceeds from the exchange offer.

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES OF APOGENT

       The following table sets forth the historical consolidated ratio of earnings to fixed charges for Apogent for the periods indicated:

	Six Months	Year Ended September 30,
	Ended
	March 31, 2004	2003	2002	2001	2000	1999

Ratio of earnings to fixed charges(1)	5.6x	3.2x	5.2x	4.1x	3.5x	4.3x

(1)	The ratio of earnings to fixed charges is computed by dividing income from continuing operations before income taxes, plus fixed charges, by fixed charges.

       Fixed charges consist of interest expense, amortization of deferred financing fees and an estimate of interest within rental expense.

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES OF FISHER

       The following table sets forth the historical consolidated ratio of earnings to fixed charges for Fisher for the periods indicated:

	Three Months	Year Ended December 31,
	Ended
	March 31, 2004	2003	2002	2001	2000	1999

Ratio of earnings to fixed charges(1)	3.0x	2.1x	2.5x	1.4x	1.4x	1.5x

(1)	For the purpose of computing the ratio of earnings to fixed charges, earnings consist of income before provision for income taxes and before adjustment for losses from equity investments plus fixed charges. Fixed charges consist of interest charges, amortization of debt expense and discount or premium related to indebtedness, whether expensed or capitalized, and that portion of rental expense that Fisher believes to be representative of interest.

THE EXCHANGE OFFER

Terms of the Exchange Offer; Period for Tendering the Old Floating Rate CODES and Delivering Consents

       Subject to the terms and conditions described in this prospectus, Apogent will accept for exchange the Old Floating Rate CODES that are validly tendered prior to the expiration time and not withdrawn as permitted below. Holders of Old Floating Rate CODES who validly tender and do not withdraw their Old Floating Rate CODES prior to the consummation of the exchange offer will, by the act of tendering, be consenting to the proposed amendment to the registration rights agreement as described under “The Consent Solicitation.” You may not withhold your consent to the proposed amendment if you tender your Old Floating Rate CODES in the exchange offer.

       As used herein, the term “expiration time” means 5:00 p.m., New York City time, on August 2, 2004. Apogent may, however, in its sole discretion, extend the period of time during which the exchange offer and consent solicitation are open. Apogent intends to request that the registration statement be declared effective by the SEC before the expiration time. The term “expiration time” means the latest time and date to which the exchange offer and consent solicitation are extended.

       As of July 13, 2004, $345 million principal amount of the Old Floating Rate CODES were outstanding. This prospectus, together with the letter of transmittal, is being sent on or about the date hereof, to all holders of Old Floating Rate CODES. Apogent’s obligation to accept the Old Floating Rate CODES for exchange pursuant to the exchange offer and consent solicitation are subject to certain conditions as set forth under “— Conditions of the Exchange Offer.”

       Apogent expressly reserves the right, at any time, to extend the period of time during which the exchange offer and consent solicitation are open, and delay acceptance for exchange of any Old Floating Rate CODES, by giving oral or written notice of such extension to the holders thereof as described below. Apogent will extend the duration of the exchange offer and consent solicitation if and as required by applicable law or if the registration statement of which this prospectus is a part is not declared effective by the SEC before the expiration time and the exchange offer is not terminated. In addition, Apogent may choose to extend the exchange offer in order to provide additional time for holders of the Old Floating Rate CODES to tender their Old Floating Rate CODES for exchange. During any such extension:

•	all the Old Floating Rate CODES previously tendered will remain subject to the exchange offer and consent solicitation and may be accepted for exchange by Apogent; and

•	the consents to the proposed amendment that are deemed to have been given pursuant to previous tenders of Old Floating Rate CODES will remain valid.

       Any Old Floating Rate CODES not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration time or termination of the exchange offer and consent solicitation. The Old Floating Rate CODES tendered in the exchange offer and consent solicitation must be in denominations of principal amount of $1,000 and any integral multiple thereof.

       Apogent expressly reserves the right to amend or terminate the exchange offer and consent solicitation, and not to accept for exchange any Old Floating Rate CODES, upon the occurrence of any of the conditions of the exchange offer specified under “— Conditions of the Exchange Offer.” If Apogent considers an amendment to the exchange offer to be material, or if Apogent waives a material condition of the exchange offer, Apogent will promptly disclose the amendment or waiver in a prospectus supplement, and to the extent required by law, Apogent will extend the exchange offer for the applicable period required by law. Apogent will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the Old Floating Rate CODES as promptly as practicable. Such notice, in the case of any extension, will be issued by means of a press release or other public announcement no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled expiration time.

Procedures for Tendering Old Floating Rate CODES and Delivering Consents

       The tender to Apogent of the Old Floating Rate CODES by you as set forth below and Apogent’s acceptance of the Old Floating Rate CODES will constitute a binding agreement between Apogent and you upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal. Except as set forth below, to tender the Old Floating Rate CODES for exchange pursuant to the exchange offer and consent solicitation, you must transmit a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal or, in the case of a book-entry transfer, an agent’s message in lieu of such letter of transmittal, to The Bank of New York, as exchange agent, at the address set forth below under “Exchange Agent” on or prior to the expiration time. In addition, either:

•	a timely confirmation of a book-entry transfer (a “book-entry confirmation”) of such Old Floating Rate CODES, if such procedure is available, into the exchange agent’s account at the Depository Trust Company, or DTC, pursuant to the procedure for book-entry transfer described beginning on page 43 must be received by the exchange agent, prior to the expiration time, with the letter of transmittal or an agent’s message in lieu of such letter of transmittal, or

•	certificates for such Old Floating Rate CODES must be received by the exchange agent along with the letter of transmittal.

       The term “agent’s message” means a message, transmitted by DTC to and received by the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant stating that such participant has received and agrees to be bound by the letter of transmittal and that Apogent may enforce such letter of transmittal against such participant.

       The method of delivery of the Old Floating Rate CODES, letters of transmittal and all other required documents is at your election and risk. If such delivery is by regular U.S. mail, it is recommended that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. No letter of transmittal or Old Floating Rate CODES should be sent to Apogent.

       Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Old Floating Rate CODES surrendered for exchange are tendered:

•	by a holder of the Old Floating Rate CODES who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal, or

•	for the account of an Eligible Institution (as defined below).

       In the event that signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, such guarantees must be by a firm which is a member of the Securities Transfer Agent Medallion Program, the Stock Exchanges Medallion Program or the New York Stock Exchange Medallion Program (each such entity being hereinafter referred to as an “Eligible Institution”). If the Old Floating Rate CODES are registered in the name of a person other than the signer of the letter of transmittal, the Old Floating Rate CODES surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as Apogent determines in its sole discretion, duly executed by the registered holder with the signature thereon guaranteed by an Eligible Institution.

       Apogent in its sole discretion will make a final and binding determination on all questions as to the validity, form, eligibility (including time of receipt) and acceptance of Old Floating Rate CODES tendered for exchange. Apogent reserves the absolute right to reject any and all tenders of any particular Old Floating Rate CODES not properly tendered or to not accept any particular Old Floating Rate CODES which acceptance might, in Apogent’s judgment or its counsel’s, be unlawful. Apogent also reserves the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular Old Floating Rate CODES either before or after the expiration time (including the right to waive the ineligibility of any holder who seeks to tender the Old Floating Rate CODES in the exchange offer). Apogent’s interpretation of the terms and conditions of the exchange offer and consent solicitation as to any particular Old Floating Rate CODES either before or after the expiration time (including the letter of transmittal and the instructions thereto) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of the Old Floating Rate CODES for exchange must be cured within a reasonable period of time, as Apogent determines. Apogent is not, nor is the exchange agent or any other person, under any duty to notify you of any defect or irregularity with respect to your tender of the Old Floating Rate CODES for exchange, and no one will be liable for failing to provide such notification.

       If the letter of transmittal is signed by a person or persons other than the registered holder or holders of the Old Floating Rate CODES, such Old Floating Rate CODES must be endorsed or accompanied by powers of attorney signed exactly as the name(s) of the registered holder(s) that appear on the Old Floating Rate CODES.

       If the letter of transmittal or any Old Floating Rate CODES or powers of attorneys are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Unless waived by Apogent or the exchange agent, proper evidence satisfactory to Apogent of their authority to so act must be submitted with the letter of transmittal.

Exchange Fee

       Subject to the consummation of the exchange offer, if you validly tender your Old Floating Rate CODES and consent to the proposed amendment to the registration rights agreement thereby, and do not withdraw your tender and consent prior to the expiration time, you will receive an exchange fee equal to 0.50% of the principal amount of the Old Floating Rate CODES, and an additional consent fee as described under “The Consent Solicitation — Consent Fee.” If your Old Floating Rate CODES are not received by the exchange agent prior to the expiration time, you will not receive the exchange or consent fees.

       If the conditions to the consummation of the exchange offer, including the consummation of the proposed merger, are not satisfied or waived, the exchange offer will not be consummated and you will not receive the exchange or consent fees.

Acceptance of the Old Floating Rate CODES for Exchange; Delivery of the New Floating Rate Debentures

       Upon satisfaction or waiver of all of the conditions of the exchange offer and consent solicitation, Apogent will accept all Old Floating Rate CODES properly tendered and issue the New Floating Rate Debentures promptly after the expiration time. See “— Conditions of the Exchange Offer.” For purposes of the exchange offer and consent solicitation, Apogent shall be deemed to have accepted validly tendered the Old Floating Rate CODES for exchange if and when Apogent gives oral (confirmed in writing) or written notice to the exchange agent.

       The holder of Old Floating Rate CODES accepted for exchange will receive New Floating Rate Debentures in the aggregate principal amount equal to the aggregate principal amount of the surrendered Old Floating Rate CODES. In all cases, issuance of New Floating Rate Debentures for

Old Floating Rate CODES that are accepted for exchange will be made only after timely receipt by the exchange agent of:

•	certificates for such Old Floating Rate CODES or a timely book-entry confirmation of such Old Floating Rate CODES into the exchange agent’s account at DTC,

•	a properly completed and duly executed letter of transmittal or an agent’s message in lieu thereof, and

•	all other required documents.

       If any tendered Old Floating Rate CODES are not accepted for any reason set forth in the terms and conditions of the exchange offer and consent solicitation or if the Old Floating Rate CODES are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged Old Floating Rate CODES will be returned without expense to the tendering holder (or, in the case of the Old Floating Rate CODES tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the book-entry procedures described below, such non-exchanged Old Floating Rate CODES will be credited to an account maintained with DTC) promptly after the expiration or termination of the exchange offer and consent solicitation.

       Upon issuance of the New Floating Rate Debentures at the consummation of the exchange offer, Apogent will pay tendering holders of Old Floating Rate CODES any and all accrued but unpaid interest on the Old Floating Rate CODES to, but excluding the date of issuance of the New Floating Rate Debentures, including any additional amounts that may have accrued since June 14, 2004 due to a registration default under the registration rights agreement.

Book-Entry Transfers

       For purposes of the exchange offer and consent solicitation, the exchange agent will request that an account be established with respect to the Old Floating Rate CODES at DTC within two business days after the date of this prospectus, unless the exchange agent already has established an account with DTC suitable for the exchange offer and consent solicitation. Any financial institution that is a participant in DTC may make book-entry delivery of the Old Floating Rate CODES by causing DTC to transfer such Old Floating Rate CODES into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Although delivery of the Old Floating Rate CODES may be effected through book-entry transfer at DTC, the letter of transmittal or facsimile thereof or an agent’s message in lieu thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the exchange agent at the address set forth under “— Exchange Agent” on or prior to the expiration time.

Withdrawal Rights

       You may withdraw your tender of the Old Floating Rate CODES at any time prior to the consummation of the exchange offer. If you withdraw your tender of the Old Floating Rate CODES prior to the expiration time, you will thereby be revoking your consent to the proposed amendment to the registration rights agreement and you will not receive the exchange fee or the consent fee.

       For a withdrawal of a tender to be effective, a written notice of withdrawal must be received by the exchange agent at one of the addresses set forth under “— Exchange Agent.” This notice must specify:

•	the name of the person having tendered the Old Floating Rate CODES to be withdrawn,

•	the Old Floating Rate CODES to be withdrawn (including the principal amount of such Old Floating Rate CODES), and

•	where certificates for the Old Floating Rate CODES have been transmitted, the name in which such Old Floating Rate CODES are registered, if different from that of the withdrawing holder.

       If certificates for the Old Floating Rate CODES have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution, unless such holder is an Eligible Institution. If the Old Floating Rate CODES have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Old Floating Rate CODES and otherwise comply with the procedures of DTC.

       Apogent will make a final and binding determination on all questions as to the validity, form and eligibility (including time of receipt) of such notices. Any Old Floating Rate CODES so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer and consent solicitation. The withdrawal of Old Floating Rate CODES will also be deemed a withdrawal of the holders’ consent to the proposed amendment to the registration rights agreement.

       Any Old Floating Rate CODES tendered for exchange but not exchanged for any reason will be returned to the holder without cost to such holder (or, in the case of the Old Floating Rate CODES tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the book-entry transfer procedures described above, such Old Floating Rate CODES will be credited to an account maintained with DTC for the Old Floating Rate CODES) promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn Old Floating Rate CODES may be retendered by following one of the procedures described under “— Procedures for Tendering Old Floating Rate CODES and Delivering Consents” above at any time prior to the expiration time. If you have previously validly tendered your Old Floating Rate CODES, then you may exercise your withdrawal rights at any time prior to the consummation of the exchange offer. Properly withdrawn Old Floating Rate CODES may be retendered by following one of the procedures described under “— Procedures for Tendering Old Floating Rate CODES and Delivering Consents” above at any time on or prior to the expiration time.

Conditions of the Exchange Offer

       The exchange offer is subject to the registration statement covering the New Floating Rate Debentures and any post-effective amendment thereto being declared effective under the Securities Act of 1933. The exchange offer is not being made to, and Apogent will not accept tenders of Old Floating Rate CODES from, holders of Old Floating Rate CODES in any jurisdiction in which the exchange offer, or the acceptance of the exchange offer, would not be in compliance with the securities or “blue sky” laws of that jurisdiction. Apogent expects that in every US jurisdiction the exchange offer will be registered upon effectiveness of the registration statement, exempt from registration or subject to a letter from the state securities administrator agreeing to take no action if Apogent does not register the New Floating Rate Debentures.

       The exchange offer is also subject to the consummation of the proposed merger. In addition, notwithstanding any other provision of the exchange offer, Apogent is not required to accept for exchange or issue the New Floating Rate Debentures in exchange for any Old Floating Rate CODES and may terminate or amend the exchange offer and consent solicitation if any of the following events occur prior to the expiration time:

•	there shall be threatened, instituted or pending any action or proceeding before, or any injunction, order or decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission:

(1) seeking to restrain or prohibit the making or consummation of the exchange offer or consent solicitation or any other transaction contemplated by the exchange offer and consent solicitation, or assessing or seeking any damages as a result thereof,

(2) resulting in a material delay in Apogent’s ability to accept for exchange or exchange some or all of the Old Floating Rate CODES pursuant to the exchange offer and consent solicitation, or

•	any statute, rule, regulation, order or injunction shall be sought, proposed, introduced, enacted, promulgated or deemed applicable to the exchange offer or consent solicitation or any of the transactions contemplated by the exchange offer and consent solicitation by any government or governmental authority, domestic or foreign, or any action shall have been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that in Apogent’s reasonable judgment will or will be reasonably likely to, directly or indirectly, result in any of the consequences referred to in clauses (1) or (2) above; or

•	there shall have occurred:

(1) any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market,

(2) any limitation by a governmental agency or authority which may adversely affect Apogent’s ability to complete the transactions contemplated by the exchange offer and consent solicitation,

(3) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit, or

(4) a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the foregoing existing at the time of the commencement of the exchange offer and consent solicitation, a material acceleration or worsening thereof; or

•	any change (or any development involving a prospective change) shall have occurred or be threatened to the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of Apogent and its subsidiaries, taken as a whole, or Fisher that, in Apogent’s reasonable judgment, is or is reasonably likely to materially adversely affect Apogent or Fisher, or Apogent has become aware of facts that, in its reasonable judgment, have or may have a material adverse effect on the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of Apogent or Fisher or with respect to the Old Floating Rate CODES or the New Floating Rate Debentures;

which, in Apogent’s reasonable judgment in any case, and regardless of the circumstances (other than any action by Apogent) giving rise to any such condition, makes it inadvisable to proceed with the exchange offer and consent solicitation and/ or with such acceptance for exchange or with such exchange.

       The consummation of the proposed merger and the conditions described in the four bullet points above are for Apogent’s sole benefit and may be asserted by Apogent regardless of the circumstances giving rise to any condition or may be waived by Apogent in whole or in part at any time in its reasonable discretion prior to the expiration time. Apogent’s failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time prior to the expiration time.

       Apogent does not currently intend to waive the merger condition to the exchange offer and consent solicitation. If Apogent decided to waive the merger condition and proceed with the exchange offer and consent solicitation, it would amend the terms of the exchange offer to reflect that the New Floating Rate Debentures would be convertible into Apogent common stock and any other applicable change to the terms of the exchange offer and extend the duration of the exchange offer as required by applicable law.

       In addition, Apogent will not accept for exchange any Old Floating Rate CODES tendered, and no New Floating Rate Debentures will be issued in exchange for any such Old Floating Rate CODES, if at such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part, or the qualification of the indenture relating to the New Floating Rate Debentures under the Trust Indenture Act of 1939, as amended.

Exchange Agent

       The Bank of New York has been appointed as the exchange agent for the exchange offer and consent solicitation. All executed letters of transmittal should be directed to the exchange agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

The Bank of New York as Exchange Agent

By Registered or Certified Mail:	By Hand and Overnight Courier:
The Bank of New York 101 Barclay Street, 7E New York, New York 10286 Attention: Diane Amoroso Reorganization Unit	The Bank of New York 101 Barclay Street, Corporate Trust Services Window New York, New York 10286 Attention: Diane Amoroso Reorganization Unit

By Facsimile:	Confirm by Telephone or for Information:
(212) 298-1915	(212) 815-3738

       Delivery of the letter of transmittal to an address other than as set forth above or transmission of such letter of transmittal via facsimile other than as set forth above does not constitute a valid delivery of the letter of transmittal.

Information Agent

       Apogent has appointed Innisfree M&A Incorporated to act as the information agent in connection with the exchange offer and consent solicitation. Any questions concerning the exchange offer or consent solicitation procedures or requests for assistance or additional copies of this prospectus or the letters of transmittal may be directed to the information agent at (888) 750-5834 (toll free) or at the address listed below: 501 Madison Avenue, 20th Floor New York, New York 10022. Banks and brokers may call collect at (212) 750-5833.

Dealer-Manager

       Apogent has retained Goldman, Sachs & Co. as dealer-manager in connection with the exchange offer and consent solicitation. Apogent has been informed by Goldman, Sachs & Co. that it intends to make a market in the New Floating Rate Debentures after this exchange offer. However, Goldman, Sachs & Co. may cease its market-making activity at any time at its sole discretion. Accordingly, Apogent cannot assure you that an active market in the New Floating Rate Debentures will develop or be maintained. Questions and requests for assistance may also be directed to the dealer-manager at (800) 471-7731. Banks and brokers may call collect at (212) 902-1697.

Fees and Expenses

Exchange Agent

       The principal solicitation is being made by mail by The Bank of New York, as exchange agent. The exchange agent will be paid customary fees for its services and reimbursed for its reasonable out-of-pocket expenses incurred in connection with the provision of these services. All other expenses relating to the exchange offer and consent solicitation, including the fees and expenses of the trustee under the indenture relating to the New Floating Rate Debentures, filing fees, blue sky fees and printing and distribution expenses will be paid by Apogent.

Information Agent

       Innisfree M&A Incorporated, as information agent, may contact holders of the Old Floating Rate CODES by mail, telephone, facsimile transmission and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the exchange offer and consent solicitation to beneficial owners. The information agent will receive customary compensation for its services and will be reimbursed for customary out-of-pocket expenses.

Dealer-Manager

       Goldman, Sachs & Co., as dealer-manager, has agreed to solicit exchanges of the Old Floating Rate CODES and accompanying consents to the proposed amendment to the registration rights agreement. Apogent and Fisher will pay Goldman, Sachs & Co. a total fee of 0.4% of the outstanding principal amount of the Old Floating Rate CODES for serving as the dealer-manager and will reimburse Goldman, Sachs & Co. for specified expenses payable as of the completion of the exchange offer and consent solicitation. Apogent and Fisher have also agreed to indemnify Goldman, Sachs & Co. against certain liabilities, including liabilities under federal securities laws.

       Goldman, Sachs & Co. has provided certain investment banking services to Fisher from time to time, including having acted as:

•	a lead manager for the offerings of (1) 12.0 million shares of Fisher common stock in May 2001, (2) 7.2 million shares of Fisher common stock in February 2002, (3) $300,000,000 aggregate principal amount of 2.50% Convertible Senior Notes due October 2023 of Fisher in July 2003, and (4) $330,000,000 aggregate principal amount of 3.25% Convertible Senior Subordinated Notes due March 1, 2024 of Fisher in March 2004;

•	financial advisor with respect to Fisher’s acquisition of Dharmacon, Inc. entered into February 2004 and the proposed merger with Apogent; and

•	a financial advisor in connection with the proposed merger with Apogent.

       Pursuant to the terms of Goldman, Sachs & Co.’s engagement as financial advisor in connection with the proposed merger, Fisher has agreed to pay Goldman, Sachs & Co. a transaction fee of $10,000,000, $7,500,000 of which is payable upon consummation of the merger. In addition, Fisher has agreed to reimburse Goldman, Sachs & Co.’s expenses and to indemnify Goldman,

Sachs & Co. and related persons against various liabilities, including certain liabilities under the federal securities laws.

       Goldman, Sachs & Co. also has provided certain investment banking services to Apogent from time to time, including having (1) acted as co-advisor with respect to Apogent’s spin-off of Sybron Dental Specialities, Inc. in December 2000, (2) acted as co-manager in connection with the offering of $250,000,000 aggregate principal amount of 6 1/2% Senior Subordinated Notes due 2013 of Apogent in May 2003 and (3) assisted Apogent in connection with its stock repurchase program in August 2002.

       Concurrently with the exchange offer relating to the Old Floating Rate CODES, Goldman, Sachs & Co. is acting as dealer-manager for (1) the exchange offer for any and all of Apogent’s outstanding Old 2.25% CODES and (2) a cash tender offer for any and all of Apogent’s outstanding 6 1/2% senior subordinated notes and a concurrent consent solicitation to amend the indenture for the 6 1/2% senior subordinated notes in order to eliminate most of the restrictive covenants in that indenture. Upon completion of the exchange offer for the Old 2.25% CODES, Apogent and Fisher will pay Goldman, Sachs & Co. a total fee of 0.4% of the outstanding principal amount of Old 2.25% CODES for serving as dealer-manager and will reimburse Goldman, Sachs & Co. for specified expenses. Upon completion of the cash tender offer, Apogent and Fisher will pay Goldman, Sachs & Co. a total fee equal to 0.25% of the principal amount of 6 1/2% senior subordinated notes tendered pursuant to the cash tender offer and will reimburse Goldman, Sachs & Co. for specified expenses.

       Goldman, Sachs & Co. may also provide investment banking or other services to Fisher and Apogent in the future. In connection with the above-described services performed by it, Goldman, Sachs & Co. received, and may receive in the future, compensation. In the ordinary course of these activities Goldman, Sachs & Co. may actively trade the debt or equity securities (or related derivative securities) of Fisher and Apogent for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.

Transfer Taxes

       You will not be obligated to pay any transfer taxes in connection with the tender of the Old Floating Rate CODES in the exchange offer and consent solicitation unless you instruct Apogent to register the New Floating Rate Debentures in the name of, or request that Old Floating Rate CODES not tendered or not accepted in the exchange offer and consent solicitation be returned to, a person other than the registered tendering holder. In those cases, you will be responsible for the payment of any applicable transfer tax.

Consequences of Failing to Exchange the Old Floating Rate CODES

       The trading market in the unexchanged Old Floating Rate CODES could become more limited due to the reduction in the amount of Old Floating Rate CODES outstanding after the consummation of this exchange offer and consent solicitation.

       Fisher does not intend to guarantee Apogent’s obligations under the Old Floating Rate CODES. Accordingly, Fisher common stock that is issuable upon conversion of Old Floating Rate CODES will not be freely transferable under securities laws unless an exemption from registration under the Securities Act is available. In addition, holders of Old Floating Rate CODES will not have recourse to the assets of Fisher or its direct or indirect subsidiaries, other than Apogent, for the satisfaction of Apogent’s payment obligations under the Old Floating Rate CODES.

THE CONSENT SOLICITATION

Purpose of Consent Solicitation

       Concurrently with the exchange offer for the Old Floating Rate CODES, Apogent is also conducting a consent solicitation to amend the registration rights agreement, dated December 17, 2003, among Apogent, the subsidiary guarantors of the Old Floating Rate CODES and the initial purchasers of the Old Floating Rate CODES in order to terminate that agreement. Pursuant to the registration rights agreement, Apogent was required to:

•	file by March 16, 2004, a registration statement under the Securities Act providing for the resale of the Old Floating Rate CODES and the common stock issuable upon conversion of such Old Floating Rate CODES, or a resale registration statement; and

•	cause such resale registration statement to be declared effective by the SEC by June 14, 2004 and maintain the effectiveness of such resale registration statement for a period ending on the earliest of: (1) December 30, 2005, (2) such time as all holders of the Old Floating Rate CODES and the common stock issuable upon conversion of the Old Floating Rate CODES are eligible to sell all such securities pursuant to Rule 144(k) under the Securities Act, and (3) the date when all the Old Floating Rate CODES and the common stock issuable upon conversion of the Old Floating Rate CODES are disposed of pursuant to the resale registration statement.

       In accordance with the registration rights agreement, Apogent filed a resale registration statement with the SEC on February 4, 2004. Since that registration statement was not declared effective by the SEC by June 14, 2004, a registration default occurred and is continuing to occur under the registration rights agreement which requires Apogent to pay additional amounts to each holder of the Old Floating Rate CODES equal to:

•	0.25% per annum of the principal amount of the Old Floating Rate CODES with respect to the first 90-day period during which the registration default occurred and is continuing; and

•	0.50% per annum of the principal amount of the Old Floating Rate CODES with respect to the period commencing on the 91st day following the day the registration default occurred and is continuing;

provided that in no event will additional amounts accrue at a rate per annum exceeding 0.50% of the principal amount of the Old Floating Rate CODES or at all upon the expiration of term of the agreement which is generally two years from the last date of issuance of the Old Floating Rate CODES.

       Apogent is seeking your consent to amend the registration rights agreement to terminate it and, thereby, terminate its obligations to cause the registration statement to be declared effective and to maintain its effectiveness for the time period required under the registration rights agreement.

Conditions to the Proposed Amendment

       Adoption of the proposed amendment pursuant to the consent solicitation is conditioned upon:

•	the consummation of the exchange offer; and

•	at least a majority in aggregate principal amount of the holders of the outstanding Old Floating Rate CODES who are not affiliates of Apogent, or the unaffiliated holders, validly tendering their outstanding Old Floating Rate CODES, and consenting to the proposed amendment thereby, and not withdrawing their tender and consent prior to the consummation of the exchange offer.

       No affiliates of Apogent beneficially own any of the outstanding Old Floating Rate CODES. If the requisite consents of the unaffiliated holders to the proposed amendment are received prior to the expiration time, Apogent intends to execute the proposed amendment promptly following the expiration time and prior to accepting all Old Floating Rate CODES that are validly tendered and not withdrawn. However, the proposed amendment will not become effective until immediately after the consummation of the exchange offer and the payment of the consent and exchange fees to each of the holders of the Old Floating Rate CODES who have validly tendered their Old Floating Rate CODES and consented to the proposed amendment thereby.

Effect of Delivering Consents

       By tendering your Old Floating Rate CODES, you will be giving your consent to the proposed amendment. See “Procedures for Tendering Old Floating Rate CODES and Delivering Consents” for information on how to tender your Old Floating Rate CODES to the exchange agent. Holders of Old Floating Rate CODES who wish to consent to the proposed amendment must validly tender and not withdraw their Old Floating Rate CODES prior to the consummation of the exchange offer. You will, by the act of tendering, be consenting to the proposed amendment and you may not withhold your consent if you tender your Old Floating Rate CODES in the exchange offer.

       Holders who consent to the proposed amendment to the registration rights agreement will not be waiving their right to receive any additional amounts that accrue upon the occurrence and continuance of any registration default under the registration rights agreement prior to the date of the issuance of the New Floating Rate Debentures. If the requisite consents to the proposed amendment are not received, holders who tender their Old Floating Rate CODES in exchange for New Floating Rate Debentures will receive the consent fee, but will not continue to receive any additional amounts that may accrue on and after the date of issuance of the New Floating Rate Debentures due to the continuance of the registration default on and after such date. See “— Payment of Additional Amounts” below.

Withdrawal Rights

       Holders of Old Floating Rate CODES who have consented to the proposed amendment by tendering their Old Floating Rate CODES may withdraw their tender, and their consent thereby, up until the consummation of the exchange offer. See “The Exchange Offer — Withdrawal Rights” for a description of how to withdraw your tender. If you withdraw your tender of the Old Floating Rate CODES prior to the consummation of the exchange offer and withdraw your consent to the proposed amendment to the registration rights agreement thereby, you will not receive the consent or exchange fees.

Extensions

       Apogent may extend the expiration time of the exchange offer and consent solicitation as described in “The Exchange Offer — Terms of the Exchange Offer; Period for Tendering the Old Floating Rate CODES and Delivering Consents.” During any extension of the expiration time of the exchange offer and consent solicitation, the consents to the proposed amendment that holders will be deemed to have given pursuant to previous tenders of Old Floating Rate CODES will remain valid.

Consent Fee

       Subject to the consummation of the exchange offer, if you validly tender your Old Floating Rate CODES, and consent to the proposed amendment thereby, and do not withdraw such tender and consent prior to the consummation of the exchange offer, you will receive a consent fee equal to 0.60% of the principal amount of the Old Floating Rate CODES and an exchange fee described under “ Exchange Offer — Exchange Fee.” This consent fee approximates the present value of the maximum additional amounts that may be payable to holders that do not tender their Old Floating Rate CODES in the exchange offer.

       If your consent to the proposed amendment is not received prior to the expiration time, scheduled for 5:00 p.m., New York City time, on August 2, 2004, unless extended by Apogent, you will not receive the consent or exchange fees.

Consequences of Your Failure to Consent

       If the requisite consents of the unaffiliated holders are received, the amendment will become operative and Apogent’s obligation to register any Old Floating Rate CODES and the Fisher common stock issuable upon conversion for resale under the Securities Act and pay any further additional amounts due to the occurrence of a registration default under the registration rights agreement will be terminated, regardless of whether or not you consent to the proposed amendment.

       If your Old Floating Rate CODES are not received by the exchange agent prior to the expiration time, you will not receive the consent or exchange fees.

Payment of Additional Amounts

       If the requisite consents are received, the proposed amendment will not become effective until the consummation of the exchange offer and the payment of the consent and exchange fees to each of the holders of the Old Floating Rate CODES who have validly tendered their Old Floating Rate CODES and consented to the proposed amendment thereby, currently scheduled to occur promptly after August 2, 2004, unless Apogent extends the exchange offer and consent solicitation. Since the proposed amendment will not be effective until after a registration default has already occurred under the registration rights agreement, Apogent will be required to pay additional amounts to the holders of Old Floating Rate CODES, whether or not they tender their Old Floating Rate CODES in the exchange offer, that accrue from June 15, 2004 to, but excluding, the effective date of the proposed amendment, at which time additional amounts will cease to accrue because Apogent would have no further obligations under the registration rights agreement. If the exchange offer and consent solicitation expire on August 2, 2004, the currently scheduled expiration time of the exchange offer and consent solicitation, Apogent would be required to pay holders of Old Floating Rate CODES a total of approximately $117,396 of additional amounts that will have accrued on the Old Floating Rate CODES, which is equal to approximately $0.34 per $1,000 principal amount of Old Floating Rate CODES. If Apogent does not receive the requisite consents to the proposed amendment, it would continue to pay additional amounts to holders that do not tender their Old Floating Rate CODES from the date of the issuance of the New Floating Rate Debentures until such time as the registration default is cured.

DESCRIPTION OF THE NEW FLOATING RATE DEBENTURES

       The New Floating Rate Convertible Senior Debentures due 2033, or the New Floating Rate Debentures, will be issued under an indenture, by and among Apogent, as issuer, Fisher, and The Bank of New York, as trustee. The indenture for the New Floating Rate Debentures is referred to as the New Indenture. The terms of the New Floating Rate Debentures include those stated in the New Indenture and those made part of the New Indenture by reference to the Trust Indenture Act of 1939, or the Trust Indenture Act.

       The following description is only a summary of the material provisions of the New Floating Rate Debentures and the New Indenture. It does not restate these documents in their entirety. You are urged to read these documents because they, and not this description, define the rights of the holders of the New Floating Rate Debentures. A copy of the New Indenture is filed as an exhibit to the registration statement which includes this prospectus. You may request copies of the New Floating Rate Debentures and the New Indenture at Apogent’s address set forth under the caption, “Where You Can Find More Information.”

       In this section, Apogent refers only to Apogent Technologies Inc. and not its subsidiaries.

Differences between the New Floating Rate Debentures and the Old Floating Rate CODES

       The New Floating Rate Debentures differ from the Old Floating Rate CODES in the following ways:

•	The Old Floating Rate CODES are convertible, after the proposed merger, into Fisher common stock, and the New Floating Rate Debentures will be convertible into Fisher common stock, or, at the election of Apogent, cash or a combination of cash and Fisher common stock.

•	The credit ratings trigger of the conversion right of the Old Floating Rate CODES is the assignment of a credit rating by either Moody’s or Standard & Poor’s below “Ba3” or “BB,” respectively. The credit ratings trigger of the conversion right of the New Floating Rate Debentures will be the assignment of a credit rating by either Moody’s or Standard & Poor’s below “B3” or “B-,” respectively.

•	Upon the earlier of (1) the date that Apogent’s Exchange Act reporting obligations are terminated or suspended, which is expected to occur shortly after September 30, 2004, or (2) February 23, 2010, which is 20 days prior to the first date that Apogent will have the right to redeem any or all of the New Floating Rate Debentures, Fisher will guarantee Apogent’s obligations under the New Floating Rate Debentures. Fisher does not intend to guarantee Apogent’s obligations under the Old Floating Rate CODES. It is expected that each of the current Old Floating Rate CODES subsidiary guarantors will be released from its subsidiary guarantee under the Old Floating Rate CODES shortly before the consummation of the exchange offer, and they will not provide a guarantee of the New Floating Rate Debentures as of the date of issuance of the New Floating Rate Debentures.

•	The New Floating Rate Debentures may be convertible into Fisher common stock that is freely transferable under the securities laws only after Fisher guarantees the New Floating Rate Debentures, but the Old Floating Rate CODES will not be convertible into Fisher common stock that is freely transferable at any time unless an exemption from registration under the Securities Act of 1933 is otherwise available.

•	The New Floating Rate Debentures will be convertible during the five-business-day period following any five-consecutive-trading day period in which the average of the trading prices for the New Floating Rate Debentures, as determined following a request by a holder to make a determination, for that five-trading-day period was less than 97% of the average conversion value for the New Floating Rate Debentures during that period, subject to certain conditions described below under “— Conversion Rights — Conversion Upon Satisfaction of Market Price Conditions,” but the Old Floating Rate CODES are convertible during the five-business-day period following any 10-consecutive-trading day period in which the average of the trading prices for the Old Floating Rate CODES for that 10-trading-day period was less than 98% of the average conversion value for the Old Floating Rate CODES during that period.

•	The New Floating Rate Debentures will not be eligible for trading in the PORTAL market, but the Old Floating Rate CODES are eligible for trading in the PORTAL market.

Brief Description of the New Floating Rate Debentures

       The New Floating Rate Debentures:

•	will be limited to a maximum of $345,000,000 aggregate principal amount;

•	for each quarterly interest period commencing with the quarterly interest period beginning on September 15, 2004, will bear interest at a per annum rate which will equal 3-month LIBOR, adjusted quarterly, minus a spread of 125 basis points (which spread may be reset under certain circumstances, as described herein); notwithstanding any quarterly adjustments of the interest rate or resetting of the spread, the interest rate borne by the New Floating Rate Debentures will never be less than zero;

•	for the period from the date of issuance of the New Floating Rate Debentures to, but excluding, September 15, 2004, will bear interest at a rate of 0.27% per annum, which is equal to the interest rate currently applicable to the Old Floating Rate CODES;

•	will bear contingent interest in the circumstances described under “— Contingent Interest;”

•	will be general unsecured obligations, ranking equally with all of Apogent’s other unsecured senior indebtedness and senior in right of payment to any subordinated indebtedness; as indebtedness of Apogent, the New Floating Rate Debentures will be effectively subordinated to all indebtedness and liabilities of Apogent’s subsidiaries, except that the New Floating Rate Debentures will rank equally with any unsecured senior indebtedness, and senior to any subordinated indebtedness, of:

•	any Apogent subsidiary that may guarantee the New Floating Rate Debentures in the future, but only at such time that such a subsidiary guarantee is provided, if any; and

•	Fisher, but only at such time as Fisher guarantees the New Floating Rate Debentures;

•	will be convertible, after the proposed merger, into Fisher common stock (or, at the election of Apogent, cash or a combination of cash and Fisher common stock), at a conversion price of approximately $59.09 per share, subject to adjustment as described under “— Conversion Rights,” in the following circumstances:

•	during any fiscal quarter, if the sale price of Fisher common stock for at least 20 trading days in the 30-consecutive-trading-day period ending on the last day of the preceding fiscal quarter was more than 130% of the conversion price on that thirtieth trading day (on July 9, 2004, the closing price of Fisher common stock on the NYSE was $55.29 per share, or 94% of the initial conversion price listed above),

•	on or before December 15, 2028, during the five-business-day period following any five-consecutive-trading-day period in which the average of the trading prices for the New Floating Rate Debentures as determined following a request from a holder to make a determination, for that five-trading-day period was less than 97% of the average conversion value for the New Floating Rate Debentures during that period; provided that, if at the time of the conversion the sale price of Fisher common stock is greater than the then-current conversion price of the New Floating Rate Debentures and less than or equal to 130% of the then-current conversion price of the New Floating Rate Debentures and the New Floating Rate Debentures are not otherwise convertible, you will receive, at Apogent’s option, cash, Fisher common stock or a combination of cash and Fisher common stock with a value equal to the principal amount of the New Floating Rate Debentures on such conversion date. (If Apogent elects to pay in Fisher common stock or in a combination of cash and Fisher common stock, Fisher common stock will be valued at 100% of the average of the sale prices for Fisher common stock for the five trading days ending on the third trading day preceding the conversion date.);

•	during any period, (1) when the credit rating assigned to the New Floating Rate Debentures by Moody’s is below “B3” or the credit rating assigned to the New Floating Rate Debentures by Standard & Poor’s is below “B-,” (2) in which the credit rating assigned to the New Floating Rate Debentures is suspended or withdrawn by either rating agency, or (3) in which neither agency continues to rate the New Floating Rate Debentures or provide ratings services or coverage to Apogent;

•	if the New Floating Rate Debentures have been called for redemption, or

•	upon the occurrence of specified corporate transactions;

•	will be redeemable at Apogent’s option in whole or in part beginning on March 15, 2010 upon the terms and for a price equal to 100% of the principal amount of the New Floating Rate Debentures plus any accrued and unpaid interest (including contingent interest) as set forth under “— Optional Redemption by Apogent;”

•	will be repurchased by Apogent, at your option, on December 15, 2008, March 15, 2010, December 15, 2014, December 15, 2019, December 15, 2024 and December 15, 2029, or upon a change of control of Fisher or, in certain circumstances, Apogent; and

•	will be due on December 15, 2033, unless earlier converted, redeemed by Apogent at its option or repurchased by Apogent at your option.

       The New Indenture will not contain any financial covenants and will not restrict Apogent, Fisher or any Apogent subsidiaries, including any Apogent subsidiary guarantors, to the extent that any Apogent subsidiary guarantees the New Floating Rate Debentures in the future, from paying dividends, incurring additional senior or other indebtedness, or issuing or repurchasing Apogent’s other securities. The New Indenture also will not protect you in the event of a highly leveraged transaction or a change in control of Fisher or, in certain circumstances, Apogent, except to the extent described under “— Repurchase at Option of Holders — Change of Control Put” below.

       Under the New Indenture, Apogent will agree, and by acceptance of a beneficial interest in the New Floating Rate Debentures each beneficial owner of the New Floating Rate Debentures will be deemed to have agreed, among other things, for United States federal income tax purposes, to treat the New Floating Rate Debentures as indebtedness that is subject to the regulations governing contingent payment debt instruments unless otherwise required by the Internal Revenue Service and, for purposes of those regulations, to treat the fair market value of any stock received upon any conversion of the New Floating Rate Debentures as a contingent payment, and to be bound by Apogent’s determination of the “comparable yield” and “projected payment schedule” with respect to the New Floating Rate Debentures.

       No sinking fund is provided for the New Floating Rate Debentures. The New Floating Rate Debentures will not be subject to defeasance. The New Floating Rate Debentures will be issued only in registered form in denominations of $1,000 and any integral multiple of $1,000 above that amount. No service charge will be made for any registration of transfer or exchange of the New Floating Rate Debentures, but Apogent may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

       You may present definitive New Floating Rate Debentures for conversion, registration of transfer and exchange, without service charge, at Apogent’s office or agency in New York City, which initially will be the office or agency of the trustee in New York City. For information regarding conversion, registration of transfer and exchange of global securities, see “— Form, Denomination and Registration.”

Future Guarantee by Fisher

       In connection with the proposed merger and the refinancing transactions, Apogent intends to take steps to terminate its periodic and other reporting obligations under the Exchange Act shortly after the end of Apogent’s fiscal year ending September 30, 2004. Upon the earlier of (1) the date that Apogent’s Exchange Act reporting obligations are terminated or suspended, which is expected to occur shortly after September 30, 2004, or (2) February 23, 2010, which is 20 days prior to the first date that Apogent will have the right to redeem any or all of the New Floating Rate Debentures, Fisher will fully and unconditionally guarantee the full and prompt payment of the principal and interest (including contingent interest), if any, with respect to the New Floating Rate Debentures. The Fisher guarantee will be a general, unsecured obligation of Fisher. At and after the date upon which Fisher guarantees the New Floating Rate Debentures, the Fisher guarantee will rank effectively junior to the senior secured indebtedness of Fisher and all indebtedness of Fisher’s subsidiaries, other than Apogent, equally with other senior unsecured indebtedness of Fisher and senior to the subordinated indebtedness of Fisher.

       Until such time as Fisher guarantees the New Floating Rate Debentures, Fisher common stock that may be issued upon conversion of the New Floating Rate Debentures will not be freely transferable under the securities laws unless an exemption from registration under the Securities Act is available. In addition, holders will not have recourse to the assets of Fisher or its subsidiaries, other than Apogent, for the satisfaction of Apogent’s payment obligations under the New Floating Rate Debentures. Fisher does not intend to guarantee the Old Floating Rate CODES.

Interest

       For the period from the date of issuance of the New Floating Rate Debentures, which shall occur promptly after the expiration time, to September 15, 2004, interest on the New Floating Rate Debentures will accrue at a rate of 0.27% per annum, which is equal to the interest rate currently applicable to the Old Floating Rate CODES. For each subsequent quarterly interest period, commencing with the quarterly interest period beginning on September 15, 2004, interest on the New Floating Rate Debentures will accrue at a per annum rate equal to 3-month LIBOR, adjusted quarterly as described below, minus a spread of 125 basis points, which spread may be reset upon the occurrence of a reset transaction. See “— Resetting the Spread” below. Notwithstanding any quarterly adjustments of the interest rate or resetting of the spread, the interest rate borne by the New Floating Rate Debentures will never be less than zero. Apogent will also pay contingent interest on the New Floating Rate Debentures in the circumstances described below under “— Contingent Interest.”

       Apogent will pay interest quarterly in arrears on March 15, June 15, September 15, and December 15 of each year, beginning September 15, 2004, unless any such interest payment date (other than an interest payment date at maturity) would otherwise be a day that is not a business day, in which case the interest payment date will be postponed to the next succeeding business day (except if that business day falls in the next succeeding calendar month, that interest payment date will be the immediately preceding business day). If the maturity date of the New Floating Rate Debentures is a day that is not a business day, all payments to be made on such day will be made on the next succeeding business day, with the same force and effect as if made on the maturity date, and no additional interest will be payable as a result of such a delay in payment. Apogent will pay interest to the holders of record at the close of business on the March 1, June 1, September 1, and December 1 (whether or not a business day), as applicable, next preceding each interest payment date. There are two exceptions to these provisions:

•	In general, Apogent will not pay interest accrued and unpaid on any New Floating Rate Debenture that is converted. See “— Conversion Rights” below. If a holder of New Floating Rate Debentures converts after a record date for an interest payment but prior to the corresponding interest payment date, it will receive interest accrued and paid on such New Floating Rate Debentures on the interest payment date, notwithstanding the conversion of such New Floating Rate Debentures prior to such interest payment date, because such holder will have been the holder of record on the corresponding record date. However, at the time such holder surrenders such New Floating Rate Debentures for conversion, it must pay Apogent an amount equal to the interest that has accrued and will be paid on the interest payment date. The preceding sentence does not apply, however, to a holder that converts, after a record date for an interest payment date but prior to the corresponding interest payment date, New Floating Rate Debentures that Apogent calls for redemption on a redemption date that is after such record date and prior to such interest payment date.

•	Apogent will pay interest to a person other than the holder of record on the record date if it redeems the New Floating Rate Debentures on a date that is after the record date and prior to the corresponding interest payment date. In this instance, Apogent will pay interest accrued and unpaid on the New Floating Rate Debentures being redeemed to, but not including, the redemption date to the same person to whom Apogent will pay the principal of such New Floating Rate Debentures.

       Except as provided below, Apogent will pay interest on:

•	the global securities representing the New Floating Rate Debentures to DTC in immediately available funds; and

•	any definitive New Floating Rate Debentures by check mailed to the holders of those New Floating Rate Debentures; or

•	any definitive New Floating Rate Debentures having an aggregate principal amount of more than $5,000,000 by wire transfer in immediately available funds if requested by the holders of those New Floating Rate Debentures not later than the relevant record date.

       At maturity, Apogent will pay interest on any definitive New Floating Rate Debentures at the office of the trustee in New York City.

       Apogent will pay principal on:

•	the global securities representing the New Floating Rate Debentures to DTC in immediately available funds; and

•	any definitive New Floating Rate Debentures at Apogent’s office or agency in New York City, which initially will be the office or agency of the trustee in New York City.

       The interest rate will be determined by the calculation agent, which initially shall be the trustee. The interest rate for each quarterly period (other than the period commencing on the date of issuance for which the interest rate which will be equal to the interest rate then applicable to the Old Floating Rate CODES) will be adjusted on the interest adjustment date. The term “interest adjustment date” means March 15, June 15, September 15, and December 15 of each year; provided that, if any interest adjustment date would otherwise be a day that is not a business day, such interest adjustment date shall be postponed to the next succeeding business day, except if such business day falls in the next succeeding calendar month, such interest adjustment date will be the immediately preceding business day. The adjusted interest rate will be based upon 3-month LIBOR, determined on the second preceding London banking day (which is referred to as the interest determination date) as described below, less the applicable spread. Notwithstanding any quarterly adjustments of the interest rate or resetting of the spread, the interest rate borne by the New Floating Rate Debentures will never be less than zero.

       Interest generally will be computed on the basis of the actual number of days for which interest is payable in the relevant interest period, divided by 360. All percentages resulting from any calculation of interest will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point being rounded upwards (e.g., 4.876545% (or .04876545) would be rounded to 4.87655% (or .0487655), and all dollar amounts used in or resulting from such calculation on the New Floating Rate Debentures will be rounded to the nearest cent (with one-half cent being rounded upward).

       The term “3-month LIBOR” as determined by the calculation agent means, with respect to any interest determination date:

1. the rate for 3-month deposits in United States dollars commencing on the related interest adjustment date, that appears on the Moneyline Telerate Page 3750 (as described below) as of 11:00 A.M., London time, on the interest determination date, unless fewer than two such offered rates so appear; or

2. if fewer than two offered rates appear, or no rate appears, as the case may be, on the particular interest determination date on the Moneyline Telerate Page 3750, the rate calculated by the calculation agent of at least two offered quotations obtained by the calculation agent after requesting the principal London offices of each of four major reference banks in the London interbank market to provide the calculation agent with its offered quotation for deposits in United States dollars for the period of three months, commencing on the related interest adjustment date, to prime banks in the London interbank markets at approximately 11:00 A.M., London time, on that interest determination date and in a principal amount that is representative for a single transaction in United States dollars in that market at that time; or

3. if fewer than two offered quotations referred to in clause (2) are provided as requested, the rate calculated by the calculation agent as the arithmetic mean of the rates quoted at approximately 11:00 A.M., New York time, on the particular interest determination date by three major banks (which will not include Apogent’s affiliates) in the City of New York selected by the calculation agent for loans in United States dollars to leading European banks for a period of three months and in a principal amount that is representative for a single transaction in United States dollars in that market at that time; or

4. if the banks so selected by the calculation agent are not quoting as mentioned in clause (3), 3-month LIBOR in effect immediately prior to the particular interest determination date.

       “Moneyline Telerate Page 3750” means the display on Moneyline Telerate (or any successor service) on such page (or any other page as may replace such page on such service) for the purpose of displaying the London interbank rates of major banks for United States dollars.

       “London banking day” means a day on which commercial banks are open for business, including dealings in United States dollars, in London.

       The term “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in the City of New York.

Resetting the Spread

       If a reset transaction occurs, the spread will be adjusted to equal the adjusted spread from the effective date of such reset transaction to, but not including, the effective date of any succeeding reset transaction.

       A “reset transaction” means:

•	a merger, consolidation or statutory share exchange to which the entity that is the issuer of the common stock into which the New Floating Rate Debentures are then convertible is a party;

•	a sale of all or substantially all the assets of that entity;

•	a recapitalization of the common stock of that entity; or

•	a distribution as described in the fourth bullet point of the first paragraph under “— Conversion Rights — Conversion Price Adjustments” below,

after the effective date of which transaction or distribution the New Floating Rate Debentures would be convertible into:

•	shares of an entity the common stock of which had a dividend yield for the four fiscal quarters of such entity immediately preceding the public announcement of that transaction or distribution that was more than 2.5% higher than the dividend yield on Fisher common stock (or other common stock then issuable upon a conversion of the New Floating Rate Debentures) for the four fiscal quarters preceding the public announcement of that transaction or distribution; or

•	shares of an entity that announces a dividend policy prior to the effective date of that transaction or distribution which policy, if implemented, would result in a dividend yield on that entity’s common stock for the next four fiscal quarters that would be more than 2.5 percentage points higher than the dividend yield on Fisher common stock (or other common stock then issuable upon a conversion of the New Floating Rate Debentures) for the four fiscal quarters preceding the public announcement of that transaction or distribution.

       The “adjusted spread” with respect to any reset transaction will be the arithmetic average of the spreads, expressed as a percentage, from 3-month LIBOR quoted by two dealers engaged in the trading of convertible securities selected by Apogent (or Apogent’s successor) as the spread from 3-month LIBOR which should be used in calculating the rate at which interest on the New Floating Rate Debentures should accrue so that the fair market value, expressed in dollars, of a New Floating Rate Debentures immediately after the later of:

•	the public announcement of the reset transaction; or

•	the public announcement of a change in dividend policy in connection with the reset transaction,

will equal the average trading price (as described below under “— Conversion Rights — Conversion Upon Satisfaction of Market Price Conditions”) of the New Floating Rate Debentures for the 20 trading days preceding the date of public announcement of the reset transaction or the change in dividend policy, as the case may be; provided that in no event will the rate of interest borne by the New Floating Rate Debentures (without giving effect to any contingent interest) at any time after the first interest payment date be less than the greater of (a) zero and (b) 3-month LIBOR, determined as provided above, minus 125 basis points.

       For purposes of the definition of reset transaction, the dividend yield on any security for any period means the dividends paid or proposed to be paid pursuant to an announced dividend policy on that security for that period, divided by, if with respect to dividends paid on that security, the average sale price (as defined below) of the security during that period and, if with respect to dividends proposed to be paid on that security, the sale price of that security on the effective date of the related reset transaction.

       The “sale price” of a security on any date of determination means:

•	the closing sale price (or, if no closing sale price is reported, the last reported sale price) of a security (regular way) on the New York Stock Exchange on that date;

•	if that security is not listed on the New York Stock Exchange on that date, the closing sale price as reported in the composite transactions for the principal U.S. securities exchange on which that security is listed;

•	if that security is not so listed on a U.S. national or regional securities exchange, the closing sale price as reported by The Nasdaq National Market;

•	if that security is not so reported, the last price quoted by Interactive Data Corporation for that security or, if Interactive Data Corporation is not quoting such price, a similar quotation service selected by Apogent; or

•	if that security is not so quoted, the average of the mid-point of the last bid and ask prices for that security from at least two dealers recognized as market-makers for that security.

Contingent Interest

       In addition to the interest Apogent will pay as described under “— Interest” and “— Resetting the Spread,” Apogent will pay contingent interest, subject to the accrual and record date provisions described above, to the holders of the New Floating Rate Debentures during any quarterly interest period commencing with the quarterly interest period beginning December 15, 2009, if the average trading price, as described below under “— Conversion Rights — Conversion Upon Satisfaction of Market Price Conditions,” of a New Floating Rate Debentures for the five trading days ending on the second trading day immediately preceding the beginning of the relevant quarterly interest period equals 120% or more of the principal amount of a New Floating Rate Debentures.

       The rate of contingent interest payable in respect of any quarterly period will equal 0.0625% of the average trading price of the New Floating Rate Debentures over the measuring period triggering the contingent interest payment. Contingent interest will be computed on the basis of the actual number of days for which interest is payable in the relevant interest period, divided by 360.

       Upon determination that holders of New Floating Rate Debentures will be entitled to receive contingent interest during any relevant quarterly period, on or prior to the start of the relevant quarterly interest period Apogent will issue a press release and publish information with respect to any contingent interest on Apogent’s website.

       Apogent will pay contingent interest, if any, in the same manner as Apogent will pay interest described above under “— Interest,” and your obligations in respect of the payment of contingent interest in connection with the conversion of any New Floating Rate Debentures will also be the same as described above under “— Interest.”

Conversion Rights

General

       Subject to Apogent’s right to satisfy conversion obligations in cash (see “— Apogent’s Options Upon Conversion Settlement”), you may elect to convert any of your outstanding New Floating Rate Debentures (or any portion of such New Floating Rate Debentures) into shares of Fisher common stock initially at the conversion price of approximately $59.09 per share (equal to a conversion rate of approximately 16.9233 shares per $1,000 principal amount of New Floating Rate Debentures) under the circumstances summarized below. The conversion price is, however, subject to adjustment as described below. Fractional shares of Fisher common stock will not be issued upon conversion of New Floating Rate Debentures. Instead, Apogent will pay a cash adjustment based upon the sale price of Fisher common stock on the trading day immediately preceding the conversion date. You may convert New Floating Rate Debentures only in denominations of $1,000 and whole multiples of $1,000.

       Upon conversion, Apogent will have the right to deliver, in lieu of shares of Fisher common stock, cash or a combination of cash and shares of Fisher common stock. It is Apogent’s current intention to satisfy its obligation upon a conversion of the New Floating Rate Debentures first, in cash, in an amount equal to the principal amount of the New Floating Rate Debentures converted and second, in shares of Fisher common stock, to satisfy the remainder, if any, of Apogent’s conversion obligation. Apogent’s ability to deliver cash at the time of any conversion will be subject to many factors, including the amount of cash available to Apogent, whether the agreements then governing Apogent’s indebtedness would permit such a cash settlement and Apogent’s then existing cash needs. Apogent has the unilateral right, exercisable at any time, to elect, by notice to the trustee and the holders of the New Floating Rate Debentures, that upon conversion of the New Floating Rate Debentures at any time following the date of such notice, Apogent shall be required to satisfy certain of its conversion obligation in cash.

       Holders may surrender their New Floating Rate Debentures for conversion prior to the stated maturity only under the following circumstances:

•	during any fiscal quarter, if the sale price (as described above under “Resetting the Spread”) of Fisher common stock for at least 20 trading days in the 30-consecutive-trading-day period ending on the last day of the preceding fiscal quarter was more than 130% of the conversion price on that thirtieth trading day;

•	on or before December 15, 2028, during the five-business-day period following any five-consecutive-trading-day period in which the average of the trading prices for the New Floating Rate Debentures, as determined following a request by a holder to make a determination for that five-trading-day period was less than 97% of the average conversion value for the New Floating Rate Debentures during that period, subject to certain conditions described below under “— Conversion Upon Satisfaction of Market Price Conditions;”

•	during any period (1) when the credit rating assigned to the New Floating Rate Debentures by Moody’s is below “B3” or the credit rating assigned by Standard & Poor’s is below “B-,” (2) in which the credit rating assigned to the New Floating Rate Debentures is suspended or withdrawn by either rating agency, or (3) in which neither agency continues to rate the New Floating Rate Debentures or provide ratings services or coverage to Apogent;

•	if Apogent has called the New Floating Rate Debentures for redemption; or

•	upon the occurrence of any of the corporate transactions described below in “— Conversion Upon Specified Corporate Transactions.”

       If you have exercised your right to require Apogent to repurchase your New Floating Rate Debentures as described under “— Repurchase at Option of Holders,” you may convert your New Floating Rate Debentures only if you validly withdraw your notice of exercise of the repurchase right prior to the close of business on the business day immediately preceding the applicable repurchase date.

Conversion Upon Satisfaction of Market Price Conditions

       A holder may submit any of its New Floating Rate Debentures for conversion during any fiscal quarter if the sale price of Fisher common stock for at least 20 trading days in the 30-consecutive-trading-day period ending on the last day of the preceding fiscal quarter exceeds 130% of the conversion price on that thirtieth trading day.

       On or before December 15, 2028, a holder may submit any of its New Floating Rate Debentures for conversion during the five-business-day period following any five-consecutive-trading-day period in which the average of the trading prices for the New Floating Rate Debentures, as determined following a request by a holder to make a determination, for that five-trading-day period was less than 97% of the average conversion value for the New Floating Rate Debentures during that period; provided that, if at the time of the conversion the sale price of Fisher common stock is greater than the then-current conversion price of the New Floating Rate Debentures and less than or equal to 130% of the then-current conversion price of the New Floating Rate Debentures and the New Floating Rate Debentures are not otherwise convertible, you will receive, at Apogent’s option, cash, Fisher common stock or a combination of cash and Fisher common stock with a value equal to the principal amount of the New Floating Rate Debentures on such conversion date. If Apogent elects to pay in Fisher common stock or in a combination of cash and Fisher common stock, Fisher common stock will be valued at 100% of the average of the sale prices for Fisher common stock for the five trading days ending on the third trading day preceding the conversion date.

       Notwithstanding anything to the contrary, the conversion agent, which shall initially be the trustee of the New Floating Rate Debentures, shall have no obligation to determine the trading price of the New Floating Rate Debentures unless Apogent shall have requested that it make such determination; and Apogent shall have no obligation to make such request unless so requested by a holder. At such time as a written request is made by a holder, Apogent shall instruct the conversion agent to determine the trading price per New Floating Rate Debentures beginning on the next trading day and on each successive trading day until the trading price per New Floating Rate Debentures is greater than or equal to 97% of the average conversion value for five consecutive trading days.

       “Conversion value” is equal to the product of the sale price for Fisher common stock on a given day multiplied by the then-applicable conversion rate, which is the number of shares of Fisher common stock into which each $1,000 principal amount of New Floating Rate Debentures is then convertible.

       The “trading price” of the New Floating Rate Debentures on any date of determination means:

(1) the average of the secondary market bid quotations per $1,000 principal amount of the New Floating Rate Debentures obtained by Apogent or the conversion agent for $10,000,000 principal amount of the New Floating Rate Debentures at approximately 3:30 P.M., New York City time, on such determination date from three independent nationally recognized securities dealers Apogent selects;

(2) if at least three such bids cannot reasonably be obtained by Apogent or the conversion agent, but two such bids are obtained, then the average of the two bids shall be used;

(3) if only one such bid can reasonably be obtained by Apogent or the conversion agent, this one bid shall be used; or

(4) if Apogent or the conversion agent cannot reasonably obtain at least one bid for $10,000,000 principal amount of the New Floating Rate Debentures from a nationally recognized securities dealer or in Apogent’s reasonable judgment the bid quotations are not indicative of the secondary market value of the New Floating Rate Debentures, then the trading price of the New Floating Rate Debentures will equal (a) the then-applicable conversion rate of the New Floating Rate Debentures multiplied by (b) the sale price of Fisher common stock on such determination date.

Conversion Upon Credit Rating Event

       A holder may submit any of its New Floating Rate Debentures for conversion during any period (1) when the credit rating assigned to the New Floating Rate Debentures by Moody’s is below “B3” or the credit rating assigned by Standard & Poor’s is below “B-,” (2) in which the credit rating assigned to the New Floating Rate Debentures is suspended or withdrawn by either rating agency, or (3) in which neither agency continues to rate the New Floating Rate Debentures or provide ratings services or coverage to Apogent.

Conversion Upon Notice of Redemption

       A holder may submit for conversion any of its New Floating Rate Debentures that Apogent has called for redemption provided that it surrenders those New Floating Rate Debentures for conversion prior to the close of business on the day that is two business days prior to the redemption date, even if the New Floating Rate Debentures are not otherwise convertible at that time. If a holder already has delivered a notice of exercise of the repurchase right with respect to a New Floating Rate Debenture, however, the holder may not surrender that New Floating Rate Debenture for conversion until the holder has validly withdrawn the notice prior to the close of business on the business day immediately preceding the applicable repurchase date.

Conversion Upon Specified Corporate Transactions

       If:

•	Fisher distributes to all or substantially all holders of Fisher common stock certain rights entitling them, for a period expiring within 60 days of the record date for distribution, to purchase Fisher common stock at less than the sale price of Fisher common stock on the business day immediately preceding the announcement of such distribution;

•	Fisher distributes to all or substantially all holders of Fisher common stock, cash or other assets, debt securities or certain rights to purchase its securities and the fair market value of that distribution has a per share value exceeding 5% of the sale price of Fisher common stock on the business day immediately preceding the date of declaration of that distribution; or

•	a change of control as described under “Repurchase of New Floating Rate Debentures at the Option of Holders — Change of Control Put” occurs but holders of New Floating Rate Debentures do not have the right to require Apogent to repurchase their New Floating Rate Debentures as a result of such change of control because either (1) the sale price of Fisher common stock for specified periods prior to such change of control exceeds specified levels or (2) the consideration received in such change of control consists of capital stock that is freely tradeable and the New Floating Rate Debentures become convertible into that capital stock (each as more fully described under “Repurchase of New Floating Rate Debentures at the Option of Holders — Change of Control Put”);

then Apogent must notify the holders of the New Floating Rate Debentures at least 20 days prior to the ex-dividend date for the distribution or within 30 days after the occurrence of the change of control, as the case may be. Once Apogent has given that notice, holders may convert their New Floating Rate Debentures at any time until either (a) the earlier of close of business on the business day immediately preceding the ex-dividend date and Apogent’s announcement that the distribution will not take place, in the case of a distribution, or (b) the earlier of 30 days after the delivery of the notice or the date Apogent announces that the change of control will not take place, in the case of a change of control. In the case of a distribution, no adjustment to the ability of a holder of New Floating Rate Debentures to convert will be made if the holder participates or will participate in the distribution without conversion.

       In addition, if Fisher is party to a consolidation, merger or binding share exchange pursuant to which Fisher common stock will be converted into cash, securities or other property, a holder may convert its New Floating Rate Debentures at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until 15 days after the effective date of the transaction. If Fisher is a party to a consolidation, merger or binding share exchange pursuant to which Fisher common stock is converted into cash, securities or other property, then, at the effective time of the transaction, the right to convert the New Floating Rate Debentures into Fisher common stock will be changed into a right to convert the New Floating Rate Debentures into the kind and amount of cash, securities or other property which the holder would have received if the holder had converted such New Floating Rate Debentures immediately prior to the transaction.

       As a result of the announcement of the proposed merger, the Old Floating Rate CODES may be converted into common stock of Apogent for a period beginning 15 days prior to the anticipated effective date of the proposed merger and ending on the day preceding the actual consummation of the proposed merger and will also become convertible into common stock of Fisher for a period of 15 days following the actual effective date of the proposed merger. Since the New Floating Rate Debentures will not be issued until after the consummation of the merger, they will not become convertible into common stock as a result of the announcement of the proposed merger.

       If the transaction also constitutes a “change of control,” as defined below, the holder can require Apogent to repurchase all or a portion of its New Floating Rate Debentures as described under “— Repurchase at Option of Holders — Change of Control Put.”

       If Apogent exercises its option to redeem the New Floating Rate Debentures, a holder may nevertheless exercise its right to have its New Floating Rate Debentures repurchased pursuant to the repurchase rights discussed below under “Repurchase at Option of Holders,” if applicable, or to convert such New Floating Rate Debentures as discussed above under “Conversion Rights,” in each case until the close of business two business days immediately preceding the Redemption Date.

Conversion Procedures

       Except as provided below, if you submit your New Floating Rate Debentures for conversion on any day other than an interest payment date, you will not receive any interest that has accrued on the New Floating Rate Debentures. By delivering to the holder (1) the number of shares of Fisher common stock issuable upon conversion, together with a cash payment, if any, in lieu of fractional shares, (2) the cash amount payable in lieu of the delivery of the shares of Fisher common stock issuable upon conversion, or (3) a combination of (a) the cash amount (determined as set forth below) payable in lieu of the delivery of a portion of the shares of Fisher common stock issuable upon conversion and (b) the remaining shares of Fisher common stock issuable upon conversion (determined as set forth below), together with a cash payment, if any, in lieu of fractional shares, Apogent will satisfy its obligation with respect to the converted New Floating Rate Debentures. That is, accrued but unpaid interest (including contingent interest) will be deemed to be paid in full rather than canceled, extinguished or forfeited. If you convert after a record date for an interest payment but prior to the corresponding interest payment date, you will receive interest accrued and paid on such New Floating Rate Debentures on the interest payment date, notwithstanding the conversion of such New Floating Rate Debentures prior to such interest payment date, because you will have been the holder of record on the corresponding record date. However, at the time of surrender of such New Floating Rate Debentures for conversion, you must pay Apogent an amount equal to the interest that has accrued and will be paid on the New Floating Rate Debentures being converted on the interest payment date. The preceding sentence does not apply, however, to a holder that converts, after a record date for an interest payment date but prior to the corresponding interest payment date, the New Floating Rate Debentures that Apogent calls for redemption on a redemption date that is after such record date and prior to such interest payment date.

       You will not be required to pay any taxes or duties relating to the issuance or delivery of Fisher common stock if you exercise your conversion rights, but you will be required to pay any tax or duty which may be payable relating to any transfer involved in the issuance or delivery of any Fisher common stock in a name other than your own. Certificates representing shares of Fisher common stock will be issued or delivered only after all applicable taxes and duties, if any, payable by you have been paid.

       To convert interests in a global New Floating Rate Debenture, you must deliver to DTC the appropriate instruction form for conversion pursuant to DTC’s conversion program. To convert a definitive New Floating Rate Debenture, you must:

•	complete the conversion notice on the back of the New Floating Rate Debenture (or a facsimile thereof);

•	deliver the completed conversion notice and the New Floating Rate Debentures to be converted to the specified office of the conversion agent;

•	pay all funds required, if any, relating to interest on the New Floating Rate Debentures to be converted to which you are not entitled, as described in the second preceding paragraph; and

•	pay all taxes or duties, if any, as described in the preceding paragraph.

       The conversion date will be the date on which all of the foregoing requirements have been satisfied. The New Floating Rate Debentures will be deemed to have been converted as of the close of business on the conversion date.

Apogent’s Options Upon Conversion Settlement

       Apogent may satisfy all of its obligations upon conversion, by delivering to you a number of shares of Fisher common stock equal to the aggregate principal amount of the New Floating Rate Debentures you are converting divided by the then applicable conversion price. In addition, Apogent will pay cash for all fractional shares of Fisher common stock as described above under “— Conversion Rights — General.”

       Apogent may choose to satisfy all of its obligations upon conversion by delivering, in lieu of delivering solely shares of Fisher common stock, cash or a combination of cash and shares of Fisher common stock. Apogent may choose to satisfy all of its obligations to any holder upon such holder’s conversion by delivering cash and/or shares of Fisher common stock, regardless of Apogent’s election with respect to any other holder’s conversion. Apogent will notify you through the conversion agent no later than two trading days following the conversion date of its election to deliver shares of Fisher common stock or to pay cash in lieu of delivery of some or all of the shares of Fisher common stock (and, if applicable, the dollar amount per $1,000 aggregate principal amount of New Floating Rate Debentures that Apogent will pay in cash), unless Apogent has already informed you of its election in connection with an optional redemption of the New Floating Rate Debentures as described under “— Optional Redemption by Apogent — Optional Redemption.”

       If Apogent elects to satisfy the entire conversion obligation in cash, you will receive cash in an amount equal to the product of:

(x) a number equal to (1) the aggregate amount of the New Floating Rate Debentures to be converted, divided by (2) the then applicable conversion price; and

(y) the average sale price of Fisher common stock during the 10-trading-day period beginning on the third trading day after the delivery of the conversion notice, or the cash settlement averaging period.

       If Apogent elects to satisfy a portion of the conversion obligation in cash and the remainder of the conversion obligation in shares of Fisher common stock, you will receive:

(x) a fixed amount of cash per $1,000 aggregate principal amount of New Floating Rate Debentures to be converted, or the cash amount; and

(y) a number of shares of Fisher common stock per $1,000 aggregate principal amount of New Floating Rate Debentures to be converted equal to the sum, for each trading day of the cash settlement averaging period, of the greater of:

(1) zero; and

(2) the quotient of:

(a) an amount equal to (i) the product of the sale price of Fisher common stock on such trading day and the then applicable conversion rate less (ii) the cash amount divided by:

(b) the product of the sale price of Fisher common stock on such trading day multiplied by 10 (the number of trading days in the cash settlement averaging period).

The quotient described above is expressed as a formula as follows:

(sale price of Fisher common stock on such trading day * then applicable conversion rate) - cash amount sale price of Fisher common stock on such trading day * number of trading days in cash settlement averaging period

In this case, you will receive cash for fractional shares of common stock (calculated on an aggregate basis in respect of all the New Floating Rate Debentures you have surrendered for conversion) based on the sale price of Fisher common stock on the last trading day of the cash settlement averaging period.

       If Apogent chooses to satisfy its obligations upon any conversion by delivering only shares of Fisher common stock (except for any fractional shares), then as soon as practicable (subject to certain exceptions) after the second trading day succeeding the conversion date Apogent will deliver such shares of Fisher common stock (and cash in lieu of any fractional shares). If Apogent chooses to satisfy its obligations upon any conversion by delivering cash or a combination of cash and shares of Fisher common stock, then as soon as practicable after the twelfth trading day succeeding the conversion date Apogent will deliver such cash and shares of Fisher common stock.

       Once you convert New Floating Rate Debentures, you will commit to receive the conversion consideration that Apogent elects to provide you, which may consist of cash and/or shares of Fisher common stock. If Apogent chooses to satisfy all of its obligations upon conversion by delivering cash or a combination of cash and shares of Fisher common stock, the amount you receive from Apogent will depend on the sale price of Fisher common stock over the cash settlement averaging period and you will not be able to determine this amount prior to committing to convert.

       Apogent has the unilateral right, exercisable at any time, to elect, by notice to the trustee and the holders of the New Floating Rate Debentures, that upon conversion of the New Floating Rate Debentures at any time following the date of such notice, Apogent shall be required to satisfy certain of its conversion obligation in cash.

Conversion Price Adjustments

       Apogent will adjust the initial conversion price for certain events, including:

•	issuances of Fisher common stock as a dividend or distribution on Fisher common stock;

•	certain subdivisions and combinations of Fisher common stock;

•	issuances to all or substantially all holders of Fisher common stock of certain rights or warrants to purchase Fisher common stock (or securities convertible into Fisher common stock) at less than (or having a conversion price per share less than) the then-current market price (as defined below) of Fisher common stock;

•	distributions to all or substantially all holders of Fisher common stock of cash, shares of Fisher capital stock (other than Fisher common stock), evidences of Fisher indebtedness or assets including securities, but excluding:

•	the rights and warrants referred to in the third bullet point above,

•	any dividends and distributions in connection with a reclassification, change, consolidation, merger, statutory share exchange, combination, sale or conveyance resulting in a change in the conversion consideration pursuant to the second succeeding paragraph, and

•	any dividends or distributions paid exclusively in cash;

•	distributions consisting exclusively of cash to all or substantially all holders of Fisher common stock (other than dividends or distributions made in connection with Fisher’s liquidation, dissolution or winding-up), in which case the conversion price shall be reduced so that it shall equal the price determined by multiplying the conversion price in effect on the applicable record date by a fraction:

(1)	the numerator of which shall be the current market price on such record date less the full amount of cash so distributed as applicable to one share of Fisher common stock; and

(2)	the denominator of which shall be the current market price on such record date,

such adjustment to be effective immediately prior to the opening of business on the day following the record date for the distribution; provided that if the portion of the cash so distributed applicable to one share of Fisher common stock is equal to or greater than the current market price of Fisher common stock on the record date, in lieu of the foregoing adjustment, adequate provision shall be made so that each holder shall have the right to receive upon conversion the amount of cash such holder would have received had such holder converted each New Floating Rate Debenture on the record date; and

•	purchases of Fisher common stock pursuant to a tender offer made by Fisher or any of its subsidiaries to the extent that the same involves an aggregate consideration having a fair market value that, together with:

•	any cash and the fair market value of any other consideration paid in any other tender offer by Fisher or any of subsidiaries for Fisher common stock expiring within the 12 months preceding the expiration of such tender offer for which no adjustment has been made, and

•	the aggregate amount of any and all cash distributions referred to in the preceding bullet point to all holders of Fisher common stock within 12 months preceding the expiration of such tender offer and for which no adjustment has been made, exceeds 10% of Fisher’s market capitalization on the expiration of such tender offer, in which case, the conversion price shall be adjusted so that the same shall equal the price determined by multiplying the conversion price in effect immediately prior to the close of business on the date of the expiration for the offer by a fraction:

(1)	the numerator of which shall be (x) the product of (i) the number of shares of Fisher common stock outstanding (including any tendered shares) at the expiration time and (ii) the current market price of Fisher common stock at the expiration time less (y) the excess amount over 10% of Fisher’s market capitalization; and

(2)	the denominator of which shall be the product of the number of shares of Fisher common stock outstanding (including any tendered shares) at the expiration time and the current market price of Fisher common stock at the expiration time.

Such reduction (if any) shall become effective immediately prior to the opening of business on the day following the expiration time. No adjustment will be made under the bullet point above regarding tender offers for Fisher common stock if it would result in an increase in the conversion price.

       “Current market price” on any date means the average of the daily sale prices per share of Fisher common stock for the 10 consecutive trading days immediately prior to such date, subject to certain adjustments to take into account “ex” dates.

       Apogent will not be required to make an adjustment in the conversion price unless the adjustment would require a change of at least 1% in the conversion price in effect at such time; provided that Apogent will carry forward any adjustments that are less than 1% of the conversion price and make such carried forward adjustments, regardless of whether the aggregate adjustment is less than 1%, within one year of the first such adjustment carried forward. Except as stated above, Apogent will not adjust the conversion price for the issuance of Fisher common stock or any securities convertible into or exchangeable for Fisher common stock or carrying the right to purchase any of the foregoing.

       If Fisher:

•	reclassifies or changes its common stock (other than changing its par value or changes resulting from a subdivision or combination); or

•	consolidates or combines with or merges into any person or sells or conveys to another person its property and assets as, or substantially as, an entirety,

and holders of Fisher common stock receive stock, other securities or other property or assets (including cash or any combination thereof) with respect to or in exchange for their common stock, the holders of the New Floating Rate Debentures may convert their New Floating Rate Debentures into the consideration they would have received if they had converted their New Floating Rate Debentures immediately prior to such reclassification, change, consolidation, combination, merger, sale or conveyance. Fisher may not become a party to any such transaction unless its terms are consistent with the foregoing.

       In the event that Fisher distributes shares of capital stock of a subsidiary of Fisher, the conversion rate will be adjusted, if at all, based on the market value of the subsidiary stock so distributed relative to the market value of Fisher common stock, in each case over a measurement period following the distribution.

       In the event Fisher elects to make a distribution described in the third or fourth bullet points of the first paragraph of this subsection “— Conversion Price Adjustments,” which, in the case of the fourth bullet, has a per share value equal to more than 5% of the sale price of a share of Fisher common stock on the business day immediately preceding the declaration date for the distribution, then, if the distribution would also trigger a conversion right under “— Conversion Upon Specified Corporate Transactions,” or if the New Fisher Floating Rate CODES are otherwise convertible, Apogent will be required to give notice to the holders of the New Floating Rate Debentures at least 20 days prior to the ex-dividend date for the distribution and, upon the giving of notice, the New Floating Rate Debentures may be surrendered for conversion at any time until the close of business on the business day prior to the ex-dividend date or until Apogent announces that the distribution will not take place. No adjustment to the conversion price or the ability of a holder of a New Floating Rate Debentures to convert will be made if the holder will otherwise participate in the distribution without conversion or in certain other cases.

       In the event of any distribution described in the fourth bullet point of the first paragraph of this subsection “— Conversion Price Adjustments,” in which (1) the fair market value of the distribution applicable to one share of Fisher common stock equals or exceeds the average of the sale prices of Fisher common stock over the 10-consecutive-trading-day period ending on the record date for such distribution or (2) the average of the sale prices of Fisher common stock over the 10-consecutive-trading-day period ending on the record date for the distribution exceeds the fair market value of the distribution by less than $1.00, then, in each such case, in lieu of an adjustment to the conversion price, adequate provision shall be made so that each holder shall have the right to receive upon conversion of a New Floating Rate Debentures, in addition to shares of Fisher common stock, the kind and amount of the distribution the holder would have received had the holder converted the New Floating Rate Debentures immediately prior to the record date for determining the stockholders entitled to receive the distribution.

       Apogent may from time to time, to the extent permitted by law, reduce the conversion price of the New Floating Rate Debentures by any amount for any period of at least 20 days. In that case, Apogent will give at least 15 days’ notice of such decrease. Apogent may make such reductions in the conversion price, in addition to those set forth above, as Apogent’s board of directors deems advisable to avoid or diminish any income tax to holders of Fisher common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

Optional Redemption by Apogent

Optional Redemption

       Apogent may not redeem the New Floating Rate Debentures in whole or in part at any time prior to March 15, 2010. At any time and from time to time on or after March 15, 2010, Apogent may redeem some or all of the New Floating Rate Debentures, on at least 20 but not more than 60 days’ notice, at a redemption price equal to 100% of the principal amount thereof. In addition, Apogent will pay interest (including contingent interest) on the New Floating Rate Debentures being redeemed, including those New Floating Rate Debentures which are converted into Fisher common stock after the date the notice of the redemption is mailed and prior to the redemption date. This interest will include interest accrued and unpaid to, but excluding, the redemption date. If the redemption date is an interest payment date, Apogent will pay the interest to the holder of record on the corresponding record date, which may or may not be the same person to whom Apogent will pay the redemption price.

       In the notice of the redemption, Apogent may, but is not obligated to, indicate whether it intends to satisfy all of its obligations upon any conversions in connection with the redemption by delivering (i) solely shares of Fisher common stock, (ii) cash, or (iii) a combination of cash and shares of Fisher common stock and, if applicable, the cash amount.

Partial Redemption

       If Apogent does not redeem all of the New Floating Rate Debentures, the trustee will select the New Floating Rate Debentures to be redeemed in principal amounts of $1,000 or whole multiples of $1,000 by lot or on a pro rata basis. If any New Floating Rate Debenture is to be redeemed in part only, Apogent will issue a New Floating Rate Debenture in principal amount equal to the unredeemed principal portion thereof. If a portion of your New Floating Rate Debentures is selected for partial redemption and you convert a portion of your New Floating Rate Debentures, the converted portion will be deemed to be taken from the portion selected for redemption.

Repurchase at Option of Holders

Optional Put

       On December 15, 2008, March 15, 2010, December 15, 2014, December 15, 2019, December 15, 2024 and December 15, 2029, each holder may require Apogent to repurchase all or a portion of its New Floating Rate Debentures for which the holder has properly delivered and not withdrawn a written repurchase notice, subject to certain additional conditions, at a repurchase price equal to 100% of the principal amount of those New Floating Rate Debentures plus any accrued and unpaid interest, including contingent interest, on those New Floating Rate Debentures to the repurchase date. Holders may submit their New Floating Rate Debentures for repurchase to the paying agent at any time from the opening of business on the date that is 20 business days prior to the repurchase date until the close of business on the third business day prior to the repurchase date.

       Apogent will be required to give notice at least 20 business days prior to each repurchase date to all holders at their addresses shown in the register of the registrar and to beneficial owners as required by applicable law stating, among other things, the procedures that holders must follow to require Apogent to repurchase their New Floating Rate Debentures as described below.

       The repurchase notice given by each holder electing to require Apogent to repurchase New Floating Rate Debentures must be received by the trustee no later than the close of business on the third business day prior to the repurchase date and must state certain information, including:

•	the CUSIP of the holder’s New Floating Rate Debentures to be delivered for repurchase;

•	the portion of the principal amount of the New Floating Rate Debentures to be repurchased, which must be $1,000 or an integral multiple of $1,000; and

•	that the New Floating Rate Debentures are to be repurchased by Apogent pursuant to the applicable provision of the New Indenture.

       A holder may withdraw any repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the day immediately preceding the repurchase date. The notice of withdrawal shall state certain information, including:

•	the principal amount of the New Floating Rate Debenture being withdrawn;

•	the certificate number, if any, of the New Floating Rate Debenture being withdrawn; and

•	the principal amount, if any, of the New Floating Rate Debentures that remain subject to the repurchase notice.

       In connection with any repurchase Apogent will, to the extent applicable:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable; and

•	file a Schedule TO or any other required schedule under the Exchange Act.

       Apogent’s obligation to pay the repurchase price for the New Floating Rate Debentures for which a repurchase notice has been validly delivered and not withdrawn is conditioned upon the holder delivering the New Floating Rate Debentures, together with any endorsements Apogent or the trustee may require, to the paying agent at any time after delivery of the repurchase notice. Apogent will cause the purchase price for the New Floating Rate Debentures to be paid promptly following the later of the repurchase date or the time of delivery of the New Floating Rate Debentures, together with such endorsements. Notwithstanding anything to the contrary contained herein, Apogent shall not repurchase any New Floating Rate Debentures that may be put to it for repurchase on an optional repurchase date if there has occurred (prior to, on or after, as applicable, the giving, by the holders of such New Floating Rate Debentures, of the required repurchase notice) and is continuing an event of default (other than a default in the payment of the repurchase price with respect to such New Floating Rate Debentures).

       If the paying agent holds money sufficient to pay the purchase price of the New Floating Rate Debentures for which a repurchase notice has been given on the business day following the repurchase date in accordance with the terms of the New Indenture, then, immediately after the repurchase date, the New Floating Rate Debentures will cease to be outstanding and interest on the New Floating Rate Debentures will cease to accrue, whether or not the New Floating Rate

Debentures are delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the purchase price upon delivery of the New Floating Rate Debentures.

       Apogent’s ability to repurchase New Floating Rate Debentures for cash may be limited by restrictions on its ability to obtain funds for such repurchase through dividends from its subsidiaries and the terms of its then existing borrowing agreements.

Change of Control Put

       If a change of control of Fisher or, in certain circumstances, Apogent, occurs, you will have the right to require Apogent to repurchase all or a portion of your New Floating Rate Debentures not previously called for redemption, or any portion of those New Floating Rate Debentures that is equal to $1,000 or a whole multiple of $1,000. The repurchase price is equal to 100% of the principal amount of the New Floating Rate Debentures to be repurchased. Apogent will also pay interest (including contingent interest) accrued and unpaid to, but excluding, the repurchase date.

       Within 30 days after the occurrence of a change of control of Fisher or, in certain circumstances, Apogent, Apogent is required to give you notice of the occurrence of the change of control and of your resulting repurchase right. The repurchase date is a business day 30 days after the date Apogent gives notice of a change of control. To exercise the repurchase right, you must deliver, on or prior to the close of business on the business day prior to the repurchase date, written notice to the trustee of your exercise of your repurchase right, together with the New Floating Rate Debentures, together with any endorsements Apogent or the trustee may require, with respect to which your right is being exercised. You may withdraw this notice by delivering to the paying agent a notice of withdrawal prior to the close of business on the business day immediately preceding the repurchase date.

       A “change of control” will be deemed to have occurred at such time after the original issuance of the New Floating Rate Debentures when any of the following has occurred:

•	the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchase, merger or other acquisition transactions of shares of Apogent or Fisher’s capital stock entitling that person to exercise 50% or more of the total voting power of all shares of Apogent or Fisher’s capital stock entitled to vote generally in elections of directors, other than any acquisition by Fisher, any of its subsidiaries or any of its employee benefit plans (except that such person shall be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition);

•	the first day on which a majority of the members of the board of directors of Fisher are not continuing directors (as defined below); or

•	the consolidation or merger of Fisher or Apogent with or into any other person, any merger of another person into Fisher or Apogent, or any conveyance, transfer, sale, lease or other disposition of all or substantially all of Fisher’s or Apogent’s properties and assets to another person, other than:

(1) any transaction:

•	that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Fisher or Apogent’s capital stock, as applicable; and

•	pursuant to which holders of Fisher or Apogent’s capital stock immediately prior to such transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in elections of directors of the continuing or surviving person immediately after giving effect to such transaction;

(2) any merger solely for the purpose of changing Fisher or Apogent’s jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity; or

(3) the consolidation or merger of Fisher or Apogent with or into any direct or indirect subsidiary of Fisher, any merger of any direct or indirect subsidiary of Fisher into Fisher or Apogent, or any conveyance, transfer, sale, lease or other disposition of all or substantially all of Fisher or Apogent’s properties and assets to any direct or indirect subsidiary of Fisher.

However, a change of control will be deemed not to have occurred if:

•	the sale price per share of Fisher common stock for any five trading days within:

•	the period of 10 consecutive trading days ending immediately after the later of the change of control or the public announcement of the change of control, in the case of a change of control under the first bullet point of the definition of “change of control” above, or

•	the period of 10 consecutive trading days ending immediately before the change of control, in the case of a change of control under the second bullet point of the definition of “change of control” above, equals or exceeds 110% of the conversion price of the New Floating Rate Debentures in effect on each such trading day; or

•	at least 90% of the consideration in the transaction or transactions constituting a change of control consists of shares of common stock traded or to be traded immediately following such change of control on a national securities exchange or The Nasdaq National Market and, as a result of the transaction or transactions, the New Floating Rate Debentures become convertible solely into such common stock (and any rights attached thereto).

       Also, a spinoff of Apogent’s capital stock would not be a change of control.

       The beneficial owner shall be determined in accordance with Rule 13d-3 promulgated by the SEC under the Exchange Act. The term “person” includes any syndicate or group which would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act.

       “Continuing directors” means, as of any date of determination, any member of the board of directors of Fisher who:

•	was a member of the board of directors of Fisher on the date of the issuance of the New Floating Rate Debentures; or

•	was nominated for election or elected to the board of directors of Fisher with the approval of two-thirds of the continuing directors who were members of the board of directors of Fisher at the time of a new director’s nomination or election.

       Rule 13e-4 under the Exchange Act requires the dissemination of certain information to security holders if an issuer tender offer occurs for certain equity securities and may apply if the repurchase option becomes available to holders of the New Floating Rate Debentures. Apogent and Fisher will comply with this rule to the extent applicable at that time.

       Apogent may, to the extent permitted by applicable law and the terms of the New Indenture, at any time purchase the New Floating Rate Debentures in the open market or by tender at any price or by private agreement. Any New Floating Rate Debentures so purchased by Apogent may, to the extent permitted by applicable law and the terms of the New Indenture, be reissued or resold or may be surrendered to the trustee for cancellation. Any New Floating Rate Debentures surrendered to the trustee may not be reissued or resold and will be canceled promptly.

       The foregoing provisions would not necessarily protect holders of the New Floating Rate Debentures if highly leveraged or other transactions involving Apogent or Fisher occur that may adversely affect holders.

       Apogent’s ability to repurchase the New Floating Rate Debentures upon the occurrence of a change in control is subject to important limitations. The occurrence of a change of control could cause an event of default under, or be prohibited or limited by, the terms of Apogent or Fisher’s other indebtedness, including indebtedness that Apogent or Fisher may incur in the future. Further, Apogent cannot assure you that it or Fisher would have the financial resources, or would be able to arrange financing, to pay the repurchase price for all the New Floating Rate Debentures and other indebtedness that might be delivered by holders thereof seeking to exercise the repurchase rights.

       The definition of “change of control” includes a phrase relating to the conveyance, transfer, sale, lease or disposition of “all or substantially all” of Apogent or Fisher’s properties and assets. There is no precise, established definition of the phrase “substantially all” under New York law, which is the law governing the New Indenture and the New Floating Rate Debentures. Accordingly, there may be uncertainty as to whether or not a change of control may have occurred and, therefore, as to whether or not the holders of the New Floating Rate Debentures will have the right to require Apogent to repurchase their New Floating Rate Debentures.

       Any failure by Apogent to repurchase the New Floating Rate Debentures when required following a change of control would result in an event of default under the New Indenture. Any such default may, in turn, cause a default under senior debt that Apogent or Fisher has or may incur in the future.

       Notwithstanding anything to the contrary contained herein, Apogent shall not repurchase any New Floating Rate Debentures that may be put to Apogent following a change of control if there has occurred (prior to, on or after, as applicable, the giving, by the holders of such New Floating Rate Debentures, of the required repurchase notice) and is continuing an Event of Default (other than a default in the payment of the repurchase price with respect to such New Floating Rate Debentures).

Subsidiary Guarantees

       Fisher is currently negotiating with various institutional lenders the terms of a new multi-year secured credit facility that will provide both a term and revolving facility. Fisher expects to enter into this new credit facility prior to, or contemporaneously with, the consummation of the merger. Fisher intends to use a portion of the proceeds of the new credit facility to repay its existing credit facility and Apogent’s existing credit agreement, dated as of July 29, 2003, among Apogent, as borrower, certain subsidiaries of Apogent, as co-borrowers, and other subsidiaries of Apogent, as subsidiary guarantors, and JPMorgan Chase Bank, as administrative agent. The Apogent subsidiaries that guarantee Apogent’s obligations under the Old Floating Rate CODES as of the date of this prospectus, or the current Old Floating Rate CODES subsidiary guarantors, are also subsidiary guarantors under Apogent’s existing credit agreement. Pursuant to the terms of the Old Floating Rate CODES and the New Floating Rate Debentures, any current Old Floating Rate CODES subsidiary guarantor will be released from its obligation as a subsidiary guarantor of the Old Floating Rate CODES, and its proposed subsidiary guarantee of the New Floating Rate Debentures, when it is released from its obligations under Apogent’s existing credit agreement. Each of the current Old Floating Rate CODES subsidiary guarantors will be released from its obligations under Apogent’s existing credit agreement upon its termination, which is expected to occur contemporaneously with the consummation of the proposed merger, and none of them will become co-borrowers or guarantors under Fisher’s new credit facility. As a result, each of the current Old Floating Rate CODES subsidiary guarantors will be released from their subsidiary guarantees under the Old Floating Rate CODES shortly before the consummation of the exchange offer, and it will not provide a guarantee of the New Floating Rate Debentures as of the date of issuance of the New Floating Rate Debentures.

       To the extent that any of Apogent’s subsidiaries guarantee the New Floating Rate Debentures in the future, each such Apogent subsidiary will execute a guarantee pursuant to which it will unconditionally guarantee, on a joint and several basis, the full and prompt payment of the principal, interest (including contingent interest), if any, and additional amounts with respect to the New Floating Rate Debentures. The obligations of any such Apogent subsidiary guarantor under its guarantee would be limited as necessary to prevent that guarantee from constituting a fraudulent conveyance under the applicable laws. See “Risk Factors — The guarantees may be unenforceable due to fraudulent conveyance statutes. Accordingly, you could have no claim against the guarantors.”

       To the extent that any Apogent subsidiary guarantees the New Floating Rate Debentures in the future, it would be released:

•	in connection with any sale or other disposition of all or substantially all of the assets of that Apogent subsidiary (including by way of merger or consolidation);

•	in connection with any sale of all of the capital stock of that Apogent subsidiary; or

•	in connection with any termination of the obligations of that Apogent subsidiary guarantor as a guarantor and, if applicable, as a co-borrower under the existing Apogent credit agreement, or an amendment, modification or supplement thereof in accordance with the credit agreement’s terms.

       Apogent will also cause each subsidiary of Apogent that is (a) created or acquired after the issuance of the New Floating Rate Debentures pursuant to the New Indenture and (b) designated as a co-borrower or guarantor under the existing Apogent credit agreement, or an amendment, modification or supplement thereof in accordance with the credit agreement’s terms, to promptly execute and deliver to the trustee a guarantee pursuant to which such subsidiary will unconditionally guarantee, on a joint and several basis, the full and prompt payment of the principal, interest (including contingent interest), if any, and additional amounts with respect to the New Floating Rate Debentures.

Events of Default

       Each of the following will constitute an event of default under the New Indenture:

(1) Apogent’s failure to satisfy its obligations upon conversion of the New Floating Rate Debentures by delivering shares of Fisher common stock, cash or a combination of cash and shares of Fisher common stock upon exercise of a holder’s conversion right;

(2) Apogent’s failure to pay when due the principal of any of the New Floating Rate Debentures at maturity, upon redemption or exercise of a repurchase purchase price or otherwise;

(3) Apogent’s failure to pay an installment of interest (including contingent interest) on any of the New Floating Rate Debentures for 30 days after the date when due;

(4) the failure by Apogent to perform or observe any other term, covenant or agreement contained in the New Floating Rate Debentures or the New Indenture for a period of 60 days after written notice of such failure, requiring Apogent to remedy the same, shall have been given to Apogent by the trustee or to Apogent and the trustee by the holders of at least 25% in aggregate principal amount of the New Floating Rate Debentures then outstanding;

(5) a default under any indebtedness for money borrowed by Apogent, any guarantor (including Fisher) or any of Apogent’s subsidiaries that is a “significant subsidiary” or any group of two or more of its subsidiaries that, taken as a whole, would constitute a significant subsidiary, the aggregate outstanding principal amount of which is in an amount in excess of $25 million, for a period of 30 days after written notice to Apogent by the trustee or to Apogent and the trustee by holders of at least 25% in aggregate principal amount of the New Floating Rate Debentures then outstanding, which default:

•	is caused by a failure to pay when due principal or interest on such indebtedness by the end of the applicable grace period, if any, unless such indebtedness is discharged; or

•	results in the acceleration of such indebtedness, unless such acceleration is waived, cured, rescinded or annulled;

(6) certain events of bankruptcy, insolvency or reorganization with respect to Apogent, any guarantor (including Fisher) or any of Apogent’s subsidiaries that is a significant subsidiary or any group of two or more of Apogent’s subsidiaries that, taken as a whole, would constitute a significant subsidiary; and

(7) any guarantee being held in any judicial proceeding to be unenforceable or invalid.

       The New Indenture will provide that the trustee shall, within 90 days of the occurrence of a default, give to the registered holders of the New Floating Rate Debentures notice of all uncured defaults known to it, but the trustee shall be protected in withholding such notice if it, in good faith, determines that the withholding of such notice is in the best interest of such registered holders, except in the case of a default in the payment of the principal of or interest on any of the New Floating Rate Debentures when due or in the payment of any redemption or repurchase obligation.

       If an event of default specified in clause (6) above occurs and is continuing, then automatically the principal of all the New Floating Rate Debentures and any accrued and unpaid interest (including contingent interest) thereon shall become immediately due and payable. If an event of default shall occur and be continuing, other than with respect to clause (6) above (the default not having been cured or waived as provided under “— Modifications, Amendments and Meetings” below), the trustee or the holders of at least 25% in aggregate principal amount of the New Floating Rate Debentures then outstanding, by written notice to Apogent, may declare the New Floating Rate Debentures due and payable at their principal amount together with any accrued and unpaid interest (including contingent interest), and thereupon the trustee may, at its discretion, proceed to protect and enforce the rights of the holders of the New Floating Rate Debentures by appropriate judicial proceedings. Such declaration may be rescinded or annulled either with the written consent of the holders of a majority in aggregate principal amount of the New Floating Rate Debentures then outstanding or a majority in aggregate principal amount of the New Floating Rate Debentures represented at a meeting at which a quorum (as specified under “— Modifications, Amendments and Meetings” below) is present, in each case upon the conditions provided in the New Indenture.

       The New Indenture will contain a provision entitling the trustee, subject to the duty of the trustee during default to act with the required standard of care, to be indemnified by the holders of the New Floating Rate Debentures before proceeding to exercise any right or power under the New Indenture at the request of such holders. The New Indenture will provide that the holders of a majority in aggregate principal amount of the New Floating Rate Debentures then outstanding through their written consent, or the holders of a majority in aggregate principal amount of the New Floating Rate Debentures then outstanding represented at a meeting at which a quorum is present by a written resolution, may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred upon the trustee.

       However, the trustee may refuse to follow any direction that:

•	conflicts with any law or the New Indenture;

•	the trustee determines may be unduly prejudicial to the rights of the holders not joining in the direction; or

•	may expose the trustee to personal liability.

       Apogent will be required to furnish annually to the trustee a statement as to the fulfillment of Apogent’s obligations under the New Indenture.

Consolidation, Merger or Assumption

       Apogent may, without the consent of the holders of the New Floating Rate Debentures, consolidate with, merge into or convey, transfer or lease all or substantially all of its assets as an entirety to any other corporation organized under the laws of the United States or any State thereof or the District of Columbia provided that:

•	the surviving corporation assumes all Apogent’s obligations under the New Indenture; and

•	immediately after giving effect to such transaction, no event of default, and no event which, after notice or lapse of time, would become an event of default, shall have happened and be continuing; and

•	Apogent shall have delivered to the trustee an officers’ certificate and an opinion of counsel stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the conditions stated in this paragraph.

       There will be no restrictions on Fisher’s ability to consolidate, merge or sell its assets.

Modifications, Amendments and Meetings

Changes Requiring Approval of Each Affected Holder

       The New Indenture (including the terms and conditions of the New Floating Rate Debentures) may not be modified or amended, without the written consent or the affirmative vote of the holder of each New Floating Rate Debentures affected by such change, to, among other things:

•	change the maturity of the principal of or any installment of interest (including contingent interest) on any New Floating Rate Debentures;

•	reduce the principal amount, the redemption price, or the repurchase price (including the change of control repurchase price) of, or accrued interest (including accrued contingent interest) on, any New Floating Rate Debentures;

•	impair or adversely affect the conversion rights of any holder of the Floating Rate Debentures;

•	impair or adversely affect the rights of any holder of New Floating Rate Debentures with respect to any guarantees (including the future guarantee by Fisher);

•	change the currency of payment of such New Floating Rate Debentures or interest thereon from U.S. dollars;

•	alter the manner of calculation or rate of accrual of interest or contingent interest on any New Floating Rate Debentures or extend the time for payment of any such amounts;

•	impair or adversely affect the right of any holder to institute suit for the enforcement of any payment on or with respect to any New Floating Rate Debentures;

•	modify Apogent’s obligations to maintain an office or agency in New York City;

•	impair or adversely affect the repurchase option of holders or the conversion rights of holders of New Floating Rate Debentures;

•	modify the redemption provisions of the New Indenture in a manner adverse to the holders of New Floating Rate Debentures;

•	reduce the percentage in aggregate principal amount of the New Floating Rate Debentures outstanding necessary to modify or amend the New Indenture or to waive any past default; or

•	reduce the percentage in aggregate principal amount of the New Floating Rate Debentures outstanding required for the adoption of a resolution or the quorum required at any meeting of the holders of the New Floating Rate Debentures at which a resolution is adopted.

Changes Requiring Majority Approval

       Except for modifications and amendments set forth in the preceding paragraph that require the written consent or the affirmative vote of the holder of each New Floating Rate Debentures affected and except for the modifications and amendments set forth in the succeeding paragraph that may be made without the consent of the holder of any New Floating Rate Debentures, the New Indenture (including the terms and conditions of the New Floating Rate Debentures) may be modified or amended either:

•	with the written consent of the holders of at least a majority in aggregate principal amount of the New Floating Rate Debentures at the time outstanding; or

•	by the adoption of a resolution at a meeting of holders at which a quorum is present by at least a majority in aggregate principal amount of the New Floating Rate Debentures represented at such meeting.

Changes Requiring No Approval

       The New Indenture (including the terms and conditions of the New Floating Rate Debentures) may be modified or amended by Apogent and the trustee, without the consent of the holder of any New Floating Rate Debentures, for the purposes of, among other things:

•	adding to Apogent’s covenants or those of the guarantors for the benefit of the holders of the New Floating Rate Debentures;

•	surrendering any right or power conferred upon Apogent or the guarantors;

•	providing for conversion rights of the holders of the New Floating Rate Debentures if any reclassification or change of Fisher common stock or any consolidation, merger or sale of all or substantially all of Fisher’s assets occurs;

•	providing for the assumption of Apogent’s obligations to the holders of the New Floating Rate Debentures in the case of a merger, consolidation, conveyance, transfer or lease;

•	reducing the conversion price, provided that the reduction will not adversely affect the interests of the holders of the New Floating Rate Debentures (after taking into account tax and other consequences of such reduction);

•	complying with the requirements of the SEC in order to effect or maintain the qualification of the New Indenture under the Trust Indenture Act of 1939, as amended;

•	curing any ambiguity or correcting or supplementing any defective or inconsistent provision contained in the New Indenture; provided that such modification or amendment does not, in the good faith opinion of Apogent’s board of directors and the trustee, adversely affect the interests of the holders of the New Floating Rate Debentures in any material respect;

•	adding guarantees with respect to the New Floating Rate Debentures; or

•	adding or modifying any other provisions with respect to matters or questions arising under the New Indenture which Apogent and the trustee may deem necessary or desirable and which will not adversely affect the interests of the holders of the New Floating Rate Debentures.

Meetings; Quorum

       The New Indenture contains provisions for convening meetings of the holders of the New Floating Rate Debentures to consider matters affecting their interests. The quorum at any meeting called to adopt a resolution will be persons holding or representing a majority in aggregate principal amount of the New Floating Rate Debentures at the time outstanding and, at any reconvened meeting adjourned for lack of a quorum, 25% of the aggregate principal amount.

Satisfaction and Discharge

       Apogent and Fisher may satisfy and discharge their obligations under the New Indenture while New Floating Rate Debentures remain outstanding, subject to certain conditions, if:

•	all outstanding New Floating Rate Debentures have become due and payable at their scheduled maturity; or

•	all outstanding New Floating Rate Debentures have been redeemed,

and, in either case, Apogent has deposited with the trustee cash, or in the event of conversions, shares of Fisher common stock and/or cash, sufficient to pay all amounts and to deliver all Fisher common stock due and payable in respect of all outstanding New Floating Rate Debentures on the date of their maturity or the date of redemption.

Governing Law

       The New Indenture and the New Floating Rate Debentures will be governed by, and will be construed in accordance with, the law of the State of New York.

Information Concerning the Trustee

       The Bank of New York, as trustee under the New Indenture, will be appointed by Apogent as paying agent, conversion agent, registrar and custodian with regard to the New Floating Rate Debentures. The trustee or its affiliates may from time to time in the future provide banking and other services to Apogent in the ordinary course of their business.

Information Concerning the Transfer Agent and Registrar for Fisher Common Stock

       Mellon Investor Services LLC is the transfer agent and registrar for Fisher common stock.

Calculations in Respect of New Floating Rate Debentures

       Apogent will be responsible for making certain of the calculations called for under the New Floating Rate Debentures. These calculations include, but are not limited to, determination of the trading prices of the New Floating Rate Debentures and of Fisher common stock and amounts of contingent interest payments, if any, payable on the New Floating Rate Debentures. Apogent will make all these calculations in good faith and, absent manifest error, its calculations will be final and binding on the holders of the New Floating Rate Debentures. Apogent will provide a schedule of its calculations to the trustee, and the trustee is entitled to rely conclusively on the accuracy of Apogent’s calculations without independent verification.

Form, Denomination and Registration

       Denomination and Registration. The New Floating Rate Debentures will be issued in fully registered form, without coupons, in denominations of $1,000 principal amount and whole multiples of $1,000.

       Global Securities; Book-Entry Form. Except as provided below, the New Floating Rate Debentures will be evidenced by one or more global securities deposited with the trustee as custodian for DTC, and registered in the name of Cede & Co. as DTC’s nominee.

       Record ownership of the global securities may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee, except as set forth below. A holder may hold its interests in the global New Floating Rate Debentures directly through DTC if the holder is a participant in DTC, or indirectly through organizations which are direct DTC participants if such holder is not a participant in DTC. Transfers between direct DTC participants will be effected in the ordinary way in accordance with DTC’s rules and will be settled in same-day funds. Holders may also beneficially own interests in the global New Floating Rate Debentures held by DTC through certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a direct DTC participant, either directly or indirectly.

       So long as Cede & Co., as nominee of DTC, is the registered owner of the global securities, Cede & Co. for all purposes will be considered the sole holder of the global securities. Except as provided below, owners of beneficial interests in the global securities:

•	will not be entitled to have certificates registered in their names;

•	will not receive or be entitled to receive physical delivery of certificates in definitive form; and

•	will not be considered holders of the global securities.

       The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability of an owner of a beneficial interest in a global New Floating Rate Debentures to transfer the beneficial interest in the global New Floating Rate Debentures to such persons may be limited.

       Apogent will wire, through the facilities of the trustee, payments of principal and interest payments on the global securities to Cede & Co., the nominee of DTC, as the registered owner of the global securities. None of Apogent, the trustee and any paying agent will have any responsibility or be liable for paying amounts due on the global securities to owners of beneficial interests in the global securities.

       It is DTC’s current practice, upon receipt of any payment of principal of and interest on the global securities, to credit participants’ accounts on the payment date in amounts proportionate to their respective beneficial interests in the New Floating Rate Debentures represented by the global securities, as shown on the records of DTC, unless DTC believes that it will not receive payment on the payment date. Payments by DTC participants to owners of beneficial interests in the New Floating Rate Debentures represented by the global securities held through DTC participants will be the responsibility of DTC participants, as is now the case with securities held for the accounts of customers registered in “street name.”

       Because of time zone differences, the securities accounts of a Euroclear Bank, S.A./ N.V. (“Euroclear”) or Clearstream Bank, société anonyme (“Clearstream”) participant purchasing an interest in a global New Floating Rate Debentures from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear or Clearstream) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream as a result of sales of interests in a global New Floating Rate Debentures by or through a Euroclear or Clearstream participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

       If you would like to convert your New Floating Rate Debentures into Fisher common stock pursuant to the terms of the New Floating Rate Debentures, you should contact your broker or other direct or indirect DTC participant to obtain information on procedures, including proper forms and cut-off times, for submitting those requests.

       Because DTC can only act on behalf of DTC participants, who in turn act on behalf of indirect DTC participants and other banks, your ability to pledge your interest in the New Floating Rate Debentures represented by global securities to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate.

       None of Apogent, Fisher nor the trustee (nor any registrar, paying agent or conversion agent under the New Indenture) will have any responsibility for the performance by DTC or direct or indirect DTC participants of their obligations under the rules and procedures governing their operations. DTC has advised Apogent that it will take any action permitted to be taken by a holder of the New Floating Rate Debentures, including, without limitation, the presentation of the New Floating Rate Debentures for conversion as described below, only at the direction of one or more direct DTC participants to whose account with DTC interests in the global securities are credited and only for the principal amount of the New Floating Rate Debentures for which directions have been given.

       DTC has advised Apogent as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC was created to hold securities for DTC participants and to facilitate the clearance and settlement of securities transactions between DTC participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Certain DTC participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a participant, either directly or indirectly.

       Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global securities among DTC participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by Apogent within 90 days, Apogent will cause New Floating Rate Debentures to be issued in definitive form in exchange for the global securities. None of Apogent, the trustee or any of their respective agents will have any responsibility for the performance by DTC, direct or indirect DTC participants of their obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in global securities.

       According to DTC, the foregoing information with respect to DTC has been provided to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

       Definitive New Floating Rate Debentures. Definitive New Floating Rate Debentures will not be issued in exchange for New Floating Rate Debentures represented by global securities except as set forth below. If at any time, (1) DTC notifies Apogent in writing that it is no longer willing or able to continue to act as depositary for the global securities, or DTC ceases to be a “clearing agency” registered under the Exchange Act and a successor depositary for the global securities is not appointed by Apogent within 90 days of such notice or cessation; (2) Apogent, at its option, notifies the trustee in writing that Apogent has elected to cause the issuance of the definitive New Floating Rate Debentures in exchange for all or any part of the New Floating Rate Debentures represented by a global security or global securities; or (3) an Event of Default has occurred and is continuing and the registrar has received a request from DTC for the issuance of definitive New Floating Rate

Debentures in exchange for such global security or global securities, then DTC shall surrender such global security or global securities to the trustee for cancellation and Apogent will execute, and the trustee will authenticate and deliver in exchange for such global security or global securities, definitive New Floating Rate Debentures in an aggregate principal amount equal to the aggregate principal amount of such global security or global securities. Such definitive New Floating Rate Debentures will be registered in such names as DTC shall identify in writing as the beneficial owners of the New Floating Rate Debentures represented by such global security or global securities (or any nominee thereof).

DESCRIPTION OF FISHER CAPITAL STOCK

       The following is a summary of the material terms of Fisher’s capital stock. It is only a summary; therefore, it does not contain all of the information that may be important to you. Accordingly, you should read carefully the more detailed provisions of Fisher’s certificate of incorporation and Fisher’s bylaws, both of which are incorporated by reference and will be sent to the holders of the Old Floating Rate CODES upon request. See “Where You Can Find More Information” on page 93.

Authorized Capital Stock

       The authorized capital stock of Fisher consists of 500,000,000 shares of Fisher common stock and 15,000,000 shares of preferred stock, par value $0.01 per share. No shares of preferred stock are issued and outstanding.

Common Stock

       The shares of common stock of Fisher are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. Each holder of Fisher common stock is entitled to one vote for each share of Fisher common stock held of record on the applicable record date on all matters submitted to a vote of stockholders. Subject to the rights of the holders of any preferred stock that may be outstanding from time to time, the holders of shares of Fisher common stock are entitled to share equally, share for share, in any dividends or other distributions that may be declared by Fisher’s board of directors out of legally available funds. Fisher’s common stock is traded on the NYSE, under the symbol “FSH.”

COMPARATIVE STOCK PRICES AND DIVIDENDS

       The table below presents the NYSE closing market price for Fisher common stock, as reported on the NYSE Composite Transactions Tape, the NYSE closing market price for Apogent common stock, as reported on the NYSE Composite Transactions Tape, and the market value of a share of Apogent common stock on an equivalent per share basis. These prices are presented on July 9, 2004.

	Fisher	Apogent	Apogent Equivalent
	Common Stock	Common Stock	Per Share(1)

July 9, 2004	$55.29	$30.62	$30.96

(1)	The equivalent per share data for Apogent common stock has been determined by multiplying closing market price of a share of Fisher common stock on July 9, 2004 by the exchange ratio of .56.

Dividends

       Neither Apogent nor Fisher has paid a cash dividend on their respective common stock during the last five fiscal years. As of July 9, 2004, the number of outstanding shares of common stock of Fisher was 64,335,882. As of July 9, 2004, the number of outstanding shares of common stock of Apogent was 90,097,609.

Market Prices

       The following table sets forth the range of the reported high and low per share sales prices of shares of Fisher and Apogent common stock as shown on the NYSE, for the calendar quarters indicated.

Fisher

	High	Low

Year ended December 31, 2001:
First Quarter	$40.00	$31.52
Second Quarter	38.70	23.60
Third Quarter	28.45	21.00
Fourth Quarter	30.60	23.70
Year ended December 31, 2002:
First Quarter	$31.25	$25.26
Second Quarter	33.43	25.71
Third Quarter	31.90	22.85
Fourth Quarter	31.92	26.05
Year ended December 31, 2003:
First Quarter	$32.95	$26.70
Second Quarter	37.10	24.55
Third Quarter	41.25	33.40
Fourth Quarter	42.80	38.40
Year ending December 31, 2004:
First Quarter	$57.30	$39.27
Second Quarter	60.75	53.08

Apogent

	High	Low

Fiscal year ended September 30, 2001:
First Quarter	$29.12	$18.62
Second Quarter	22.05	17.88
Third Quarter	25.80	18.95
Fourth Quarter	25.40	21.35
Fiscal year ended September 30, 2002:
First Quarter	$26.52	$21.25
Second Quarter	26.50	21.80
Third Quarter	25.49	20.15
Fourth Quarter	21.27	16.87
Fiscal year ended September 30, 2003:
First Quarter	$21.24	$16.70
Second Quarter	21.40	14.45
Third Quarter	20.89	14.60
Fourth Quarter	22.51	19.79
Fiscal year ending September 30, 2004:
First Quarter	$23.60	$20.85
Second Quarter	31.23	22.65
Third Quarter	33.83	29.95

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

       In the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Fisher, the following is a discussion of the material United States federal income tax consequences of the exchange of Old Floating Rate CODES for New Floating Rate Debentures pursuant to the exchange offer (which we refer to as the “Exchange”), and the receipt of the consent fee, the exchange fee and the additional amounts to beneficial holders of Old Floating Rate CODES (which are referred to as “Holders”). This discussion is based upon existing United States federal income tax law, which is subject to change or differing interpretations, possibly with retroactive effect. This discussion does not discuss all aspects of United States federal income taxation that may be important to particular Holders in light of their individual circumstances, such as Holders subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, and tax-exempt organizations) or to Holders that hold their Old Floating Rate Codes or New Floating Rate Debentures as part of a straddle, hedge, conversion, constructive sale, or other integrated transaction for United States federal income tax purposes or Holders that are U.S. persons for United States federal income tax purposes that have a functional currency other than the United States dollar, all of whom may be subject to tax rules that differ significantly from those discussed below. In addition, this discussion does not discuss any foreign, state, or local tax considerations. This discussion assumes that Holders will hold their Old Floating Rate CODES or New Floating Rate Debentures as “capital assets” under the Internal Revenue Code of 1986, as amended (the “Code”).

       If a partnership (including any entity or arrangement treated as a partnership for United States federal income tax purposes) is a Holder, the treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A Holder that is a partnership and partners in such partnership should consult their tax advisors about the United States federal income tax consequences of the Exchange.

       HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF UNITED STATES FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Tax Consequences of the Exchange and the Payment of the Consent Fee, the Exchange Fee and the Additional Amounts

       Tax Consequences for Holders Participating in the Exchange. Generally, the exchange of an old debt instrument for a new debt instrument will result in an “exchange” for United States federal income tax purposes if, based on all of the facts and circumstances, the legal rights and obligations of the new debt instrument differ from those of the old debt instrument to a degree that is economically significant. Based on all of the facts and circumstances, the Exchange should not be treated as an “exchange” for United States federal income tax purposes because the legal rights and obligations of the New Floating Rate Debentures should not be considered to differ from the legal rights and obligations of the Old Floating Rate CODES to a degree that is economically significant. Rather, the New Floating Rate Debentures received by a Holder should be treated as a continuation of the Old Floating Rate CODES in the hands of a Holder. As a result, there should be no United States federal income tax consequences to Holders who participate in the Exchange, other than as described below with respect to the payment of the consent fee, the exchange fee and the additional amounts. Pursuant to the indentures relating to the Old Floating Rate CODES and the New Floating Rate Debentures, Holders have agreed to treat the Old Floating Rate CODES and the New Floating Rate Debentures as indebtedness that is subject to the Treasury regulations governing contingent payment debt instruments. Pursuant to such treatment, (i) a Holder generally should have the same tax consequences with respect to the New Floating Rate Debentures as would have arisen if such Holder continued to hold its Old Floating Rate CODES and (ii) gain recognized on the conversion of a New Floating Rate Debenture generally should be treated as ordinary interest income regardless of whether a Holder receives cash, Fisher common stock, or a combination of the two. In addition, an exchanging Holder of Old Floating Rate CODES should have the same tax basis and holding period in the New Floating Rate Debentures as such Holder had in the Old Floating Rate CODES immediately prior to the Exchange. Although the tax treatment is unclear under current law, Apogent intends to treat the payment of any consent fee and exchange fee as ordinary income to Holders participating in the exchange offer and to report such payments to Holders and the IRS for information purposes in accordance with such treatment.

       The payment of additional amounts in connection with a registration default should be treated as additional payments on the Old Floating Rate CODES. These additional payments generally should be treated as additional interest or, if a negative adjustment is properly treated as arising with respect to the Old Floating Rate CODES, should reduce the amount of the negative adjustment.

       Tax Consequences for Holders Not Participating in the Exchange. A Holder that does not participate in the Exchange should have no United States federal income tax consequences as a result of the Exchange, except as described above with respect to the payment of additional amounts in connection with a registration default.

United States Federal Withholding Tax

       Although the tax treatment of the payment of the exchange fee and the consent fee is unclear under current law, we intend to treat the payment of the exchange fee and the consent fee as taxable as ordinary income to Non-United States Holders participating in the Exchange and to report such payments to such Holders and the IRS for information purposes in accordance with such treatment. Accordingly, unless the payment of the exchange fee and the consent fee are received in connection with a trade or business that such Holder is conducting in the United States and the Holder provides the appropriate documentation (generally, an IRS Form W-8 ECI or applicable substitute form), we intend to withhold at a rate of 30% on the payment of the exchange fee and the consent fee to a Non-United States Holder (or lower rate if so specified by an applicable income tax treaty). As used herein, the term “Non-United States Holder” means any Holder that is not (i) a citizen or resident of the United States, (ii) a corporation or partnership (including any entity or arrangement treated as a corporation or partnership for United States federal income tax purposes) created or organized under the laws of the United States or any state (or the District of Columbia), (iii) an estate the income of which is subject to United States federal income taxation regardless of its source or (iv) a trust if a United States court is able to exercise primary supervision over the administration of the trust and one or more United States trustees or beneficiaries have the authority to control all substantial decisions of the trust. Non-United States Holders should consult their tax advisors regarding the availability of a refund of such withholding tax.

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

       The following unaudited pro forma combined financial statements have been prepared to give effect to the combination of Fisher and Apogent accounted for in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations,” which is referred to as SFAS 141. The merger consideration has been allocated on a preliminary basis to assets acquired and liabilities assumed based on information that was available to management at the time these pro forma financial statements were prepared. The adjustments to the unaudited pro forma combined financial statements are subject to change pending a final analysis of the total purchase price and the fair value of the assets acquired and liabilities assumed. The impact of these changes could be material.

       The unaudited pro forma combined balance sheet as of March 31, 2004 combines the historical consolidated balance sheets of Fisher and Apogent as of that date and gives effect to the merger as if it had occurred on March 31, 2004. Estimates of acquisition liabilities relating to the integration of Apogent and Fisher operations are not reflected in the unaudited pro forma combined balance sheet as the integration plans have not been finalized.

       The unaudited pro forma combined statements of operations for the three months ended March 31, 2004, and the year ended December 31, 2003 give pro forma effect to the merger as if the merger had occurred on the first day of the periods presented. The unaudited pro forma combined statement of operations for the three months ended March 31, 2004 combines the historical financial statements of Fisher and Apogent for the period and gives effect to the merger as if it occurred on the first day of the period presented. The unaudited pro forma combined statement of operations for the year ended December 31, 2003 combines the historical financial statements of Fisher for the year ended December 31, 2003 with the historical financial statements of Apogent for its fiscal year ended September 30, 2003, adjusted to include the three month period ended December 31, 2003 and exclude the three month period ended December 31, 2002. Potential cost savings from combining the operations have not been reflected in the unaudited pro forma combined statements of operations as there can be no assurance that any such cost savings will occur.

       The unaudited pro forma combined financial statements are based upon available information and upon certain estimates and assumptions that are believed to be reasonable. These estimates and assumptions are preliminary and have been made solely for the purposes of developing these pro forma combined financial statements. Unaudited pro forma combined financial statements are presented for illustrative purposes only and do not purport to be indicative of the results of operations or financial position of the combined company that would actually have been achieved had the transaction been completed for the period presented, or that may be obtained in the future. These unaudited pro forma combined financial statements are based upon the respective historical consolidated financial statements of Fisher and Apogent and notes thereto, which are incorporated into this prospectus by reference. The pro forma financial information should be read in conjunction with the audited and unaudited historical financial statements of Fisher and Apogent and related notes thereto previously reported on Forms 10-K and Forms 10-Q. See “Where You Can Find More Information” beginning on page 93.

FISHER SCIENTIFIC INTERNATIONAL INC.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

As of March 31, 2004
(In millions)

	Fisher	Apogent
	As of	As of
	March 31,	March 31,	Pro Forma		Pro Forma
	2004	2004	Adjustments		Combined

ASSETS
Current Assets:
Cash and cash equivalents	$56.4	$43.8	$—		$100.2
Marketable securities, available for sale	—	12.7	—		12.7
Accounts receivable	490.3	185.8	(26.4	)(e)	649.7
Inventories	377.3	217.2	100.0	(a)	694.5
Other current assets	148.7	35.5	—		184.2

Total current assets	1,072.7	495.0	73.6		1,641.3
Property, plant and equipment	470.2	275.0	—		745.2
Goodwill	1,262.8	1,022.6	1,454.1	(a)	3,739.5
Intangible assets	287.6	182.6	511.4	(a)	981.6
Other assets	168.3	40.1	—		208.4

Total assets	$3,261.6	$2,015.3	$2,039.1		$7,316.0

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$9.2	$13.7	$—		$22.9
Accounts payable	414.9	48.1	(26.4	)(e)	436.6
Accrued and other current liabilities	280.3	123.0	45.0	(d)	448.3

Total current liabilities	704.4	184.8	18.6		907.8
Long-term debt	1,634.2	912.5	—		2,546.7
Other liabilities	295.6	177.4	—		473.0

Total liabilities	2,634.2	1,274.7	18.6		3,927.5

Stockholders’ equity:
Common stock	0.6	1.1	(0.6	)(b,c)	1.1
Capital in excess of par value	993.7	281.1	2,479.5	(b,c)	3,754.3
Retained earnings (accumulated deficit)	(391.9)	799.7	(799.7	)(c)	(391.9)
Accumulated other comprehensive income	28.2	16.4	(16.4	)(c)	28.2
Deferred compensation	—	(5.5)	5.5	(c)	—
Treasury stock, at cost	(3.2)	(352.2)	352.2	(c)	(3.2)

Total stockholders’ equity	627.4	740.6	2,020.5		3,388.5

Total liabilities and stockholders’ equity	$3,261.6	$2,015.3	$2,039.1		$7,316.0

See accompanying notes to unaudited pro forma combined financial statements.

FISHER SCIENTIFIC INTERNATIONAL INC.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

For the Three Months Ended March 31, 2004
(In millions, except per share data)

	Historical

	Fisher	Apogent
	Three Months	Three Months
	Ended	Ended
	March 31,	March 31,	Pro Forma		Pro Forma
	2004	2004	Adjustments		Combined

Sales	$1,011.0	$298.0	$(42.4	)(f)	$1,266.6
Cost of sales	735.2	155.7	(42.4	)(f)	848.5
Selling, general and administrative expense	207.5	79.8	3.1	(g)	290.4

Income from operations	68.3	62.5	(3.1)		127.7
Interest expense	22.0	7.0	—		29.0
Other expense, net	(0.7)	1.6	—		0.9

Income from continuing operations before income taxes	47.0	53.9	(3.1)		97.8
Income tax provision	12.4	19.8	(1.1	)(h)	31.1

Income from continuing operations	$34.6	$34.1	$(2.0)		$66.7

Income per common share from continuing operations:
Basic	$0.54	$0.39			$0.59

Diluted	$0.51	$0.38			$0.55

Weighted average common shares outstanding:
Basic	63.6	88.4			113.9

Diluted	68.2	90.6			120.5

See accompanying notes to unaudited pro forma combined financial statements.

FISHER SCIENTIFIC INTERNATIONAL INC.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2003
(In millions, except per share data)

	Historical
				Apogent
	Fisher	Apogent		Twelve
	Year Ended	Year Ended		Months Ended
	December 31,	September 30,		December 31,	Pro Forma		Pro Forma
	2003	2003	(i)	2003	Adjustments		Combined

Sales	$3,564.4	$1,097.5	$20.8	$1,118.3	$(163.0	)(f)	$4,519.7
Cost of sales	2,624.9	579.0	15.1	594.1	(163.0	)(f)	3,056.0
Selling, general and administrative expense	680.9	284.4	7.5	291.9	12.3	(g)	985.1

Income from operations	258.6	234.1	(1.8)	232.3	(12.3)		478.6
Interest expense	84.8	46.2	(1.6)	44.6	—		129.4
Other expense, net	77.7	65.7	0.7	66.4	—		144.1

Income from continuing operations before income taxes	96.1	122.2	(0.9)	121.3	(12.3)		205.1
Income tax provision	17.7	39.8	(0.6)	39.2	(4.3	)(h)	52.6

Income from continuing operations	78.4	82.4	(0.3)	82.1	(8.0)		152.5

Income per common share from continuing operations:
Basic	$1.38	$0.82					$1.43

Diluted	$1.29	$0.81					$1.35

Weighted average common shares outstanding:
Basic	56.9	100.4					106.8

Diluted	60.6	101.2					112.7

See accompanying notes to unaudited pro forma combined financial statements.

NOTES TO THE PRO FORMA COMBINED FINANCIAL STATEMENTS

Note 1	— Basis of Presentation

       The unaudited pro forma combined financial statements presented include the reported results for Fisher as reported in its Form 10-Q for the three months ended March 31, 2004 and Form 10-K for the year ended December 31, 2003, as amended. The unaudited pro forma combined financial statements also include the reported results for Apogent as reported in its Form 10-K or Form 10-Q, as applicable, for the periods presented.

       On March 17, 2004, the companies announced that the boards of directors of Fisher and Apogent unanimously approved a definitive merger agreement to combine the two companies. Under the terms of the merger agreement, Apogent stockholders will receive .56 shares of Fisher common stock for each share of Apogent common stock. The merger is subject to approval by the stockholders of both Fisher and Apogent, as well as customary regulatory approvals, and there can be no assurance that the transaction will be consummated.

       The unaudited pro forma combined balance sheet as of March 31, 2004 combines the historical consolidated balance sheet of Fisher and Apogent as of that date and gives effect to the merger as if it had occurred on March 31, 2004.

       The unaudited pro forma combined statement of operations for the three months ended March 31, 2004 gives pro forma effect to the merger as if it occurred on the first day of the period presented, and combines the historical financial statements of Fisher and Apogent for the period. The unaudited pro forma combined statement of operations for the year ended December 31, 2003 gives pro forma effect to the merger as if the merger had occurred on the first day of the period presented. The unaudited pro forma combined statement of operations for the year ended December 31, 2003 combines the historical financial statements of Fisher for the year ended December 31, 2003 with the historical financial statements of Apogent for its fiscal year ended September 30, 2003, adjusted to include the three-month period ended December 31, 2003 and exclude the three-month period ended December 31, 2002.

       The unaudited pro forma combined financial statements presented include certain pro forma adjustments as discussed in Note 2 — Unaudited Pro Forma Adjustments. The unaudited pro forma combined financial statements do not purport to be indicative of the results of operations or financial position of the combined company that would actually have been achieved had the transaction been completed for the period presented, or that may be obtained in the future. The unaudited pro forma financial information should be read in conjunction with the audited and unaudited historical financial statements of Fisher and Apogent referred to above.

NOTES TO THE PRO FORMA COMBINED FINANCIAL STATEMENTS — (Continued)

Note 2	— Unaudited Pro Forma Adjustments

Unaudited Pro Forma Combined Balance Sheet

(a)	Represents the purchase by Fisher of the outstanding shares of Apogent common stock and the initial allocation of the consideration paid. The allocation of purchase price in accordance with SFAS 141 has been made based upon management estimates and third party valuations that have not been finalized. Accordingly, the allocation of purchase price is preliminary and revisions may be made:

Aggregate value of stock consideration(1)	$2,632.5
Value of Apogent stock options to be assumed by Fisher(2)	128.6
Other consideration and costs(3)	45.0

Aggregate consideration	2,806.1
Book value of net tangible assets acquired	740.6
Indefinite-lived intangible assets acquired(4)	360.0
Amortizable intangible assets acquired(5)	151.4
Inventories(6)	100.0

Allocation of excess purchase price over identifiable net assets acquired (goodwill)	$1,454.1

(1)	Represents the value of 50.3 million shares of Fisher common stock, $0.01 par value, issuable for the acquisition of the approximately 89.8 million shares of Apogent common stock assumed to be outstanding on May 14, 2004. The price per share of Fisher stock of $52.32 was based upon the closing price on March 16, 2004.

(2)	Represents the estimated fair value, based upon a Black-Scholes valuation, of Fisher’s stock options issuable for the conversion of approximately 11.9 million of Apogent stock options assumed to be outstanding on May 14, 2004. The estimated fair value was calculated using a price of $52.32 for the Fisher common stock.

(3)	Represents the estimated amount to be paid for transaction costs incurred as a direct result of the merger.

(4)	Represents the allocation of consideration for the estimated fair value for indefinite-lived intangible assets.

(5)	Represents the allocation of consideration in excess of book value for the estimated fair value for identified amortizable intangible assets.

(6)	Represents the allocation of consideration in excess of book value for the fair value of inventories.

(b)	Represents the value of 50.3 million shares of Fisher common stock, $0.01 par value, issuable for the acquisition of the approximately 89.8 million shares of Apogent common stock assumed to be outstanding on May 14, 2004. The price per share of Fisher stock of $52.32 was based upon the closing price on March 16, 2004.

(c)	Represents the elimination of Apogent common stock, capital in excess of par value, retained earnings, treasury stock and accumulated other comprehensive income.

(d)	Represents the estimated amount to be paid for transaction costs incurred as a direct result of the merger.

(e)	Represents an adjustment to eliminate accounts receivable and accounts payable between Fisher and Apogent at March 31, 2004.

NOTES TO THE PRO FORMA COMBINED FINANCIAL STATEMENTS — (Continued)

Unaudited Pro Forma Combined Statement of Operations

(f)	Represents the elimination of sales and cost of sales for transactions between Fisher and Apogent for the periods presented, and assumes all inventories have been sold by Fisher.

(g)	Represents an adjustment to amortize identifiable intangible assets with finite useful lives over a weighted-average period of 12 years. Goodwill and intangible assets with indefinite lives related to this transaction have been accounted for in accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” which is referred to as SFAS 142. SFAS 142 provides for the nonamortization of goodwill and indefinite lived intangible assets. Accordingly, the unaudited pro forma adjustments do not include amortization of goodwill and indefinite lived intangible assets.

(h)	Represents an adjustment to tax effect the pro forma adjustments at an assumed tax rate of 35%.

(i)	Represents an adjustment to modify Apogent’s fiscal year end of September 30, 2003 to a calendar year end of December 31, 2003. The adjustment includes the three-month period ended December 31, 2003 and excludes the three-month period ended December 31, 2002 as reported in Apogent’s Form 10-Q for the periods presented.

	Three Months Ended December 31,

	2003	2002

Sales	$278.6	$257.8	$20.8
Cost of sales	148.1	133.0	15.1
Selling, general and administrative expense	76.1	68.6	7.5

Income from operations	54.4	56.2	(1.8)
Interest expense	8.8	10.4	(1.6)
Other expense, net	1.1	0.4	0.7

Income from continuing operations before income taxes	44.5	45.4	(0.9)
Income tax provision	16.0	16.6	(0.6)

Income from continuing operations	28.5	28.8	(0.3)

Note 3	— Unaudited Pro Forma Income Per Share From Continuing Operations

       Unaudited pro forma income per common share from continuing operations is computed in accordance with Statement of Financial Accounting Standards No. 128, “Earnings Per Share.” Unaudited pro forma basic income per share from continuing operations is computed by dividing pro forma income from continuing operations by the assumed weighted average number of shares of common stock outstanding as if the merger occurred on the first day of the period presented. Unaudited pro forma diluted income per share from continuing operations is computed by dividing pro forma income from continuing operations by the assumed weighted average number of shares of common stock outstanding as if the merger occurred on the first day of the period presented, including assumed potential common shares from conversion of stock options using the treasury stock method, if dilutive.

NOTES TO THE PRO FORMA COMBINED FINANCIAL STATEMENTS — (Continued)

       The following table sets forth unaudited pro forma basic and diluted income per share from continuing operations computational data for the periods presented (in millions, except per share amounts):

		Pro Forma
	Pro Forma	Year Ended
	Three Months Ended	December 31,
	March 31, 2004	2003

Unaudited pro forma income from continuing operations	$66.7	$152.5

Weighted average shares of common stock outstanding used in the computation of basic earnings per share	113.9	106.8
Common stock equivalents	6.6	5.9

Shares used in the computation of diluted earnings per share	120.5	112.7

Unaudited pro forma basic income per share from continuing operations	$0.59	$1.43

Unaudited pro forma diluted income per share from continuing operations	$0.55	$1.35

       The unaudited pro forma diluted net income per common share from continuing operations does not give effect to 11.3 million shares of Fisher common stock, which would be issuable if Apogent’s convertible debt securities are converted.

       The unaudited pro forma basic and diluted income per share from continuing operations does not purport to be indicative of the combined company’s basic and diluted earnings per share that would have been achieved had the transaction been completed for the period presented, or that may be obtained in the future.

LEGAL MATTERS

       Certain legal matters with respect to the validity of the issuance of the New Floating Rate Debentures will be passed upon for Apogent by Quarles & Brady LLP, Milwaukee, Wisconsin. Certain legal matters with respect to the validity of the issuance of the guarantee of the New Floating Rate Debentures by Fisher and the Fisher common stock issuable upon conversion of the New Floating Rate Debentures will be passed upon for Fisher by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Certain legal matters with respect to certain federal income tax matters will be passed upon by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

EXPERTS

       The consolidated financial statements and the related financial statement schedule of Apogent Technologies Inc. as of September 30, 2003 and 2002 and for the three years in the period ended September 30, 2003, incorporated by reference in this prospectus, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon authority of said firm as experts in accounting and auditing. Their reports refer to the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.”

       The financial statements and the related financial statement schedule incorporated by reference in this prospectus from Fisher Scientific International Inc.’s Annual Report on Form 10-K for the year ended December 31, 2003 have been audited by Deloitte & Touche LLP, independent registered public accounting firm, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in the method of accounting for goodwill and intangible assets in 2002), and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

       Apogent and Fisher are currently subject to the informational requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act. In accordance with the Exchange Act, Apogent and Fisher file reports and other information with the Securities and Exchange Commission, or the SEC. Such reports and other information can be read and copies obtained at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC maintains an internet site at http://www.sec.gov that contains reports and information statements and other information regarding issuers that file electronically with the SEC, including Apogent and Fisher.

       Apogent and Fisher have filed with the SEC a registration statement on Form S-4 under the Securities Act of 1933, as amended, or the Securities Act, with respect to Apogent’s offering of the New Floating Rate Debentures. This prospectus does not contain all of the information in the registration statement. You will find additional information about Apogent and Fisher and the New Floating Rate Debentures in the registration statement. Any statements made in this prospectus concerning the provisions of legal documents are not necessarily complete and you should read the documents which are filed as exhibits to the registration statement or otherwise filed with the SEC.

INCORPORATION OF DOCUMENTS BY REFERENCE

       This prospectus incorporates documents, including important business and financial information, by reference that are not part of this prospectus or delivered with this prospectus. This means that Apogent and Fisher are disclosing important information to you by referring you to those documents. You should be aware that information in a document incorporated by reference may have been modified or superseded by information that is included in other documents that were filed at a later date and which are also incorporated by reference or included in this prospectus.

       Apogent has filed the following documents with the SEC and they are incorporated herein by reference:

•	Annual Report on Form 10-K for the fiscal year ended September 30, 2003;

•	Quarterly Reports on Form 10-Q for the quarterly periods ended December 31, 2003 and March 31, 2004; and

•	Current Reports on Form 8-K, filed on October 16, 2003, December 11, 2003, December 12, 2003, December 31, 2003, March 17, 2004, April 19, 2004, June 1, 2004, June 14, 2004, June 16, 2004, June 18, 2004, June 24, 2004, and July 2, 2004 and an amendment filed on October 24, 2003 to a Current Report on Form 8-K, dated May 13, 2003.

       Fisher has filed the following documents with the SEC and they are incorporated herein by reference:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2003, as amended by the Annual Report on Form 10-K/A, filed on May 13, 2004;

•	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2004;

•	Current Reports on Form 8-K, filed on January 13, 2004, January 20, 2004, February 4, 2004, February 5, 2004, February 11, 2004, March 5, 2004, March 17, 2004 and April 16, 2004;

•	The information contained under Item 5 of the Current Report on Form 8-K filed on April 29, 2004;

•	The section of the joint proxy statement/prospectus included in the Registration Statement on Form S-4 of Fisher Scientific International Inc. (No. 333-114548), as filed with the SEC on May 21, 2004 entitled “The Merger — Interests of Apogent Directors and Officers in the Merger;” and

•	The description of the common stock of Fisher Scientific International Inc. contained in the Registration Statement on Form 8-A filed on November 7, 1991 and any amendment or report filed with the SEC for the purpose of updating such description.

       All documents and reports filed by Apogent and Fisher with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offering of the New Floating Rate Debentures shall be deemed incorporated herein by reference and shall be deemed to be a part hereof from the date of filing of such documents and reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document or report that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

       Apogent and Fisher will provide without charge, upon written or oral request, to each person to whom a copy of this prospectus is delivered, a copy of any of the documents of Apogent and Fisher (other than exhibits to such documents unless such exhibits are specifically incorporated by reference) incorporated by reference herein.

Apogent Technologies Inc.

Offer to Exchange

Floating Rate Senior Convertible Contingent Debt Securities (CODES) due 2033 for Floating Rate Convertible Senior Debentures due 2033

and

Solicitation of Consents

to the Proposed Amendment to the Registration Rights Agreement relating to the Floating Rate Senior Convertible Contingent Debt Securities due 2033

The exchange agent for this exchange offer and consent solicitation is:

The Bank of New York

The information agent for this exchange offer and consent solicitation is:

Innisfree M&A Incorporated

The dealer-manager for this exchange offer and consent solicitation is:

Goldman, Sachs & Co.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.     Indemnification of Directors and Officers

Apogent

       Wisconsin Law. Apogent Technologies Inc. is incorporated under the Wisconsin Business Corporation Law (the “WBCL”).

       Under Section 180.0851(1) of the WBCL, Apogent is required to indemnify a director or officer, to the extent such person is successful on the merits or otherwise in the defense of a proceeding, for all reasonable expenses incurred in the proceeding if such person was a party because he or she was a director or officer of Apogent Technologies Inc. In all other cases, Apogent is required by Section 180.0851(2) to indemnify a director or officer against liability incurred in a proceeding to which such person was a party because he or she was a director or officer of Apogent, unless it is determined that he or she breached or failed to perform a duty owed to Apogent and the breach or failure to perform constitutes:

•	a willful failure to deal fairly with Apogent or its stockholders in connection with a matter in which the director or officer has a material conflict of interest;

•	a violation of criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful;

•	a transaction from which the director or officer derived an improper personal profit; or

•	willful misconduct.

       Section 180.0858(1) provides that, subject to certain limitations, the mandatory indemnification provisions do not preclude any additional right to indemnification or allowance of expenses that a director or officer may have under Apogent’s articles of incorporation, bylaws, any written agreement or a resolution of the board of directors or stockholders.

       Section 180.0859 of the WBCL provides that it is the public policy of the State of Wisconsin to require or permit indemnification, allowance of expenses and insurance to the extent required or permitted under Sections 180.0850 to 180.0858 of the WBCL, for any liability incurred in connection with a proceeding involving a federal or state statute, rule or regulation regulating the offer, sale or purchase of securities.

       Section 180.0828 of the WBCL provides that, with certain exceptions, a director is not liable to a corporation, its stockholders, or any person asserting rights on behalf of the corporation or its stockholders, for damages, settlements, fees, fines, penalties or other monetary liabilities arising from a breach of, or failure to perform, any duty resulting solely from his or her status as a director, unless the person asserting liability proves that the breach or failure to perform constitutes any of the four exceptions to mandatory indemnification under Section 180.0851(2) referred to above.

       Under Section 180.0833 of the WBCL, directors of Apogent against whom claims are asserted with respect to the declaration of improper dividends or distributions to stockholders or certain other improper acts which they approved are entitled to contribution from other directors who approved such actions and from stockholders who knowingly accepted an improper dividend or distribution, as provided therein.

       Bylaws. Article VIII of Apogent’s bylaws contains provisions that generally parallel the indemnification provisions of the WBCL and cover certain procedural matters not dealt with in the WBCL. Furthermore, certain officers of Apogent are also officers of subsidiaries of Apogent and, as a result, such officers may be entitled to indemnification pursuant to provisions of such subsidiaries’ governing corporate laws, articles of incorporation and bylaws. Apogent has also executed an indemnity agreement with each of its directors and certain of its officers which provides certain indemnity rights to such individuals.

       Insurance. Directors and officers of Apogent are covered by directors’ and officers’ liability insurance under which they are insured (subject to certain exceptions and limitations specified in the policy) against expenses and liabilities arising out of proceedings to which they are parties by reason of being or having been directors or officers, including liabilities under the Securities Act of 1933.

Fisher

       The following summary is qualified in its entirety by reference to the complete copy of the Delaware General Corporation Law and Fisher’s Restated Certificate of Incorporation, as amended through June 6, 2001.

       Section 145 of the Delaware General Corporation Law generally provides that all directors and officers (as well as other employees and individuals) may be indemnified (must be indemnified, in the case of a successful defense) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with certain specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation, or a derivative action), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification extends only to expenses (including attorneys’ fees) incurred in connection with defense or settlement of an action, and the Delaware General Corporation Law requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. Section 145 of the Delaware General Corporation Law also provides that the rights conferred thereby are not exclusive of any other right to which any person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, and permits a corporation to advance expenses to or on behalf of a person entitled to be indemnified upon receipt of an undertaking to repay the amounts advanced if it is determined that the person is not entitled to be indemnified.

       As permitted by Section 102(b)(7) of the Delaware General Corporation Law, the Restated Certificate of Incorporation of Fisher, as amended through June 6, 2001, provides that no director shall be personally liable to Fisher or its stockholders for monetary damages for breach of fiduciary duty as a director other than (i) for any breach of the director’s duty of loyalty to Fisher and its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, and (iv) for any transaction from which the director derived an improper personal benefit.

Item 21.     Exhibits and Financial Statement Schedules

       (a) Exhibits:

Exhibit
No.	Description

2.1	Agreement and Plan of Merger by and among Fisher Scientific International Inc., Fox Merger Corporation and Apogent Technologies Inc., dated as of March 17, 2004, as amended on April 16, 2004. Incorporated herein by reference to Exhibit 2.1 to Apogent Technologies Inc.’s Current Report on Form 8-K dated April 16, 2004.
4.1	Form of Indenture for Floating Rate Convertible Senior Debentures due 2033 by and among Apogent Technologies Inc., Fisher Scientific International Inc. and The Bank of New York.

Exhibit
No.	Description

4.2	Form of Certificate of Floating Rate Convertible Senior Debentures due 2033 (included in Exhibit A to the form of Indenture, filed as Exhibit 4.1 hereto).
4.3	Form of Guarantee by Fisher Scientific International Inc. (included in Exhibit A to the form of Indenture, filed as Exhibit 4.1 hereto).
4.4	Specimen certificate evidencing Fisher common stock. Incorporated herein by reference to Exhibit 4.1 to Fisher Scientific International Inc.’s Annual Report on Form 10-K for the year ended 1998 (SEC File No. 001-10920).
5.1	Opinion of Quarles & Brady LLP regarding the legality of the securities being registered hereby.*
5.2	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding the legality of the securities being registered hereby.*
8.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding certain tax matters.*
12.1	Statement regarding the computation of ratio of earnings to fixed charges for Apogent Technologies Inc.**
12.2	Statement regarding the computation of ratio of earnings to fixed charges for Fisher Scientific International, Inc.**
23.1	Consent of KPMG LLP.
23.2	Consent of Deloitte & Touche LLP.
23.3	Consent of Quarles & Brady LLP (included in Exhibit 5.1).*
23.4	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.2).*
23.5	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 8.1).*
24.1	Powers of Attorney (included in the signature pages hereto).**
25.1	Statement of Eligibility and Qualification on Form T-1 of Bank of New York, as trustee under the Indenture relating to Apogent Technologies Inc.’s Floating Rate Convertible Senior Debentures due 2033.**
99.1	Form of Amended Letter of Transmittal and Consent.
99.2	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.
99.3	Form of Letter to Clients.
99.4	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.**

*	To be filed by amendment.

**	Previously filed.

Item 22.     Undertakings

       (a) The undersigned registrants hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       (b) Each of the undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrants’ annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (c) Each of the undersigned Registrants hereby undertakes:

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

       (d) Each of the undersigned Registrants hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated by first class mail or equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

       (e) Each of the undersigned Registrants hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portsmouth, State of New Hampshire, on July 13, 2004.

APOGENT TECHNOLOGIES INC.

By:	/s/ MICHAEL K. BRESSON

Name: Michael K. Bresson

Title:	Executive Vice President, General Counsel and Secretary

       Pursuant to the requirements of the Securities Act of 1933, this amendment to this registration statement has been signed by the following persons in the capacities and on the date indicated.*

Signature	Title

* Frank H. Jellinek, Jr.	President and Chief Executive Officer and Director (principal executive officer of the registrant)

* Dennis Brown	Chief Financial Officer and Treasurer (principal financial officer and principal accounting officer of the registrant)

* William H. Binnie	Director

* Don H. Davis, Jr.	Director

* Christopher L. Doerr	Director

* Stephen R. Hardis	Director

* R. Jeffrey Harris	Director

* Mary G. Puma	Director

* Simon B. Rich	Director

Signature	Title

* Joe L. Roby	Director

* Richard W. Vieser	Director

* Kenneth F. Yontz	Director

*By: /s/ MICHAEL K. BRESSON Michael K. Bresson Attorney-in-Fact July 13, 2004

SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hampton, State of New Hampshire, on July 13, 2004.

FISHER SCIENTIFIC INTERNATIONAL INC.

By:	/s/ TODD M. DUCHENE

Name: Todd M. DuChene

Title: Secretary

       Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title

* Paul M. Montrone	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)

* Paul M. Meister	Vice Chairman of the Board

* Kevin P. Clark	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

* W. Clayton Stephens	Director

* Michael D. Dingman	Director

* Anthony J. DiNovi	Director

* Charles A. Sanders	Director

* Scott M. Sperling	Director
*By: /s/ TODD M. DUCHENE Todd M. DuChene Attorney-in-Fact July 13, 2004